Use these links to rapidly review the document
TABLE OF CONTENTS

As Filed with the Securities and Exchange Commission on August 3, 2006

Registration Statement No. 333-136040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dave & Buster's, Inc.
(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	43-1532756 (I.R.S. Employer Identification No.)
2481 Mañana Drive Dallas, TX 75220 (214) 357-9588 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
*For additional registrants, please see "Table of Additional Registrants" on the following page.

Jay L. Tobin
Senior Vice President and General Counsel
Dave & Buster's, Inc.
2481 Mañana Drive
Dallas, TX 75220
(214) 357-9588
(214) 357-1536 (facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Bruce H. Hallett Hallett & Perrin 2001 Bryan Street, Suite 3900 Dallas, Texas 75201 (214) 922-4120 (214) 922-4170 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

11 1/4% Senior Notes due 2014	$175,000,000	100%	$175,000,000	$18,725

Guarantees of the 11 1/4% Senior Notes due 2014(2)	$175,000,000	N/A	N/A	(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
The registrant's 11 1/4% Senior Notes due 2014 will be guaranteed by those of its subsidiaries that are listed in the table of additional registrants.

(3)
Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

        The following subsidiaries of Dave & Buster's, Inc. are guarantors of $175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014 and are additional registrants:

TABLE OF ADDITIONAL REGISTRANTS*

Name	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classifications Code Number	I.R.S. Employer Identification Number
D&B Leasing, Inc.	Texas	5812	75-2955199
D&B Realty Holding, Inc.	Missouri	5812	43-1532957
DANB Texas, Inc.	Texas	5812	75-2617801
Dave & Buster's I, L.P.	Texas	5812	75-2680048
Dave & Buster's Management Corporation, Inc.	Delaware	5812	20-1574573
Dave & Buster's of California, Inc.	California	5812	33-0733010
Dave & Buster's of Colorado, Inc.	Colorado	5812	84-1420593
Dave & Buster's of Florida, Inc.	Florida	5812	58-2223494
Dave & Buster's of Georgia, Inc.	Georgia	5812	58-1979705
Dave & Buster's of Hawaii, Inc.	Hawaii	5812	75-2915058
Dave & Buster's of Illinois, Inc.	Illinois	5812	43-1693115
Dave & Buster's of Kansas, Inc.	Kansas	5812	20-2089073
Dave & Buster's of Maryland, Inc.	Maryland	5812	52-1962723
Dave & Buster's of Nebraska, Inc.	Nebraska	5812	20-2089036
Dave & Buster's of New York, Inc.	New York	5812	13-3959054
Dave & Buster's of Pennsylvania, Inc.	Pennsylvania	5812	36-3919848
Dave & Buster's of Pittsburgh, Inc.	Pennsylvania	5812	74-2932642
Tango Acquisition, Inc.	Delaware	5812	20-1220294
Tango License Corporation	Delaware	5812	20-1657537
Tango of Arizona, Inc.	Delaware	5812	20-1209982
Tango of Arundel, Inc.	Delaware	5812	20-1574690
Tango of Farmingdale, Inc.	Delaware	5812	20-1574594
Tango of Franklin, Inc.	Delaware	5812	20-1574645
Tango of Houston, Inc.	Delaware	5812	20-1574628
Tango of Minnesota, Inc.	Delaware	5812	20-1210011
Tango of North Carolina, Inc.	Delaware	5812	20-1209953
Tango of Sugarloaf, Inc.	Delaware	5812	20-1657553
Tango of Tennessee, Inc.	Delaware	5812	20-1209923
Tango of Westbury, Inc.	Delaware	5812	20-1574610

*
The address, including zip code, and telephone number, including area code, of each of the above registrants' principal executive offices are the same as those of Dave & Buster's, Inc.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 3, 2006

PROSPECTUS

Dave & Buster's, Inc.

        Offer to exchange $175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014 (which we refer to as the "Restricted Notes") for $175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014 which have been registered under the Securities Act of 1933, as amended (which we refer to as the "Exchange Notes").

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2006, unless we extend the exchange offer in our sole and absolute discretion.

        Terms of the exchange offer:

  •
  We will issue Exchange Notes in exchange for all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

  •
  You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the exchange offer.

  •
  The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

  •
  The exchange of Restricted Notes for the Exchange Notes will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption "Material United States federal income tax considerations" for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We issued the Restricted Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the Restricted Notes.

        There is no established trading market for the Exchange Notes, although the Restricted Notes currently trade on the PORTAL Market. We do not intend to list the Exchange Notes on any securities exchange.

        See "Risk factors" beginning on page 14 for a discussion of certain risks that you should consider prior to tendering your outstanding Restricted Notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2006.

TABLE OF CONTENTS

Summary
Risk factors
Use of proceeds
Ratio of earnings to fixed charges
Unaudited pro forma consolidated financial information
Selected historical consolidated financial and other data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Principal stockholders
Certain relationships and transactions
Description of other indebtedness
The exchange offer
Description of the Exchange Notes
Material United States federal income tax considerations
Plan of distribution
Legal matters
Experts
Where you can find more information
Index to financial statements

        In this prospectus, unless the context otherwise requires, "we," "us," "our," and "Dave & Buster's" refer to Dave & Buster's, Inc. together with its subsidiaries.

i

NOTICE TO INVESTORS

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this prospectus.

        The Exchange Notes described in this prospectus have not been recommended by or approved by the Securities and Exchange Commission, or the SEC, or any other federal or state securities commission or regulatory authority, nor has the SEC or any such state securities commission or authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        You should not construe the contents of this prospectus as investment, legal or tax advice. You should consult your counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of investing in the Exchange Notes. We are not making any representation to you regarding the legality of an investment in the Exchange Notes by you under appropriate legal investment or similar laws.

        In making an investment decision regarding the Exchange Notes offered by this prospectus, you must rely on your own examination of our company and the terms of this exchange offer, including, without limitation, the merits and risks involved. This exchange offer is being made on the basis of this prospectus.

        The information contained in this prospectus has been furnished by us and other sources we believe to be reliable. This prospectus contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents.

FORWARD-LOOKING STATEMENTS

        This prospectus includes statements that are, or may deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

ii

        The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

  •
  our ability to raise and access sufficient capital in the future;

  •
  changes in consumer preferences, general economic conditions or consumer discretionary spending;

  •
  the effect of competition in our industry;

  •
  the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages;

  •
  legislative or regulatory changes;

  •
  additional costs associated with compliance with the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") and related regulations and requirements;

  •
  the continued service of key management personnel;

  •
  our ability to attract, motivate and retain qualified personnel;

  •
  our ability to open new high-volume restaurant/entertainment complexes;

  •
  the impact of litigation;

  •
  the impact of increased energy costs;

  •
  diversion of management time as a result of the Transactions;

  •
  changes in accounting principles, policies or guidelines;

  •
  changes in general economic conditions or conditions in securities markets or the banking industry;

  •
  a materially adverse change in the financial condition of Dave & Buster's;

  •
  the outbreak or continuation of war or other hostilities involving the United States;

  •
  other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services; and

  •
  potential fluctuations in our quarterly operating results due to seasonality and other factors.

        You should also read carefully the factors described in the "Risk factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

        Any forward-looking statements which we make in this prospectus speak only as of the date of such statements, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

iii

SUMMARY

        The following summary highlights information contained elsewhere in this prospectus but does not contain all the information that may be important to you. Before participating in the exchange offer, you should read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere herein. You should also carefully consider the information set forth under "Risk factors." In addition, certain statements include forward-looking information that is subject to risks and uncertainties. See "Forward-looking statements."

Company overview

        We are North America's largest operator of large-format, high-volume restaurant/entertainment complexes. Our complexes combine high-quality casual dining with an extensive array of entertainment attractions. Our menu includes a wide variety of moderately-priced food and beverage offerings, and our highly-trained staff provides attentive and friendly service for our guests. Our complexes appeal to a diverse customer base by providing a distinctive entertainment and dining experience in a high-energy, casual setting. Founded in 1982 with a single location, we have since grown to become a leader in the restaurant /entertainment industry, operating 47 units across the United States and Canada.

        We currently serve approximately 19 million guests per year, comprised of an almost equal number of men and women. Our complexes cater primarily to adults aged 21 to 44 and operate seven days a week, typically from 11:30 a.m. to midnight on weekdays and 11:30 a.m. to 2:00 a.m. on weekends. Our average complex is 52,000 square feet in size, but the size of our complexes can range between 28,000 and 68,000 square feet, depending on the characteristics of the markets in which they are located. We carefully select the appropriate size and location of our new complexes after thoroughly analyzing a variety of economic, demographic and strategic considerations.

        The layout of each complex is designed to maximize guest crossover between its multiple entertainment and dining areas. Each location provides full, sit-down food service not only in the restaurant areas, but also in various locations within the complex. Our menu places special emphasis on quality meals, including gourmet pastas, steaks, sandwiches, salads and an outstanding selection of desserts. We update our menus on a regular basis to reflect current trends and guest favorites. Each of our locations offers full bar service throughout the complex, including over 35 different beers and a wide selection of wine, spirits and non-alcoholic beverages.

        Our amusement offerings include state-of-the-art simulators, high-tech video games, traditional pocket billiards and shuffleboard, as well as a variety of redemption games, which dispense coupons that can be redeemed for prizes in our Winner's Circle. Our redemption games include basic games of skill, such as skee-ball and basketball, and the prizes in our Winner's Circle range from small-ticket novelty items to high-end electronics, such as flatscreen televisions.

        In addition, each of our locations has multiple special event facilities that are used for hosting private parties, business functions and other corporate sponsored events. We believe our special event facilities provide a highly attractive alternative to traditional restaurants and hotels, which generally do not offer combined entertainment and dining.

        We believe that each location's combination of high-quality food and beverages, multiple entertainment attractions, superior service and commitment to casual fun for adults provides a unique dining and entertainment experience for our guests.

The Transactions

        Dave & Buster's was acquired on March 8, 2006, by WS Midway Holdings, Inc., a newly-formed Delaware corporation, through the merger (the "Merger") of WS Midway Acquisition Sub, Inc., a newly-formed Missouri corporation and a direct, wholly-owned subsidiary of WS Midway Holdings, Inc., with and into Dave & Buster's with Dave & Buster's as the surviving corporation. Affiliates of Wellspring Capital Management LLC ("Wellspring") and HBK Investments L.P. ("HBK") control approximately 82% and 18%, respectively, of the outstanding capital stock of WS Midway Holdings, Inc. Although we continue as the same legal entity after the Merger, the accompanying condensed consolidated statements of operations, stockholders equity and cash flows present our results of operations and cash flows for the periods preceding the Merger ("Predecessor") and the period succeeding the Merger ("Successor"), respectively.

        On March 8, 2006, the following events occurred, which we refer to in this prospectus, collectively with the Merger, as the "Transactions":

  •
  All outstanding shares of Dave & Buster's common stock (including those issued upon the conversion of our convertible subordinated notes), other than shares held by WS Midway Holdings, Inc. or held by stockholders who perfected their appraisal rights under Missouri law, were converted into the right to receive $18.05 per share without interest, less any applicable withholding taxes;

  •
  All outstanding options or warrants to acquire our common stock were converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05, without interest, less any applicable withholding taxes; and

  •
  To the extent not converted into shares of our common stock, we redeemed for cash our convertible subordinated notes due 2008 and the indenture governing the convertible notes ceased to have any effect.

Wellspring Capital Management LLC

        Wellspring is a New York-based private equity firm with more than $2 billion in equity capital under management. The firm takes controlling positions in promising middle-market companies where it can realize substantial value by contributing innovative operating and financing strategies and capital. Wellspring's limited partners include some of the largest and most respected institutional investors in the United States, Canada and Europe. The firm consistently ranks among the top-performing private equity funds specializing in the middle market.

Summary description of the exchange offer

        On March 8, 2006, we completed the private offering of $175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014. As part of that offering, we entered into a registration rights agreement with the initial purchaser of those Restricted Notes in which we agreed, among other things, to complete an exchange offer for the Restricted Notes. Below is a summary of the exchange offer.

Restricted Notes	$175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014 issued on March 8, 2006.
Exchange Notes
$175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014, the issuance of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"). The form and terms of the Exchange Notes are identical in all material respects to those of the Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.
Exchange offer
We are offering to issue up to $175,000,000 principal amount of the Exchange Notes, in exchange for a like principal amount of the Restricted Notes, to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Notes were issued in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.
Expiration date; tenders
The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless the exchange offer is extended in our sole and absolute discretion. By tendering your Restricted Notes in the exchange offer, you represent to us that:
• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;
• you are acquiring the Exchange Notes in your ordinary course of business; and

•
if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Restricted Notes that were acquired by you as a result of your market-making or other trading activities and you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption "Plan of distribution."
Withdrawal	You may withdraw any Restricted Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time on the applicable expiration date.
Conditions to the exchange offer
The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The exchange offer—Conditions to the exchange offer" for more information regarding the conditions to the exchange offer.
Procedures for tendering the Restricted Notes	Except as set forth below, a holder of Restricted Notes who wishes to tender notes for exchange must, on or prior to the expiration date of the exchange offer:
	•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or
	•	if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent.
In addition, either:
	•	the exchange agent must receive the certificates for the Restricted Notes and the letter of transmittal;
•
the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the exchange agent's account at DTC, along with the letter of transmittal or an agent's message; or
	•	the holder must comply with the guaranteed delivery procedures described in the letter of transmittal.

Special procedures for beneficial owners
If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Notes in the exchange offer, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent's account.
Material federal income tax considerations
The exchange of the Restricted Notes for Exchange Notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material United States federal income tax considerations" for more information regarding the tax consequences to you of the exchange offer.
Use of proceeds	We will not receive any proceeds from the exchange offer.
Exchange agent
The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The exchange offer—Exchange agent."
Resales
Based on interpretations of the Securities Act by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the Exchange Notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and
• you are not an affiliate of ours.

If you are an affiliate of ours, or are engaged in or intend to engage in, or have any arrangement or understanding with any person to participate in, the distribution of the Exchange Notes:
• you cannot rely on the applicable interpretations of the staff of the SEC;
• you will not be entitled to participate in the exchange offer; and
• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
See the discussion below under the caption "The exchange offer—Consequences of exchanging or failing to exchange Restricted Notes" for more information.
Broker-dealer
Each broker or dealer that receives Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 120 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of distribution" for more information.

Registration rights agreement
When we issued the Restricted Notes on March 8, 2006, we entered into a registration rights agreement with the initial purchaser of the Restricted Notes. Under the terms of the registration rights agreement, we agreed to file with the SEC, and cause to become effective, a registration statement relating to an exchange of the Restricted Notes for the Exchange Notes.

We also agreed to file a shelf registration statement under certain circumstances. If we fail to satisfy these obligations, we have agreed to pay additional interest to the holders of the Restricted Notes under certain circumstances. See "Description of the Exchange Notes" and "Registration rights."

Consequences of not exchanging Restricted Notes

        If you do not exchange your Restricted Notes in the exchange offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Restricted Notes under the Securities Act. Under some circumstances, however, holders of the Restricted Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell Exchange Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Restricted Notes by these holders. For more information regarding the consequences of not tendering your Restricted Notes and our obligation to file a shelf registration statement, see "The exchange offer—Consequences of exchanging or failing to exchange Restricted Notes" and "Description of the Exchange Notes—Registration rights."

Summary description of the Exchange Notes

        The following summary contains basic information about the Exchange Notes and is not intended to be complete. For a more detailed description of the terms of the Exchange Notes, please refer to the section entitled "Description of the Exchange Notes" in this prospectus.

Issuer	Dave & Buster's, Inc.
Exchange Notes	$175,000,000 aggregate principal amount of 11 1/4% Senior Notes due 2014.
Maturity	March 15, 2014.
Interest payment dates	March 15 and September 15, commencing September 15, 2006.
Optional redemption
The Exchange Notes will be redeemable at our option, in whole or in part, at any time on or after March 15, 2010, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to March 15, 2009, we may redeem up to 35% of the original principal amount of the Exchange Notes with the proceeds of one or more equity offerings at a redemption price of 111.25% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of redemption.
Mandatory offers to purchase
The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all or a portion of your Exchange Notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Certain asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the Exchange Notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase, if such proceeds are not otherwise used within the time periods specified herein to, among other things, repay indebtedness of our company or any Restricted Subsidiary (other than disqualified stock or any subordinated obligations of our company or any guarantor), to repay indebtedness under our senior credit facility (with a corresponding reduction in commitment) or to invest in additional assets related to our business.

Guarantees
On the issue date, the Exchange Notes will be guaranteed on a senior basis by all our domestic subsidiaries. The Exchange Notes will also be guaranteed on a senior basis by all of our future Restricted Subsidiaries, other than our foreign subsidiaries. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the Exchange Notes will have with respect to our indebtedness.

For the 54 day period ended April 30, 2006 (Successor), our non-guarantor subsidiaries represented approximately 2.1% of our net revenues, approximately 3.5% of our operating income and approximately 2.3% of our EBITDA. For the 37 day period from January 30, 2006 to March 7, 2006 (Predecessor), our non-guarantor subsidiaries represented approximately 1.7% of our net revenues, approximately 2.1% of our operating income and approximately 1.6% of our EBITDA. As of April 30, 2006, our non-guarantor subsidiaries collectively had approximately $5.6 million of outstanding liabilities, including trade payables, all of which would have been structurally senior to the Exchange Notes.
Ranking	The Exchange Notes will:
	•	be our general unsecured obligations;
	•	rank equally in right of payment with all our existing and future senior debt;
	•	be senior in right of payment to all of our existing and future senior subordinated and subordinated debt; and
	•	be structurally subordinated to all the existing and future liabilities (including trade payables) of each of our subsidiaries that do not issue guarantees of the Exchange Notes.

Since the Exchange Notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of our company or the guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the senior secured credit agreement or other senior secured indebtedness, the assets of our company and the guarantors that secure other senior secured indebtedness will be available to pay obligations on the Exchange Notes and the guarantees only after all Indebtedness under such other secured indebtedness has been repaid in full from such assets.
As of April 30, 2006:
	•	we had approximately $237.4 million of total senior indebtedness (including the Restricted Notes);

•
we had approximately $62.4 million of secured indebtedness under our senior secured credit facility, excluding an additional $6.2 million represented by letters of credit under the senior secured credit facility that had a prior secured claim to the collateral securing such indebtedness, and had additional commitments under the senior secured credit facility available to us of $41.4 million subject to meeting certain conditions, all of which would be secured if borrowed; and
•
We had a liability of approximately $51.7 million related to a settlement agreement with dissenting shareholders. We expect to have sufficient credit availability and to fund the payment of this liability through additional borrowings under our senior secured credit facility prior to August 15, 2006.
Covenants
We will issue the Exchange Notes under an indenture with The Bank of New York Trust Company, N.A., as trustee. The indenture contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries (as defined under the heading "Description of the Exchange Notes") to:
	•	incur, assume or guarantee additional indebtedness;
	•	issue redeemable stock and preferred stock;
	•	repurchase capital stock;
	•	make other restricted payments, including without limitation, paying dividends and making investments;
	•	create liens;
	•	redeem debt that is junior in right of payment to the Exchange Notes;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	enter into mergers or consolidations;
	•	enter into transactions with affiliates;
	•	guarantee indebtedness;
	•	enter into sale/leaseback transactions; and
	•	enter into new lines of business.
These covenants are subject to a number of important exceptions and qualifications. For more details, see "Description of the Exchange Notes."

Risk factors

        In evaluating an investment in the Exchange Notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors set forth under "Risk factors" for risks associated with an investment in the Exchange Notes.

Summary consolidated historical and pro forma financial and other data

        Set forth in the following table are our summary consolidated historical and pro forma and other data. Accounting principles generally accepted in the United States require operating results for Dave & Buster's prior to the Merger completed March 8, 2006 to be presented as the Predecessor's results in the historical financial statements and include the 37 days from January 30, 2006 to March 7, 2006. Operating results subsequent to the Merger for Dave & Buster's are presented as the Successor's results in the historical financial statements and include 54 days from March 8, 2006 to April 30, 2006.

        The statements of operations and cash flows data for each of the three fiscal years in the period ended January 29, 2006 and the balance sheet data as of January 29, 2006 and January 30, 2005 were derived from the Predecessor's audited consolidated financial statements included elsewhere in this prospectus. The statements of operations and cash flows data for the 54 days ended April 30, 2006 (Successor) and the 37 days ended March 7, 2006 (Predecessor) and for the thirteen weeks ended May 1, 2005 (Predecessor) and the balance sheet data as of April 30, 2006 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all normal recurring adjustments necessary to present fairly the data for such periods and as of such dates. Operating results for any interim periods presented are not necessarily indicative of the results that may be expected for fiscal 2006.

        The following table also presents unaudited summary pro forma statement of operations data for the year ended January 29, 2006 and the 13 weeks in the period ended April 30, 2006, which have been prepared assuming the Merger had occurred on January 31, 2005. The summary pro forma data does not purport to represent what our results would have been if the Merger had occurred on that date, nor does the data purport to represent the results of operations for any future period. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable.

        The summary consolidated historical and pro forma financial and other data should be read in conjunction with "—The Transactions," "Selected historical consolidated financial and other data," "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and the notes related thereto, included elsewhere in this prospectus. This consolidated historical and pro forma financial and other data is not indicative of our future financial position or operating results.

						37 Day Period from January 30, 2006 March 7, 2006 (Predecessor)	54 Day Period from March 8, 2006 to April 30, 2006(6) (Successor)	Thirteen weeks ended April 30, 2006 (Proforma)
	Fiscal year ended
					Thirteen weeks ended May 1, 2005 (Predecessor)
	February 1, 2004(1) (Predecessor)	January 30, 2005(4) (Predecessor)	January 29, 2006(5) (Predecessor)	January 29, 2006 (Proforma)
	(Dollars in thousands)
Statement of operations data:
Revenues:
Food and beverage revenues	$191,881	$209,689	$253,996	$253,996	$61,392	$27,562	$41,502	$69,064
Amusement and other revenues	170,941	180,578	209,456	209,456	54,343	22,847	34,932	57,779

Total revenues	362,822	390,267	463,452	463,452	115,735	50,409	76,434	126,843
Cost of food and beverage	46,354	51,367	61,818	61,818	16,028	7,111	10,755	17,866
Cost of amusement and other	21,788	21,704	25,475	25,475	6,477	3,183	4,659	7,842

Total cost of products	68,142	73,071	87,293	87,293	22,505	10,294	15,414	25,708
Operating payroll and benefits	105,027	110,542	132,384	132,384	32,775	14,293	22,028	36,321
Other store operating expenses	108,413	119,509	151,677	153,602	33,988	15,577	23,573	39,361
General and administrative expenses	25,033	26,221	31,158	34,959	7,692	3,480	5,272	8,752
Depreciation and amortization expense	32,741	34,238	42,616	47,212	9,741	4,328	6,741	11,312
Startup costs	—	1,295	5,325	5,325	78	880	1,406	2,373

Total operating costs	339,356	364,876	450,453	460,775	106,779	48,852	74,434	123,827

Operating income	23,466	25,391	12,999	2,677	8,956	1,557	2,000	3,016
Interest expense, net	6,926	5,586	6,695	29,003	1,773	649	5,244	7,261

Income (loss) before provision (benefit) for income taxes	16,540	19,805	6,304	(26,326)	7,183	908	(3,244)	(4,245)
Provision (benefit) for income taxes	5,619	6,925	2,016	(10,001)	2,622	422	(1,216)	(1,644)

Net income (loss)	$10,921	$12,880	$4,288	$(16,325)	$4,561	$486	$(2,028)	$(2,601)

Statement of cash flow data:
Cash provided by (used in):
Operating activities	$43,670	$49,064	$65,423		$13,369	$10,741	$5,189
Investing activities	(27,421)	(81,772)	(63,271)		(10,849)	(10,600)	(280,589)
Financing activities	(16,729)	37,160	(5,957)		(4,967)	89	282,911
Balance sheet data (as of end of period):
Cash and cash equivalents	6,935	11,387	7,582		5,177		15,323
Working capital (deficit)	(220)	(7,656)	(37,206)		(5,324)		(13,977)
Property and equipment, net	291,473	331,478	374,616		332,111		345,185
Total assets	340,201	401,171	423,062		397,471		542,894
Total debt(7)	53,534	88,143	80,175		82,854		289,147
Stockholders' equity	179,784	196,945	205,220		202,204		106,221
Other data:
EBITDA(2)	56,207	59,629	55,615	49,889	18,697	5,885	8,741	14,328
Cash interest expense(3)	6,684	5,476	6,099		1,537	622	3,793
Capital expenditures	24,292	34,234	62,066		10,866	10,600	5,955
Number of complexes at end of period	33	43	46		43	46	47

(1)
As more fully described in "Management's discussion and analysis of financial condition and results of operations," we have restated the previously issued financial statements for these periods for certain lease accounting issues.

(2)
"EBITDA" is calculated as net income, plus interest and taxes, plus depreciation and amortization expense. Pro forma adjustments related to the unaudited pro forma consolidated statement of operations have been computed assuming the Transactions occurred as of January 31, 2005. See note (6) below and the "Unaudited pro forma consolidated financial information" section and related notes thereto. EBITDA is presented because certain investors use it as a measure of a company's historical operating performance and its ability to service and incur debts. However, EBITDA, is not a measure prepared in accordance with GAAP. Accordingly, this measure should not be considered in isolation from, as an alternative to or as more meaningful than net income, cash flows or other income data (as calculated in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly-titled measures reported by other companies. Our calculation of EBITDA, for the periods presented is set forth below:

						37 Day Period from January 30, 2006 to March 7, 2006 (Predecessor)	54 Day Period from March 8, 2006 to April 30, 2006 (Successor)	Thirteen weeks ended April 30, 2006 (Proforma)
	Fiscal year ended
					Thirteen weeks ended May 1, 2005 (Predecessor)
	February 1, 2004 (Predecessor)	January 30, 2005 (Predecessor)	January 29, 2006 (Predecessor)	January 29, 2006 (Proforma)
	(Dollars in thousands)
Net income (loss)	$10,921	$12,880	$4,288	$(16,325)	$4,561	$486	$(2,028)	$(2,601)
Interest expense, net	6,926	5,586	6,695	29,003	1,773	649	5,244	7,261
Provision (benefit) for income taxes	5,619	6,925	2,016	(10,001)	2,622	422	(1,216)	(1,644)
Depreciation and amortization expense	32,741	34,238	42,616	47,212	9,741	4,328	6,741	11,312

EBITDA	$56,207	$59,629	$55,615	$49,889	$18,697	$5,885	$8,741	$14,328

(3)
"Cash interest expense" represents interest expense for the period less amortization of debt, original issue discount (if any), and issuance costs, plus interest capitalized during the period.

(4)
On November 1, 2004, we completed the acquisition of nine Jillian's locations, pursuant to an asset purchase agreement, for cash and the assumption of certain liabilities. The results of the acquired complexes are included in our consolidated results beginning on the date of acquisition.

(5)
On August 28, 2005, a subsidiary of ours closed the acquired Jillian's complex located at the Mall of America in Bloomington, Minnesota due to continuing operating losses attributable to this complex and unsuccessful efforts to renegotiate the terms of the related leases. As a result of the closing, we recorded pre-tax charges of approximately $3,000 in the initial thirty-nine weeks of fiscal 2005. Additional depreciation, amortization and impairment of the assets which were abandoned and whose carrying value was not recoverable as of July 31, 2005 represented approximately $2,500 of the charge and is included in depreciation and amortization expense in the consolidated statements of operations for the fiscal year ended January 29, 2006, included elsewhere herein. We also incurred expenses of approximately $500 related to severance and other costs required to close the complex.

(6)
The Transactions were accounted for as a purchase in conformity with Statement of Financial Accounting Standards, of SFAS, No. 141, "Business Combinations." In connection with the preliminary purchase price allocation, we have made estimates of the fair values of our assets and liabilities based upon assumptions that we believe are reasonable, and in some cases, preliminary valuation results from independent valuation specialists.

(7)
Total debt as of April 30, 2006 includes $51,733 payable to dissenting shareholders, which will be paid from proceeds from a delayed draw down on our term loan and proceeds from our revolving credit facility.

RISK FACTORS

        An investment in the Exchange Notes involves a high degree of risk. You should carefully consider the risks described below as well as other information included in this prospectus before making an investment decision. If any of the events described in the risk factors below occur, these could have a material adverse effect on our business, financial condition, operating results and prospects, which in turn could adversely affect our ability to repay the Exchange Notes. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below.

Risks related to our business

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the Exchange Notes.

        We are significantly leveraged and our total indebtedness (including $51.7 million payable to dissenting shareholders on or before August 15, 2006) was approximately $289.1 million as of April 30, 2006. The following chart shows our indebtedness and certain other information as of April 30, 2006:

As of April 30, 2006
(In thousands)
Senior secured credit facility
Revolving credit facility	$12,414
Term loan	50,000
Restricted Notes	175,000

237,414
Payable to dissenting shareholders(1)	51,733

Total debt	$289,147

Stockholder's equity	$106,221

(1)
The payable to dissenting shareholders will be paid from proceeds from a delayed drawdown on our term loan and proceeds from our revolving credit facility.

        Our substantial indebtedness could have important consequences for you, including the following:

  •
  our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes may be limited;

  •
  a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

  •
  the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the Exchange Notes;

  •
  certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

  •
  our ability to adjust to changing market conditions may be limited and we may be placed at a competitive disadvantage compared to our less-leveraged competitors; and

  •
  we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry on capital spending that is important to our growth.

        Subject to restrictions in the indenture governing the Exchange Notes and in our senior secured credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness. Subject to certain limitations, we have the ability to borrow additional funds under our revolving credit facility. If we incur any additional indebtedness or obligations that rank equally in right of payment with the Exchange Notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business. This may have the effect of reducing the amount of proceeds paid to you.

Our results of operations are dependent upon discretionary spending by consumers.

        Our results of operations are dependent upon discretionary spending by consumers, particularly by consumers living in the communities in which our complexes are located. A significant weakening in any of the local economies in which we operate may cause our guests to curtail discretionary spending, which in turn could have a material adverse effect on our profitability. The ongoing conflict in Iraq, potential for future terrorist attacks, the national and international responses thereto and other acts of war or hostility may create economic and political uncertainties that could have a material adverse effect on our business, results of operations and financial condition in ways we currently cannot predict. Furthermore, increases in gasoline and other energy costs could lead to a decline in discretionary spending and have a material adverse effect on our profitability.

We operate a limited number of complexes, and new complexes require significant investment.

        We currently operate 47 complexes. The combination of the relatively limited number of locations and the significant investment associated with each new complex may cause our operating results to fluctuate significantly. Due to this relatively limited number of locations, poor results of operations at any single complex could materially affect our profitability. Historically, new complexes experience a drop in revenues after their first year of operation, and we do not expect that, in subsequent years, any increases in comparable revenues will be meaningful. Additionally, because of the substantial up-front financial requirements to open new complexes, the investment risk related to any single complex is much larger than that associated with most other companies' restaurant or entertainment venues.

We may not be able to compete favorably in the highly competitive out-of-home and home-based entertainment market.

        The out-of-home entertainment market is highly competitive. There are a great number of businesses that compete directly and indirectly with us. Many of these entities are larger and have significantly greater financial resources and a greater number of units than we have. Although we believe most of our competition comes from localized single attraction facilities that offer a limited entertainment package, we may encounter increased competition in the future, which may have an adverse effect on our profitability. In addition, the legalization of casino gambling in geographic areas near any current or future complex would create the possibility for entertainment alternatives, which could have a material adverse effect on our business and financial condition. In addition, we may also face increased competition from home-based forms of entertainment such as internet gaming and home movie delivery.

Our operations are subject to many government laws, regulations and other requirements and if we fail to comply with them our business and financial condition could be adversely affected.

        Various federal, state and local laws and permitting and license requirements affect our business, including those enforced by alcoholic beverage control, regulations and other amusement, environmental, health and safety and fire agencies in the state, county or municipality in which each complex is located. For example, each complex is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county or municipal authorities as well. The failure to receive or retain a liquor license, or any other required permit or license, at a particular location, or to continue to qualify for or renew our licenses, could materially adversely affect our operations and our ability to obtain such a license or permit at other locations. The failure to comply with other applicable federal, state or local laws, such as federal and state wage and hour, minimum wage and overtime pay laws, may also materially adversely affect our business and financial condition.

We may face difficulties in attracting and retaining qualified employees.

        The operation of our business requires qualified executives, managers and skilled employees. From time to time there may be a shortage of skilled labor in certain of the communities in which we are located. While we believe that we will continue to be able to attract, train and retain qualified employees, shortages of skilled labor will make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees. In addition, our future success will continue to depend largely on the efforts and abilities of our senior management. Our ability to attract and retain qualified employees or the loss of the services of members of our senior management for any reason could materially adversely affect our business, results of operations and financial condition.

Our growth depends upon our ability to open new complexes.

        Our ability to expand depends upon our access to sufficient capital, locating and obtaining appropriate sites, hiring and training additional management personnel and constructing or acquiring, at reasonable cost, the necessary improvements and equipment for these complexes. In particular, the capital resources required to develop each new complex are significant. There is no assurance that we will be able to expand or that new complexes, if developed, will perform in a manner consistent with our most recently opened complexes or make a positive contribution to our operating performance.

Local conditions, events and natural disasters could adversely affect our business.

        Certain of the regions in which our complexes are located have been, and may in the future be, subject to adverse local conditions, events or natural disasters, such as earthquakes and hurricanes. Depending upon its magnitude, a natural disaster could severely damage our complexes, which could adversely affect our business, financial condition and operations. We currently maintain property and business interruption insurance through our aggregate property policy for each of our complexes. However, there is no assurance that our coverage will be sufficient if there is a major disaster. In addition, upon the expiration of our current policies, we cannot assure you that adequate coverage will be available at economically justifiable rates, if at all.

We are controlled by affiliates of Wellspring, whose interests may not be aligned with yours.

        Affiliates of Wellspring indirectly control approximately 82% of our outstanding common stock. Wellspring is able to elect a majority of our directors and thereby has the power to control our affairs and policies, including the appointment of management, the issuance of additional equity interests, equity repurchase programs and the declaration and payment of dividends or distributions.

        Circumstances may occur in which the interests of Wellspring could be in conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Wellspring might pursue strategies that favor equity investors over debt investors. Wellspring may also have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risk to you as a holder of the Exchange Notes. Additionally, Wellspring is not prohibited from making investments in any of our competitors.

Our operations are susceptible to changes in product costs, which could adversely affect our operating results.

        Our profitability depends in part on our ability to anticipate and react to changes in product costs. Various factors beyond our control, including adverse weather conditions, governmental regulations, production, availability and seasonality may affect our food costs or cause a disruption in our supply. The availability of new amusement offerings, the cost and availability of redemption items that appeal to our guests and the market demand for new games can adversely impact our cost to acquire and operate new amusements. We cannot predict whether we will be able to anticipate and react to changing food, beverage and amusements costs by adjusting our purchasing practices, menu and game prices, and a failure to do so could have a material adverse effect on our operating results.

Complaints or litigation may adversely affect our business.

        Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to our complexes. We are also subject to a variety of other claims in the ordinary course of business, including personal injury claims, contract claims and employment-related claims. The restaurant industry has also been subject to a growing number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their guests. In addition, we are subject to "dram shop" statutes and are currently the subject of certain lawsuits that allege violations of these statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Recent litigation against restaurant chains has resulted in significant judgments and settlements under dram shop statutes. Because such a plaintiff seeks punitive damages, which may not be covered by insurance, such litigation could have an adverse impact on our financial condition and results of operations. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage could have a material adverse effect on our financial condition or results of operations. Further, adverse publicity resulting from these allegations may materially affect us and our complexes.

We may not be able to renew real property leases on current favorable terms.

        Of the 47 complexes that we currently operate in the United States and Canada, 43 are operated on premises under existing leases and four are owned properties. Certain of our leases are long-term leases at rents we believe to be below current market rates. Other such leases have rents fixed at a percentage of the revenue generated by the complexes on the leased premises. We may choose not to renew, or may not be able to renew, certain of such existing leases if the capital investment then required to maintain the complexes at the leased locations is not justified by the return on the required investment. If we are not able to renew our leases at rents that allow such complexes to remain profitable as their terms expire, the number of our complexes may decrease, resulting in lower revenue from our operations, which may impact our ability to meet our financial goals.

Our success depends in part on our ability to protect our intellectual property rights, but our intellectual property may be misappropriated or we may be subject to infringement claims by third parties.

        We currently rely on a combination of registered and unregistered trademark, copyright, patent rights and domain names to protect certain aspects of our business. While we attempt to ensure that our intellectual property and similar proprietary rights are protected and that the third party rights we need are licensed to us when entering into business relationships, there can be no assurance that any of our applications for protection of our intellectual property rights will be approved or that third parties will not take actions that could have a material adverse effect on our rights or the value of our intellectual property, similar proprietary rights or reputation. Furthermore, we can give you no assurance that claims or litigation asserting infringement of intellectual property rights will not be initiated by third parties seeking damages, the payment of royalties or licensing fees or that we would prevail in any litigation or be successful in preventing any such judgment. In the future, we may also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations, regardless of its outcome. Infringement claims against us could also result in costly and burdensome litigation, require us to enter into royalty or other licensing agreements, require us to pay damages, harm our reputation, require us to redesign or rename our complexes and products or prevent us from doing business using certain trade names. Although we believe that our intellectual property rights are sufficient to allow us to conduct our business without incurring liability against third parties, our products may infringe on the intellectual property rights of third parties, and our intellectual property rights may not have the value we believe them to have.

Increases in labor costs could harm our business.

        From time to time, the U.S. Congress and the states consider increases in the applicable minimum wage. The out-of-home entertainment industry is intensely competitive, and we may not be able to transfer any resulting increase in operating costs to our guests in the form of price increases, or to otherwise adjust to these increases, which could have a material adverse effect on the results of our operations.

Increases in energy costs could harm our business.

        Our success depends in part on our ability to absorb increases in utility costs. Most of our complexes have experienced increases in utility prices. If these increases should continue, and if we are unable to transfer these costs increases to our guests in the form of price increases, they will have an adverse effect on our profitability.

Our financial results are subject to quarterly fluctuations and the seasonality of our business.

        Our operating results may fluctuate significantly from period to period, and the results for one period may not be indicative of results for other periods. Our operating results may also fluctuate significantly because of several factors, including the frequency and popularity of sporting events and year-end holidays (including which day of the week the events occur), new complex openings and related expenses and weather conditions.

        We expect seasonality will continue to be a factor in our results of operations. Historically, our revenues have been substantially higher in the fourth quarter driven in part by the increased number of holiday parties held during that time of year. Our revenues and profitability have been lower during the third quarter with the first and second quarter being somewhat similar in results, and we expect similar results to continue in the future. See "Management's discussion and analysis of financial condition and results of operations—Overview—Quarterly fluctuations, seasonality and inflation."

        The timing of new complex openings may also result in significant fluctuations in our quarterly performance. We typically incur most preopening costs for a new complex within the two months immediately preceding, and the month of, the complex's opening. In addition, the labor and operating costs for a newly opened complex during the first three to six months of operation, including preopening costs, are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of its revenues. Our growth, operating results and profitability will depend to a large degree on our ability to increase the number of our complexes.

Risks related to the exchange offer and holding the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes. See "Forward-looking statements" and "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources."

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the senior credit facility or the indenture that will govern the Exchange Notes. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The senior secured credit facility and the indenture that governs the Exchange Notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See "Description of other indebtedness" and "Description of the Exchange Notes."

        If we cannot make scheduled payments on our debt, we will be in default and, as a result:

  •
  our debt holders could declare all outstanding principal and interest to be immediately due and payable;

  •
  the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their loans; and

  •
  we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the Exchange Notes.

        Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt in the future, which could further exacerbate the risks described above. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so.

        If we incur any additional indebtedness that ranks equally with the Exchange Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our senior secured credit facility provides commitments of up to $160.0 million in the aggregate, including $62.4 million of which was outstanding at April 30, 2006. We also had an additional $6.2 million in letters of credit outstanding as of such date. All of those borrowings are secured indebtedness. The subsidiaries that guarantee the Exchange Notes are also guarantors under our senior secured credit facility. See "Summary—The Transactions," "Description of the Exchange Notes" and "Description of other indebtedness."

Restrictive covenants may adversely affect our operations.

        Our senior secured credit facility and the indenture governing the Exchange Notes contain various covenants that limit our ability to, among other things:

  •
  incur additional debt or provide guarantees in respect of obligations of other persons;

  •
  issue redeemable stock and preferred stock;

  •
  pay dividends or distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt;

  •
  make loans, investments and capital expenditures;

  •
  incur liens;

  •
  engage in sale/leaseback transactions;

  •
  restrict distributions from our subsidiaries;

  •
  sell assets and capital stock of our subsidiaries;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person; and

  •
  enter into new lines of business.

        In addition, the restrictive covenants in our senior secured credit facility require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facility. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts then outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the Exchange Notes, or borrow sufficient funds to refinance such indebtedness, if at all. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See "Description of other indebtedness."

Variable-rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Certain of our borrowings, primarily borrowings under our senior secured credit facility, are, and are expected to continue to be, at variable-rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable-rate indebtedness would increase even though the amount borrowed remained the same, and our net income would consequently decrease. The applicable margin with respect to loans under the revolving credit facility will be a percentage per annum equal to (i) 1.75% for base rate loans and Canadian prime rate loans and (ii) 2.75% for Eurodollar loans and Canadian cost of funds loans. The applicable margin with respect to loans under the term loan facility will be a percentage per annum equal to (i) 1.50% for base rate loans and (ii) 2.50% for Eurodollar loans and will be subject to adjustment based on performance goals. Each quarter point change in interest rates would result in a $250,000 charge in our annual interest expense on our new term loans.

        Effective June 30, 2006, we entered into two interest rate swap agreements that expire in 2011, to change a portion of our variable rate debt to fixed rate debt. Pursuant to the swap agreements, the interest rate on notional amounts aggregating $47.4 million at June 30, 2006 is fixed at 5.31 percent. The agreements provide for an increase in the notional amounts to $94.6 million and retention of the 5.31 percent fixed rate at September 30, 2006. The agreements have not been designated as hedges and, accordingly, adjustments required to mark the instruments to their fair value will be recorded as interest expense.

The Exchange Notes and guarantees will not be secured by any of our assets. Our senior secured credit facility is secured and our bank lenders have a prior claim on substantially all our assets.

        The Exchange Notes and guarantees will not be secured by any of our assets. However, our senior secured credit facility is secured by a pledge of 100% of our stock and the stock of our existing and future domestic subsidiaries and substantially all our assets and substantially all of the assets of our existing and future domestic subsidiaries. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, the lenders under our senior secured credit facility will have a prior claim on our assets securing the debt owed to them. In that event, because the Exchange Notes and guarantees will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

        As of April 30, 2006, we had approximately $62.4 million of secured indebtedness excluding an additional $6.2 million represented by letters of credit and $41.4 million of availability under the revolving credit facility subject to certain conditions which, if borrowed, would constitute senior secured indebtedness. We are permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture. See "Summary—The Transactions," "Description of the Exchange Notes—Certain covenants—Limitation on indebtedness" and "Description of the Exchange Notes—Certain covenants—Limitation on liens."

The Exchange Notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the Exchange Notes.

        You will not have any claim as a creditor against our foreign subsidiary that is not guaranteeing the Exchange Notes or against any of our future subsidiaries that do not become guarantors of the Exchange Notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, as well as preferred stock of those subsidiaries will be structurally senior to your claims against those subsidiaries.

        For the fiscal year ended January 29, 2006, our non-guarantor subsidiary represented approximately 2.0% of our revenues and approximately 4.4% of our operating income. For the 54 day period ended April 30, 2006 (Successor), our non-guarantor subsidiary represented approximately 2.1% of our revenues, approximately 3.5% of our operating income and approximately 2.3% of our EBITDA. For the 37 day period from January 30, 2006 to March 7, 2006 (Predecessor), our non-guarantor subsidiaries represented approximately 1.7% of our net revenues, approximately 2.1% of our operating income and approximately 1.6% of our EBITDA. As of January 29, 2006 and April 29, 2006, our non-guarantor subsidiary represented less than 1.5% of our total assets and had approximately $5.1 million and $5.6 million, respectively, of outstanding total liabilities, including trade payables, all of which would have been structurally senior to the Exchange Notes.

If we default on our obligations to pay our indebtedness we may not be able to make payments on the Exchange Notes.

        Any default under the agreements governing our indebtedness, including a default under our senior credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium (if any) and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit facility and our indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of other indebtedness" and "Description of the Exchange Notes."

We may not be able to repurchase the Exchange Notes upon a change of control.

        Upon the occurrence of a change of control event, as defined in the indenture, subject to certain conditions, we will be required to offer to repurchase all outstanding Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest. The source of funds for that purchase of the Exchange Notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of the Exchange Notes tendered. In addition, the terms of our senior secured credit facility will limit our ability to repurchase your Exchange Notes and will provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions. If the holders of the Exchange Notes exercise their right to require us to repurchase all the Exchange Notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the Exchange Notes or that restrictions in our senior credit facility and the indenture will not allow such repurchases.

        In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a "Change of Control" under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control" as defined in the indenture that would trigger our obligation to repurchase the Exchange Notes. Therefore, if an event occurs that does not constitute a "Change of Control" as defined in the indenture, we will not be required to make an offer to repurchase the Exchange Notes and you may be required to continue to hold your Exchange Notes despite the event. See "Description of other indebtedness" and "Description of the Exchange Notes—Change of Control."

Federal and state fraudulent transfer laws permit a court to void the Exchange Notes and the guarantees, and, if that occurs, you may not receive any payments on the Exchange Notes.

        The issuance of the Exchange Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (i) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (ii) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Exchange Notes or a guarantee and, in the case of (ii) only, one of the following is also true:

  •
  we or any of our guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

  •
  payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

  •
  we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they become due.

        If a court were to find that the issuance of the Exchange Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Exchange Notes or such guarantee or subordinate the Exchange Notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the Exchange Notes to repay any amounts received with respect to the Exchange Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Exchange Notes. Further, the voidance of the Exchange Notes could result in an event of default with respect to our other debt and that of our guarantors that could result in acceleration of such debt.

        Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Exchange Notes and the guarantees would not be subordinated to our or any guarantor's other debt.

        If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the Exchange Notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Exchange Notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

        The Exchange Notes are a new issue of securities for which there is no established public market. Therefore, we cannot assure you as to the development or liquidity of any trading market for the Exchange Notes. The liquidity of any market for the Exchange Notes will depend on a number of factors, including:

  •
  the number of holders of Exchange Notes;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the Restricted Notes for the Exchange Notes;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the Exchange Notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. We cannot assure you that the market, if any, for the Exchange Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your Exchange Notes. Therefore, we cannot assure you that you will be able to sell your Exchange Notes at a particular time or that the price you receive when you sell will be favorable.

Holders of Restricted Notes who fail to exchange their Restricted Notes in the exchange offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Restricted Notes for the Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Notes. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Notes under the Securities Act. For further information regarding the consequences of tendering your Restricted Notes in the exchange offer, see the discussions below under the captions "The exchange offer—Consequences of exchanging or failing to exchange Restricted Notes" and "Material United States federal income tax considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

        Delivery of the Exchange Notes in exchange for Restricted Notes tendered and accepted for exchange pursuant to the exchange offer will be made in accordance with the procedures described in this prospectus. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. Restricted Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements will terminate. See "The exchange offer—Procedures for tendering Restricted Notes" and "The exchange offer—Consequences of exchanging or failing to exchange Restricted Notes."

Some holders who exchange their Restricted Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Restricted Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any Restricted Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the last five fiscal years ended January 29, 2006, for the thirteen weeks ended May 1, 2005 (Predecessor) and for the 54 day period ended April 30, 2006 (Successor) and the 37 day period ended March 7, 2006 (Predecessor).

													37 Day Period from January 30, 2006 to March 7, 2006		54 Day Period from March 8, 2006 to April 30, 2006(1)
	Fiscal year ended										Thirteen weeks ended May 1, 2005
	February 3, 2002		February 2, 2003		February 1, 2004		January 30, 2005		January 29, 2006
					Predecessor								Predecessor		Successor
Ratio of Earnings to Fixed Charges	1.72	x	1.48	x	2.11	x	2.29	x	1.32	x	2.49	x	1.46	x	—

(1)
Earnings for the 54 day period ended April 30, 2006 (Successor) were insufficient to cover the fixed charges by $3,283.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments related to the Transactions to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statements of operations for the year ended January 29, 2006 and for the thirteen week period ended April 30, 2006 give effect to the Transactions as if they had occurred as of January 31, 2005. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable based on information currently available, and are described in the accompanying notes. The pro forma consolidated statements of operations should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period. The unaudited pro forma consolidated financial information should be read in conjunction with "Summary—The Transactions," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

        The Merger has been accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, "Business Combinations." In connection with the preliminary purchase price allocation, we have made estimates of the fair values of our assets and liabilities based upon assumptions that we believe are reasonable, and in some cases, preliminary valuation results from independent valuation specialists. As of April 30, 2006, we have recorded preliminary purchase accounting adjustments to the carrying value of our property and equipment, to establish intangible assets for goodwill, our tradenames and trademarks and to revalue our deferred lease liability, among other things. This allocation of the purchase price is preliminary and subject to finalization of the independent valuation and our analysis, of the fair value of the assets acquired and liabilities assumed as of the date of the Merger. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of our assets and liabilities and may also result in adjustments to depreciation and amortization expense, rent expense and the provision for income taxes. The adjustments, if any, arising out of the finalization of the purchase allocation will not impact our cash flows including cash interest and rent. However, such adjustments could result in material increases or decreases to operating income and net income. Further revisions to the purchase price allocation will be made as additional information becomes available.

Unaudited pro forma consolidated statement of operations
for the year ended January 29, 2006

	Historical	Pro forma adjustments(a)		Pro forma
	(In thousands)
Food and beverage revenues	$253,996	$—		$253,996
Amusements and other revenues	209,456	—		209,456

Total revenues	463,452	—		463,452
Total cost of products	87,293	—		87,293
Operating payroll and benefits	132,384	—		132,384
Other store operating expenses	151,677	1,925	(b)	153,602
General and administrative expenses	31,158	3,801	(c)	34,959
Depreciation and amortization expense	42,616	4,596	(d)	47,212
Startup costs	5,325	—		5,325

Total operating costs	450,453	10,322		460,775

Operating income	12,999	(10,322)		2,677
Interest expense, net	6,695	22,308	(e)	29,003

Income (loss) before provision for income taxes	6,304	(32,630)		(26,326)
Provision (benefit) for income taxes	2,016	(12,017	)(g)	(10,001)

Net income (loss)	$4,288	$(20,613)		$(16,325)

Unaudited pro forma consolidated statement of operations
for the thirteen weeks ended April 30, 2006

	For the 54 Day Period from March 8, 2006 to April 30, 2006	For the 37 day period from January 30, 2006 to March 7, 2006	Pro forma adjustments(a)		Pro forma
	(In thousands)
Food and beverage revenues	$41,502	$27,562	$—		$69,064
Amusements and other revenues	34,932	22,847	—		57,779

Total revenues	76,434	50,409	—		126,843
Cost of products	15,414	10,294	—		25,708
Operating payroll and benefits	22,028	14,293	—		36,321
Other store operating expenses	23,573	15,577	211	(b)	39,361
General and administrative expenses	5,272	3,480	—		8,752
Depreciation and amortization expense	6,741	4,328	243	(d)	11,312
Startup costs	1,406	880	87	(b)	2,373

Total operating costs	74,434	48,852	541		123,827

Operating income	2,000	1,557	(541)		3,016
Interest expense, net	5,244	649	1,368	(f)	7,261

Income (loss) before provision for income taxes	(3,244)	908	(1,909)		(4,245)
Provision (benefit) for income taxes	(1,216)	422	(850	)(g)	(1,644)

Net income (loss)	$(2,028)	$486	$(1,059)		$(2,601)

Notes to unaudited pro forma consolidated statements of operations
(dollars in thousands)

          (a)   The Merger has been accounted for as a purchase in conformity with Statement of Financial Accounting Standards No. 141, "Business Combinations."

          (b)   Represents the change in rent expense to reflect the adjustment of operating leases to fair value following the Merger.

          (c)   Reflects additional costs associated with incentive compensation arrangements with certain executives related to change in control events, the pro rata portion of estimated annual payments to WS Midway Holdings, Inc. under the terms of an expense reimbursement agreement and additional administrative expenses associated with the Merger.

          (d)   Represents the difference in depreciation and amortization expense during the pro forma periods related to the amortization of smallwares inventory to conform to the accounting policy we adopted following the Merger, amortization of certain trademarks recorded in connection with the Merger and change in depreciation expense related to the fair values of assets acquired.

          (e)   Represents the difference in interest expense during the pro forma period for the fiscal year ended January 29, 2006 related to our new senior credit facility, including the delayed drawdown of $50,000 related to the payments to dissenters, the $175,000 Restricted Notes and a bridge funding fee incurred in connection with the Merger.

          (f)    Represents the difference in interest expense during the pro forma period for the thirteen week period ended April 30, 2006 related to our new senior credit facility, including the delayed drawdown of $50,000 related to the payments to dissenters and the $175,000 Restricted Notes.

          (g)   Represents the estimated tax effect of pro forma adjustments (b) through (f) at the applicable statutory tax rates.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        Accounting principles generally accepted in the United States require operating results for Dave & Buster's prior to the Merger completed March 8, 2006 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the Merger for Dave & Buster's are presented as the Successor's results in the historical financial statements and include 54 days from March 8, 2006 to April 30, 2006. The following table sets forth our selected historical consolidated statement of operations data for each of the five fiscal years in the period ended January 29, 2006, the thirteen-week period ended May 1, 2005, and the 37 day period ended March 7, 2006 of the Predecessor and the 54 day period ended April 30, 2006 of the Successor. The statement of operations data for each of the three fiscal years in the period ended January 29, 2006 (Predecessor) and the balance sheet data as of January 29, 2006 and January 30, 2005 (Predecessor) were derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data and the balance sheet data as of and for the thirteen weeks ended May 1, 2005, and the 37 day period ended March 7, 2006 of the Predecessor and the 54 day period ended April 30, 2006 of the Successor, were derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all normal recurring adjustments necessary to present fairly the data for such periods and as of such dates. Operating results for the periods ended March 7, 2006 (Predecessor) and April 30, 2006 Successor are not necessarily indicative of the results that may be expected for fiscal 2006.

        This table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the financial statements and related notes included elsewhere in this prospectus. This historical consolidated financial data is not indicative of our future financial position or operating results.

							37 Day Period from January 30, 2006 to March 7, 2006	54 Day Period from March 8, 2006 to April 30, 2006
	Fiscal year ended					Thirteen weeks ended May 1, 2005
	February 3, 2002(1)	February 2, 2003(1)	February 1, 2004(1)	January 30, 2005(4)	January 29, 2006
	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)	(Successor)
	(Dollars in thousands)
Statement of operations data:
Food and beverage revenues	$181,358	$192,882	$191,881	$209,689	$253,996	$61,392	$27,562	$41,502
Amusement and other revenues	176,651	180,870	170,941	180,578	209,456	54,343	22,847	34,932

Total revenues	358,009	373,752	362,822	390,267	463,452	115,735	50,409	76,434
Operating expenses:
Cost of products:
Cost of food and beverage	44,904	46,220	46,354	51,367	61,818	16,028	7,111	10,755
Cost of amusement and other	22,035	22,532	21,788	21,704	25,475	6,477	3,183	4,659

Total cost of products	66,939	68,752	68,142	73,071	87,293	22,505	10,294	15,414
Operating payroll and benefits	110,478	114,904	105,027	110,542	132,384	32,775	14,293	22,028
Other store operating expenses	104,757	114,957	108,413	119,509	151,677	33,988	15,577	23,573
General and administrative expenses	20,653	25,640	25,033	26,221	31,158	7,692	3,480	5,272
Depreciation and amortization expense(5)	31,426	33,156	32,741	34,238	42,616	9,741	4,328	6,741
Startup costs	4,578	1,520	—	1,295	5,325	78	880	1,406

Total operating costs	338,831	358,929	339,356	364,876	450,453	106,779	48,852	74,434

Operating income	19,178	14,823	23,466	25,391	12,999	8,956	1,557	2,000
Interest expense, net	7,820	7,143	6,926	5,586	6,695	1,773	649	5,244

Income (loss) before provision for income taxes and cumulative effect of a change in accounting principles	11,358	7,680	16,540	19,805	6,304	7,183	908	(3,244)
Provision (benefit) for income taxes	4,099	2,592	5,619	6,925	2,016	2,622	422	(1,216)

Income (loss) before cumulative effect of a change in accounting principle	7,259	5,088	10,921	12,880	4,288	4,561	486	(2,028)
Cumulative effect of a change in accounting principle(2)	—	(7,096)	—	—	—	—	—	—

Net income (loss)	$7,259	$(2,008)	$10,921	$12,880	$4,288	$4,561	$486	$(2,028)

Statement of cash flow data:
Cash provided by (used in):
Operating activities	$61,233	$41,840	$43,670	$49,064	$65,423	$13,369	$10,741	$5,189
Investing activities	(42,345)	(22,206)	(27,421)	(81,772)	(63,271)	(10,849)	(10,600)	(280,589)
Financing activities	(17,546)	(21,625)	(16,729)	37,160	(5,957)	(4,967)	89	282,911

Balance sheet data (as of end of period):
Cash and cash equivalents	$4,521		$2,530		$6,935		$11,387		$7,582		$5,177				$15,323
Working capital (deficit)	(4,478)		(4,231)		(220)		(7,656)		(37,206)		(5,324)				(13,977)
Property and equipment, net	307,484		296,770		291,473		331,478		374,616		332,111				345,185
Total assets	358,316		338,531		340,201		401,171		423,062		397,471				542,894
Total debt	90,396		67,794		53,534		88,143		80,175		82,854				289,147
Stockholders' equity	167,390		166,585		179,784		196,945		205,220		202,204				106,221
Other data:
Capital expenditures	$61,293		$22,956		$24,292		$34,234		$62,066		$10,866		$10,600		$5,955
Number of complexes at end of period	31		32		33		43		46		43		46		47
Ratio of earnings to fixed charges(3)	1.72	x	1.48	x	2.11	x	2.29	x	1.32	x	2.49	x	1.46	x	—

(1)
As more fully described in "Management's discussion and analysis of financial condition and results of operations," we have restated our previously issued financial statements for these periods due to certain lease accounting issues.

(2)
"Cumulative effect of a change in accounting principle" reflects the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). On February 4, 2002 we adopted SFAS 142, which requires annual impairment analyses of intangible assets. In connection with the adoption of this standard, an impairment analysis was performed resulting in the write-off of goodwill expense of $7,096.

(3)
For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and the cumulative effect of a change in accounting principle plus fixed charges. Fixed charges consist of net interest expense (including capitalized interest), the amortization of deferred debt issuance costs, and the interest component of operating rents (calculated as one-third of total rent expense, which in our opinion, is a reasonable approximation of the interest factor). Earnings for the 54 day period ended April 30, 2006 (Successor) were insufficient to cover the fixed charges by $3,283.

(4)
On November 1, 2004, we completed the acquisition of nine Jillian's locations, pursuant to an asset purchase agreement, for cash and the assumption of certain liabilities. The results of the acquired complexes are included in our consolidated results beginning on the date of acquisition.

(5)
On August 28, 2005, a subsidiary of ours closed the acquired Jillian's complex located at the Mall of America in Bloomington, Minnesota due to continuing operating losses attributable to this complex and unsuccessful efforts to renegotiate the terms of the related leases. As a result of the closing, we recorded pre-tax charges of approximately $3,000 in fiscal 2005. Additional depreciation, amortization and impairment of the assets which were abandoned and whose carrying value was not recoverable represented approximately $2,500 of the charge and is included in depreciation and amortization expense, we also incurred expenses of approximately $500 related to severance and other costs required to close the complex.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations contains forward-looking statements. Our actual results may differ materially from those suggested by our forward-looking statements for various reasons, including those discussed in the "Risk factors" and "Forward-looking statements" sections of this prospectus. We do not have any intention or obligation to update forward-looking statements included in this prospectus.

General

        Our fiscal year ends on the Sunday after the Saturday closest to January 31. References to Fiscal 2005, 2004 and 2003 are to the 52 weeks ended January 29, 2006, January 30, 2005, and February 1, 2004, respectively. All references to the first quarter of 2006 relate to the combined 54 day period ended April 30, 2006 of the Successor and the 37 day period ended March 7, 2006 of the Predecessor. All references to the first quarter of 2005 relate to the thirteen week period ended May 1, 2005. All dollar amounts are presented in thousands, unless otherwise noted, except share and per share amounts.

Merger with WS Midway Acquisition Sub, Inc.

        Dave & Buster's was acquired on March 8, 2006, by WS Midway Holdings, Inc., a newly-formed Delaware corporation, through the merger (the "Merger") of WS Midway Acquisition Sub, Inc., a newly-formed Missouri corporation and a direct, wholly-owned subsidiary of WS Midway Holdings, Inc., with and into Dave & Buster's with Dave & Buster's as the surviving corporation. Affiliates of Wellspring Capital Management LLC ("Wellspring") and HBK Investments L.P. ("HBK") control approximately 82% and 18%, respectively, of the outstanding capital stock of WS Midway Holdings, Inc. Although we continue as the same legal entity after the Merger, the accompanying condensed consolidated statements of operations, stockholders equity and cash flows present our results of operations and cash flows for the periods preceding the Merger ("Predecessor") and the period succeeding the Merger ("Successor"), respectively.

        At the effective time of the Merger discussed above, the following events occurred:

  1.
  All outstanding shares of Dave & Buster's common stock (including those issued upon the conversion of our convertible subordinated notes), other than shares held by WS Midway Holdings, Inc. or held by stockholders who perfected their appraisal rights under Missouri law, were converted into the right to receive $18.05 per share without interest, less any applicable withholding taxes;

  2.
  All outstanding options or warrants to acquire our common stock were converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05, without interest, less any applicable withholding taxes; and

  3.
  To the extent not converted into shares of our common stock, we redeemed for cash our convertible subordinated notes due 2008 and the indenture governing the convertible notes ceased to have any effect.

        The Merger resulted in a change of ownership of 100 percent of the Company's outstanding common stock and is being accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations". The purchase price paid in the Merger has been "pushed down" to the Company's financial statements and is allocated to record the acquired assets and liabilities assumed based on their fair value. The Merger and the allocation of the purchase price have been recorded as of March 8, 2006 based on preliminary valuation studies. The allocation of the purchase price is subject to change based on completion of such studies, the resolution of matters related to dissenting shareholders referred to below and the resolution of certain personnel matters. The purchase price was approximately $389,412, of which approximately $337,679 has been paid as of July 24, 2006. The sources and uses of funds in connection with the Merger are summarized below:

Sources
Revolving credit facility	$4,376
Senior secured credit facility	50,000
Senior notes	175,000
Other liabilities—dissenting shareholders	51,733
Equity contribution	108,100
Cash on hand	203

Total sources	$389,412

Uses
Consideration paid to stockholders	$213,102
Consideration paid to convertible note and warrant holders	44,390
Consideration paid to option holders	9,279
Consideration payable to dissenting shareholders	51,733
Payment of existing debt	51,137
Transaction costs	19,771

Total uses	$389,412

        Holders of up to approximately 2.6 million shares notified us of their intent to exercise dissenters' rights and initiate proceedings under Section 351.455 of the General and Business Corporation Law of Missouri to demand fair value with respect to their shares. On July 10, 2006, the Company and all dissenting shareholders reached an agreement which provides, among other things, for the permanent and irrevocable settlement of all claims among the parties. The settlement agreement requires the Company to pay approximately $51,733 to the shareholders on or before August 15, 2006. Payments of the settlement will be funded from borrowings under our senior secured credit facility. Accordingly, we have recorded a long term liability of $51,733 related to our obligation under the settlement agreement.

Restatement of previously issued financial statements

        On February 7, 2005, the Chief Accountant of the SEC issued a letter to the American Institute of Certified Public Accountants, which clarified existing generally accepted accounting principles applicable to leases. We have reviewed the principles covered in the letter with our Audit Committee, specifically the accounting for construction allowances and rent holiday. As a result, we and our Audit Committee determined that our previously issued financial statements should be restated.

        Prior to November 1, 2004, we recognized straight line rent expense for leases beginning on the opening date of our complexes and other facilities. This had the effect of excluding the construction period of these facilities from the calculation of the period over which rent is calculated. We now include the construction period in the calculations of straight-line rent. Rent incurred during the construction period is capitalized as a component of the cost of the facilities and is amortized over a period equal to the lesser of the initial non-cancelable lease term plus any periods covered by renewal options that we consider reasonably assured of exercising, or the useful life of the related assets. Rent incurred during the startup period is included in startup costs.

        Additionally, we have changed our classification of construction allowances in our consolidated balance sheets to include the allowances as a component of deferred lease liabilities, which are being amortized as a reduction to rent expense over the terms of the respective leases. Prior to November 1, 2004, construction allowances were recorded as a reduction of property and equipment and the related amortization was classified as a reduction in depreciation and amortization expense. Furthermore, construction allowances are now presented as a component of cash flows from operating activities in the consolidated statements of cash flows. Prior to November 1, 2004 our consolidated statements of cash flows reflected construction allowances as a reduction of capital expenditures within investing activities.

        The cumulative effect of the restatement adjustments through our February 1, 2004 balance sheet was to increase property and equipment, net and deferred lease liabilities, by approximately $44,312 and $49,327, respectively, and to reduce deferred tax liabilities and stockholders' equity by approximately $1,931 and $3,105, respectively. Adjustments to rent expense and depreciation expense, net of the related tax effects, resulted in aggregate decreases in net income of $68,000 and $260,000 for the fiscal years ended February 1, 2004 and February 2, 2003, respectively.

        The financial statements included in this prospectus reflect the impact of these restatements. The management's discussion and analysis below gives effect to these restatements.

Acquisitions and disposals

        On November 1, 2004, we completed the acquisition of nine Jillian's locations, pursuant to an asset purchase agreement, for cash and the assumption of certain liabilities. The cash requirements of the acquisition were funded from our existing credit facility. The results of the acquired complexes are included in our consolidated results beginning on the date of acquisition.

        On August 28, 2005, a subsidiary of ours closed the acquired Jillian's complex located at the Mall of America in Bloomington, Minnesota due to continuing operating losses attributable to this complex and our unsuccessful efforts to renegotiate the terms of the related leases. As a result of the closing, we recorded total pre-tax charges of approximately $3,000 in the initial thirty-nine weeks of fiscal 2005. The charges included $2,500 of second quarter expenses for additional depreciation, amortization and impairment of the assets that were abandoned and whose carrying value was not recoverable as of July 31, 2005. This portion of the charge is included in depreciation and amortization expense in the accompanying consolidated statements of operations. Additionally, $500 of the charges was recorded during the third quarter and related to severance and other costs required to complete the closure of the complex (approximately $400 in operating payroll and benefits and approximately $100 in other store operating expenses).

        In order to address lower than anticipated levels of post-acquisition revenues and operating results from our acquired Jillian's stores, we are converting several of our Jillian's locations to our new "Dave & Buster's Grand Sports Café" brand. We believe this conversion will enhance and accelerate our efforts to improve the results of operations of these stores from those achieved since completion of the Jillian's acquisition. We began converting the stores in September 2005, and have converted five of the stores in fiscal 2005. We converted one additional store in the first quarter of 2006. We will continue to evaluate the performance of the converted stores in order to determine if conversion of the remaining units is appropriate.

        In October 2005, we acquired the general partner interest in a limited partnership which owns a Jillian's complex in the Discover Mills Mall near Atlanta, Georgia for a total cost of approximately $1,169. The limited partner currently earns a preferred return on its remaining invested capital. We currently have a 50.1 percent interest in the income or losses of the partnership. After deducting the preferred return to the limited partner, our interest in the income or losses of the partnership is not expected to be significant to our results of operations until the limited partner receives a full return of its invested capital and preferred return. We also manage the complex under a management agreement for which we receive a fee of 4.0 percent of operating revenues annually. We account for our general partner interest using the equity method due to the substantive participative rights of the limited partner in the operations of the partnership.

        See note 3 to the consolidated financial statements for the fiscal year ended January 29, 2006 included elsewhere in this prospectus for additional information on these acquisitions.

Overview

        We monitor and analyze a number of key performance measures and indicators in order to manage our business and evaluate our financial and operating performance. Those indicators include:

        Revenues.    We derive revenues primarily from food and beverage and amusement sales. For the fiscal year ended January 29, 2006, we derived 35.7 percent of our total revenue from food sales, 19.1 percent from beverage sales, 43.0 percent from amusement sales and 2.2 percent from other sources. For the thirteen weeks ended April 30, 2006, we derived 35.5 percent of our total revenue from food sales, 19.0 percent from beverage sales, 43.7 percent from amusement sales and 1.8 percent from other sources. We continually monitor the success of current food and beverage items, the availability of new menu offerings, our menu price structure and our ability to adjust prices where competitively appropriate. In the beverage component, we operate fully licensed facilities, which means that we have full beverage service throughout the complex. Our complexes also offer an extensive array of amusements, including state-of-the-art simulators, high-tech video games, traditional pocket billiards and shuffleboard, as well as a variety of redemption games, which dispense coupons that can be redeemed for prizes in our Winner's Circle. Our redemption games include basic games of skill, such as skee-ball and basketball, and the prizes in our Winner's Circle range from small-ticket novelty items to high-end electronics, such as flatscreen televisions. We review the game play on existing amusements in an effort to match amusements availability with guest preferences. We will continue to invest in new games as they become available and prove to be attractive to our guests. We invested approximately $8,900 in new games during 2005. We currently anticipate spending approximately $8,100 on new games during the full fiscal year of 2006.

        We believe that special events business is a very important component of our revenue, because a significant percentage of the guests attending a special event are in a Dave & Buster's for the first time. This is a very advantageous way to introduce the concept to new guests. Accordingly, we place considerable emphasis on this area through our in-store sales teams.

        Cost of products.    Cost of products includes the cost of food, beverages and Winner's Circle amusement items. During the fiscal year ended January 29, 2006, our cost of food products averaged 25.4 percent of food revenue and our cost of beverage products averaged 22.4 percent of beverage revenue. During the thirteen weeks ended April 30, 2006, our cost of food products averaged 26.1 percent of food revenue and our cost of beverage products averaged 25.5 percent of beverage revenue. Our amusement cost of products averaged 11.0 percent and 12.2 percent of amusement revenues for the fiscal year 2005 and for the thirteen weeks ended April 30, 2006, respectively. Our cost of products is driven by product mix and pricing movements from third party suppliers. In 2004, we began purchasing a number of our amusement items direct from Asia, which contributed to lower amusement cost of products. We continually strive to gain efficiencies in both the acquisition and use of products while maintaining high standards of product quality.

        Operating payroll and benefits.    Operating payroll and benefits consist of wages, employer taxes and benefits for our store personnel. We continually review the opportunity for efficiencies principally through scheduling refinements.

        Other store operating expenses.    Other store operating expenses consist of store-related occupancy, restaurant expenses, utilities, repair and maintenance and marketing costs.

        Liquidity and cash flows.    Our primary source of cash flow is from operating activities and availability under our revolving credit facility.

        Quarterly fluctuations, seasonality and inflation.    As a result of the substantial revenues associated with each new complex, the timing of new complex openings will result in significant fluctuations in quarterly results. We also expect seasonality to be a factor in the operation or results of our business in the future with anticipated lower third quarter revenues and higher fourth quarter revenues associated with the year-end holidays. We also expect that increasing energy costs will continue to exert pressure on both supplier pricing and consumer spending related to entertainment and dining alternatives. The effects of any supplier price increases are expected to be partially offset by selected menu price increases where competitively appropriate. However, there is no assurance that the cost of our product will remain stable or that the federal or state minimum wage rate will not increase. We expect that our historically higher revenues during the fourth quarter due to the winter holiday season will continue to make our financial results susceptible to the impact of severe weather on customer traffic and sales during that period.

Results of operations

        The following table sets forth selected data, in thousands of dollars and as a percentage of total revenues (unless otherwise noted) for the periods indicated. All information is derived from the consolidated statements of operations included in this prospectus.

	54 Day period from March 8, 2006 to April 30, 2006		37 Day period from January 30, 2006 to March 7, 2006		Thirteen weeks ended April 30, 2006		Thirteen weeks ended May 1, 2005
	(Successor)		(Predecessor)		(Combined)		(Predecessor)
Food and beverage revenues	$41,502	54.3%	$27,562	54.7%	$69,064	54.4%	$61,392	53.0%
Amusement and other revenues	34,932	45.7%	22,847	45.3%	57,779	45.6%	54,343	47.0%

Total revenues	76,434	100.0%	50,409	100.0%	126,843	100.0%	115,735	100.0%
Cost of food and beverage (as a percentage of food and beverage revenues)	10,755	25.9%	7,111	25.8%	17,866	25.9%	16,028	26.1%
Cost of amusement and other (as a percentage of amusement and other revenues)	4,659	13.3%	3,183	13.9%	7,842	13.6%	6,477	11.9%

Total cost of products	15,414	20.2%	10,294	20.4%	25,708	20.3%	22,505	19.4%
Operating payroll and benefits	22,028	28.8%	14,293	28.4%	36,321	28.6%	32,775	28.3%
Other store operating expenses	23,573	30.9%	15,577	30.9%	39,150	30.9%	33,988	29.5%
General and administrative expenses	5,272	6.9%	3,480	6.9%	8,752	6.9%	7,692	6.6%
Depreciation and amortization expense	6,741	8.8%	4,328	8.6%	11,069	8.7%	9,741	8.4%
Startup costs	1,406	1.8%	880	1.7%	2,286	1.8%	78	0.1%

Total operating costs	74,434	97.4%	48,852	96.9%	123,286	97.2%	106,779	92.3%
Operating income	2,000	2.6%	1,557	3.1%	3,557	2.8%	8,956	7.7%

Interest expense, net	5,244	6.8%	649	1.3%	5,893	4.6%	1,773	1.5%
Income (loss)) before provisions for income taxes	(3,244)	(4.2)%	908	1.8%	(2,336)	(1.8)%	7,183	6.2%
Provision (benefit) for income taxes	(1,216)	(1.5)%	422	0.8%	(794)	(0.6)%	2,622	2.3%

Net income (loss)	$(2,028)	(2.7)%	$486	1.0%	$(1,542)	(1.2)%	$4,561	3.9%

Cash provided by (used in):
Operating activities	$5,189		$10,741		$15,930		$13,369
Investing activities	(280,589)		(10,600)		(291,189)		(10,849)
Financing activities	282,911		89		283,000		(4,967)
Change in comparable store sales(1)						6.1%		(1.7)%
Stores open at end of period(2)		47		46		47		43
Comparable stores open at end of period		33		33		33		33
Effective tax rate						34.0%		36.5%

(1)
"Comparable store sales" (year-over-year comparison of complexes open at least 18 months as of the beginning of each of our fiscal years) is a key performance indicator used within our industry and are indicative of acceptance of our initiatives as well as local economic and consumer trends.

(2)
The number of stores open at April 30, 2006 includes the opening of a complex in New York Times Square on April 5, 2006, the openings of complexes in Omaha, Buffalo and Kansas City in the second, third and fourth quarters of 2005, respectively.

Thirteen Weeks ended April 30, 2006 compared to May 1, 2005

Revenues

        Total revenues increased 9.6 percent, or $11,108, for first quarter 2006 compared to first quarter 2005.

        Our revenue mix was 54.4 percent for food and beverage and 45.6 percent for amusements and other. This compares to 53.0 percent and 47.0 percent, respectively, for the comparable period in 2005. The shift in our revenue mix was influenced by the success of two promotional efforts launched in the second quarter of 2005, our "Power Combo" promotion and our "Super Charge" promotion. The "Power Combo" promotion provides our guests with a value offering that includes selected entrees and a game card at a fixed price. Our "Super Charge" promotion allows guests to increase purchased game play on certain Power Cards by twenty-five percent for a discounted amount.

        Revenues at our comparable stores increased 6.1 percent for first quarter 2006 over the same period for 2005. Food sales at our comparable stores increased by 11.0 percent over sales levels achieved in the same period of 2005. This increase in food sales was accomplished in part by the continued success of our "Power Combo" promotion. Our "Power Combo" promotion was bolstered by six weeks of advertising on cable television in all of our markets. No similar marketing efforts were deployed in the first quarter of 2005. Beverage sales at our comparable stores increased by 6.9 percent over first quarter 2005 as we experienced continued positive results of our "Late Night Happy Hour" and other promotional activity around the beverage component of our business. Comparable store amusements revenue in the first quarter of 2006 increased by 1.9 percent versus the same period of 2005.

        Comparable special events revenues accounted for 12.8 percent of consolidated revenue for the first quarter of 2006, down from 13.8 percent in the comparable 2005 period.

Cost of products

        Cost of food and beverage products declined 20 basis points to 25.9 percent of revenue for the first quarter of 2006 compared to 26.1 percent for the first quarter of 2005. For our comparable Dave & Buster's locations, food and beverage costs as a percentage of revenue decreased 10 basis points to 25.8 percent.

        The costs of amusements, as a percentage of amusements revenue, increased 170 basis points as a result of the revenue mix changes described above.

Operating payroll and benefits

        Operating payroll and benefits increased 30 basis points to 28.6 percent of revenue for the first quarter of 2006, compared to 28.3 percent for the first quarter of 2005. This increase was primarily driven by additional training costs and incentive compensation costs.

Other store operating expenses

        Other store operating expenses increased 140 basis points to 30.9 percent for the first quarter of 2006, compared to 29.5 percent for the same period of 2005. This increase was primarily driven by increase in marketing costs due to the six weeks of advertising on cable television venues in all of our markets, offset by decreases in other operating expenses. No similar marketing efforts were deployed in the first quarter of 2005. We anticipate spending approximately $19,000 in our marketing efforts for fiscal year 2006 compared to approximately $16,000 in fiscal 2005.

General and administrative expenses

        General and administrative expenses consist primarily of personnel, facilities and professional expenses for the various departments of corporate headquarters. General and administrative expenses increased 30 basis points for the first quarter of 2006 compared to the first quarter of 2005. Reductions in costs incurred for legal and audit services were offset by expenses associated with the Merger transactions and accruals for estimated incentive compensation programs.

Depreciation and amortization expense

        Depreciation and amortization expense increased $1,328 primarily due to new store openings and the conversion of several of our Jillian's locations to the Dave & Buster's Grand Sports Cafe brand in 2005.

Startup costs

        Startup costs include costs associated with the opening and organizing of new complexes or conversion of existing complexes, including the cost of feasibility studies, staff-training and recruiting and travel costs for employees engaged in such startup activities. All startup costs are expensed as incurred. The increase in startup costs as a percentage of revenues is primarily attributed to the opening of our Times Square location in the first quarter of 2006 compared to the opening of our Omaha location in the second quarter of 2005. Startup costs were also impacted in the first quarter of 2006 due to the conversion of one of our Jillian's locations to the Dave & Buster's Grand Sports Café brand. We began converting the Jillian's stores in September 2005 and converted five of the stores in the third and fourth quarters of 2005.

Interest expense

        The increase in interest expense is attributed to borrowings of $62,414 under our new senior secured credit facility and the private placement of $175,000 aggregate principal amount of senior notes that were obtained in connection with the Merger.

Provision for income taxes

        Our effective tax rate differs from the statutory rate primarily due to the deduction for FICA tip credits and state income taxes.

Fiscal 2005 compared to fiscal 2004

Revenues

        Total revenues increased 18.8 percent, or $73,185, for fiscal 2005 compared to fiscal 2004. The revenue increase was generated from the following components of our operations:

Acquired Jillian's branded stores	12.5%
Dave & Buster's branded stores opened in fiscal 2004 and 2005	4.6%
Comparable Dave & Buster's branded stores	1.5%
Other	0.2%

Total increase	18.8%

        Our revenue mix was 54.8 percent for food and beverage and 45.2 percent for amusements and other. This compares to 53.7 percent and 46.3 percent, respectively, for the comparable period in 2004. The shift in our revenue mix was influenced by the success of our "Power Combo" promotion and our "Super Charge" promotion at our Dave & Buster's stores, partially offset by the operations of our

Jillian's branded stores which traditionally have a larger percentage of revenue attributable to amusements.

        Revenues at our comparable stores increased 1.5 percent for fiscal` 2005 compared to the same period for 2004. Food sales at our comparable stores increased by 5.7 percent over sales levels achieved in the same period of 2004. This increase in food sales was accomplished primarily by the success of our "Power Combo" promotion. Beverage sales at our comparable stores increased by 4.3 percent over fiscal 2004 as we experienced continued success of our "Late Night Happy Hour" and other promotional activity around the beverage component of our business. Comparable store amusements revenue in fiscal 2005 declined by 2.6 percent versus the same period of 2004, due in part to the discounted game play resulting from our promotional activities.

        Comparable special events revenues accounted for 16.4 percent of consolidated revenue for fiscal 2005, up from 16.1 percent in the comparable 2004 period.

Cost of products

        Cost of food and beverage products decreased 20 basis points to 24.3 percent of revenue for fiscal 2005, compared to 24.5 percent for fiscal 2004. For our comparable Dave & Buster's locations, food and beverage costs as a percentage of revenue decreased 50 basis points to 24.3 percent and food and beverage cost as a percentage of revenue. These decreased costs were offset by higher food and beverage costs at our Jillian's locations, which were 26.4 percent of revenue. Higher food and beverage costs at our Jillian's locations were due in part to costs associated with the implementation of new menu items.

        The costs of amusements, as a percentage of amusements revenue, remained flat compared to 2004. Margin improvements achieved by purchasing amusement redemption items directly from Asia were offset by the impact of the revenue mix changes described above.

Operating payroll and benefits

        Operating payroll and benefits increased 30 basis points to 28.6 percent of revenue for fiscal 2005, compared to 28.3 percent for fiscal 2004. This increase was primarily driven by additional management training costs and the $400 in severance costs required to close the acquired Jillian's complex located at the Mall of America.

Other store operating expenses

        Other store operating expenses increased 210 basis points to 32.7 percent for fiscal 2005, compared to 30.6 percent for the same period of 2004. Occupancy costs as a percentage of total revenues increased 80 basis points as a result of Jillian's higher rent and tax costs compared to their sales volumes. Increases in utility costs (50 basis points) and restaurant expense (70 basis points) also contributed to the overall increase.

General and administrative expenses

        General and administrative expenses consist primarily of personnel, facilities and professional expenses for the various departments of corporate headquarters. General and administrative expenses, as a percentage of revenues, remained flat for fiscal 2005, compared to 2004. The increase in absolute dollars of approximately $4,900 was primarily attributable to increases in personnel costs and services in support of the acquired Jillian's locations and new store growth.

Depreciation and amortization expense

        Depreciation and amortization expense increased primarily due to ongoing expense associated with the Jillian's locations acquired in November 2004 and the charge related to the August 28, 2005 closure of the Jillian's complex located at the Mall of America in Bloomington, Minnesota. We closed the complex due to continuing operating losses and unsuccessful efforts to renegotiate the terms of the related leases. As a result of the closing, we recorded a pre-tax charge of approximately $2,500 in the second quarter of 2005. The charge consisted of additional depreciation, amortization and impairment of the assets which were abandoned and whose carrying value was not recoverable as of July 31, 2005.

Startup costs

        Startup costs include costs associated with the opening and organizing of new complexes or conversion of existing complexes, including the cost of feasibility studies, staff-training and recruiting and travel costs for employees engaged in such startup activities. All startup costs are expensed as incurred. Through October 30, 2005, rent incurred between the time construction is substantially completed and the time the complex opens was included in startup costs. Beginning October 31,2005, all rent incurred during the construction period is expensed and included in startup costs. The increase in startup costs as a percentage of revenues is primarily attributed to the opening of our Omaha, Buffalo and Kansas City locations in the second, third, and fourth quarters of 2005 compared to the opening of our Santa Anita location in the third quarter of 2004. Startup costs were also impacted in fiscal 2005 due to the conversion of five of our Jillian's locations to our new "Dave & Buster's Grand Sports Café" brand.

Interest expense

        Interest expense as a percentage of revenues remained flat as a percentage of revenues, however increased in absolute dollars approximately $1,100. The increase in absolute dollars is attributed to the increased borrowings under our debt facility as a result of the Jillian's acquisition. During fiscal year 2005, we reduced our outstanding debt by approximately $8,000.

Provision for income taxes

        Our effective tax rate differs from the statutory rate primarily due to the deduction for FICA tip credits and state income taxes.

Fiscal 2004 compared to fiscal 2003

Revenues

        Total revenues increased 7.6 percent, or approximately $27,400, for fiscal 2004 compared to fiscal 2003. The acquisition of nine Jillian's locations in the fourth quarter of fiscal 2004 contributed approximately $19,800 of the increase ($11,300 of additional food and beverage revenue and $8,500 of additional amusements and other revenue). The revenue increase was generated from the following components of our operations:

Acquired Jillian's branded stores	5.5%
Non-comparable Dave & Buster's branded stores	2.8%
Comparable Dave & Buster's branded stores	(0.2)%
Other	(0.5)%

Total increase	7.6%

        Comparable store total revenues for fiscal 2004 were down approximately $800 (0.2 percent) from results achieved in 2003. Food and beverage revenues were up approximately 0.7 percent over 2003 driven primarily by a 2.8 percent increase in comparable beverage revenues. Food revenues were down 0.4 percent from fiscal 2003 at our comparable stores. Amusement revenues declined by 1.6 percent from 2003. We believe the decline in our comparable store revenues resulted primarily from the impact of the economic conditions on our guests' discretionary income.

        Revenue from non-comparable Dave & Buster's stores (stores not included in the comparable base) increased primarily from the 53 additional store weeks in 2004 at our Toronto location, which was acquired in 2003 and the opening of a new Dave & Buster's in Arcadia, California. In 2004, our revenue mix was 53.7 percent for food and beverage and 46.3 percent for amusements and other revenue. This compares to 52.9 percent and 47.1 percent, respectively, for 2003. Continued emphasis on special events and party business had a positive impact with comparable store party sales at 16.1 percent of total revenues compared to 15.5 percent last year.

Cost of products

        Cost of products as a percentage of revenues decreased to 18.7 percent for fiscal 2004 from 18.8 percent for fiscal 2003. Increases in food and beverage costs, which were principally attributed to higher prices of cooking oil and other groceries, were partially offset by a decrease in the cost of amusements of approximately 70 basis points. This reduction was significantly influenced by reduced costs achieved through our direct import of merchandise from Asia.

Operating payroll and benefits

        As a percentage of revenue, operating payroll and benefits were 28.3 percent in fiscal 2004, down 60 basis points from 28.9 percent in fiscal 2003 due to continued labor control initiatives. Operating payroll and benefits increased, in absolute dollars, to approximately $110,500 for fiscal 2004 from approximately $105,000 for fiscal 2003, an increase of $5,500, or 5.3 percent. The increase in absolute dollars was attributed to the addition of approximately 1,600 employees at the acquired Jillian's locations, the opening of a new complex in California and a full year of payroll from the Toronto location.

Other store operating expenses

        As a percentage of revenues, other store operating expenses were 30.6 percent in fiscal 2004 compared to 29.9 percent in fiscal 2003. The increase is primarily a result of approximately $4,200 additional in marketing expenses and expenses associated with an additional 117 weeks of non-comparable store operations over fiscal 2003.

General and administrative expenses

        General and administrative expenses, as a percentage of revenues, were 6.7 percent for fiscal 2004 compared to 6.9 percent in fiscal 2003. The increase in absolute dollars in 2004 compared to 2003 was primarily attributable to expenditures related to compliance with the requirements of the Sarbanes-Oxley Act.

Depreciation and amortization expense

        Depreciation and amortization expense increased to approximately $34,200 in fiscal 2004 compared to $32,700 in fiscal 2003, an increase of $1,500, or 4.6 percent. The increase was primarily a result of the addition of new stores through acquisition and construction.

Startup costs

        Startup costs totaled approximately $1,300 in 2004. We opened one new store (Arcadia, California) in 2004 and no new stores were opened in 2003.

Interest expense

        Interest expense decreased to approximately $5,600 in fiscal 2004 compared to $6,900 in fiscal 2003, a decrease of $1,300, or 19.4 percent. Debt reductions prior to the Jillian's acquisition and increased interest capitalization as a result of new store construction and other capital projects contributed to the overall reduction in interest expense in fiscal year 2004 from prior year amounts.

Provision for income taxes

        The effective tax rate for fiscal 2004 was 35.0 percent in fiscal 2004 compared to 34.0 percent in fiscal 2003. The increase in the effective tax rate is primarily attributed to increases in the state tax component of our provision primarily due to the acquisition of Jillian's, offset by the deduction for FICA tip credits.

Liquidity and capital resources

        Total cash requirements of the Merger of approximately $337,679 were used to (i) purchase our common stock, outstanding options and warrants, and shares issued upon the conversion of our convertible subordinated notes; (ii) redeem our convertible subordinated notes if not previously converted; (iii) repay in full all funds borrowed under our existing credit facility, and terminate such facility; and (iv) to pay certain fees, costs and expenses related to the Merger. These financing requirements were financed through a cash equity contribution of $108,100 by affiliates of Wellspring and HBK, proceeds from a new $160,000 senior secured credit facility and proceeds from the issuance of $175,000 Restricted Notes. See "Summary—The Transactions."

        In connection with the Merger, we terminated our existing credit facility and entered into a new senior secured credit facility (the "Senior Credit Facility") that provides a $100,000 term loan facility (with up to $50,000 of the term loan facility available on a delayed-draw basis for a period of six months) with a maturity of seven years from the closing date of the Merger and provides a $60,000 revolving credit facility with a maturity of five years from the closing date of the Merger. The $60,000 revolving credit facility includes (i) a $20,000 letter of credit sub-facility, (ii) a $5,000 swingline sub-facility and (iii) a $5,000 (in US Dollar equivalent) sub facility available in Canadian dollars to the Canadian subsidiary. The revolving credit facility will be used to provide financing for working capital and general corporate purposes. As of April 30, 2006, borrowings under the revolving credit facility were $12,414, we drew approximately $50,000 under the term loan facility and had $6,200 in letters of credit outstanding.

        Our Senior Credit Facility is secured by all of our assets. On April 30, 2006, borrowings under the revolving credit facility and term debt facility were $12,414 and $50,000, respectively. Borrowings on the credit facility bear interest at a floating rate based upon the bank's prime interest rate 7.75 percent at April 30, 2006) or, at our option, the applicable Eurodollar rate 5.06 percent at April 30, 2006), plus a margin, in either case, based upon financial performance, as prescribed in the new credit facility.

        Interest rates on borrowings under our Senior Credit Facility vary based on the movement of prescribed indexes and applicable margin percentages. See "Description of other indebtedness—our senior credit facility." On the last day of each calendar quarter, we are required to pay a commitment fee in respect to any unused commitments under the revolving credit facilities or the term loan facility. Our Senior Credit Facility requires scheduled quarterly payments of principal on the term loans at the end of each of our fiscal quarters beginning June 2006 in aggregate annual amounts equal to 1 percent of the original aggregate principal amount of the term loan with the balance payable ratably over the final four quarters. Our indebtedness increased $157,239 as of January 29, 2006 to $237,414 as of April 30, 2006 and, as a result, our annual interest expense increased materially.

        The Senior Credit Facility and the indenture governing the Exchange Notes contain restrictive covenants that, among other things, limit our ability and the ability of our subsidiaries to, among other things: incur additional indebtedness, make loans or advances to subsidiaries and other entities, make capital expenditures, declare dividends, acquire other businesses or sell assets. In addition, under the Senior Credit Facility, we are required to meet certain financial covenants, ratios and tests, including a minimum fixed charge coverage ratio and a maximum leverage ratio. The indenture under which the Exchange Notes are to be issued also contain customary covenants and events of defaults. See "Description of other indebtedness."

        We believe that cash flow from operations, together with borrowings under the Senior Credit Facility, will be sufficient to cover our working capital, capital expenditures and debt service needs in the foreseeable future. Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness, or to fund planned capital expenditures, will depend on our future performance, which is subject to general economic conditions, competitive environment and other factors as described in the "Risk factors" section of this prospectus.

Historical cash flows

First Quarter 2006 compared to First Quarter 2005

        As of April 30, 2006, we had cash and cash equivalents of $15,323 and available borrowing capacity of $41,386 under our Senior Credit Facility.

        Cash flow from operations was $15,930 for the first quarter of 2006 compared to $13,369 for the first quarter of 2005. The increase in cash flow from our operations was partially offset by $1,596 in required payments for income taxes and $2,087 in required interest payments during the first quarter of 2006.

        Cash used in investing activities was $291,189 for the first quarter of 2006 compared to $10,849 for the first quarter of 2005. The investing activities for the first quarter of 2006 consisted of cash paid in connection with the Merger of $213,102 consideration paid to stockholders, $44,390 consideration paid to convertible note and warrant holders, $9,279 consideration paid to option holders, and $7,940 in transaction costs and $16,555 of capital expenditures. The capital expenditures primarily related to new store development and construction costs for our Times Square location, which opened on April 5, 2006, conversion costs for one of our Jillian's complexes to the "Dave & Buster's Grand Sports Café" brand. The investing activities for the first quarter of 2005 included over $3,700 in games, approximately $1,400 for new store development and construction (primarily construction costs for the July 2005 store opening in Omaha, Nebraska) and normal capital expenditures at existing stores.

        We plan on financing our future growth through operating cash flows, debt facilities and tenant improvement allowances from landlords. We expect to spend approximately $43,800 (excluding tenant improvement allowances) in capital expenditures during fiscal year 2006. Our 2006 expenditures will include approximately $19,800 for new store construction, and $24,000 in maintenance capital and new games. On April 5, 2006, we opened one new complex in Times Square and anticipate opening an additional complex in 2006 near Minneapolis, Minnesota.

        Cash provided from financing activities was $283,000 for the first quarter of 2006 compared to cash used from financing activities of $4,967 in the first quarter of 2005. Proceeds from debt incurred in connection with the Merger aggregated $237,414 and cash equity contributions received in connection with the Merger aggregated $108,100. These proceeds were used to acquire common stock of the

Predecessor and to repay in full all obligations related to funds borrowed under our existing credit facility, and terminate such facility.

        Holders of up to approximately 2.6 million shares notified us of their intent to exercise dissenters' rights and initiate proceedings under Section 351.455 of the General and Business Corporation Law of Missouri to demand fair value with respect to their shares. On July 10, 2006, the Company and all dissenting shareholders reached an agreement which provides, among other things, for the permanent and irrevocable settlement of all claims between the parties associated with the Merger or the dissenting action. The settlement agreement requires the Company to pay approximately $51,733 to the Shareholders on or before August 15, 2006.

        Payments of the settlement will be funded from borrowings under the Senior Credit Facility. Accordingly, we have recorded a long-term liability of $51,733 related to our obligation under the settlement agreement.

Fiscal 2005 compared to fiscal 2004 and fiscal 2003

        Net cash provided by operating activities increased to $65,423 in 2005 compared to $49,064 in 2004 and $43,670 in 2003. The increases were attributed primarily to the complimentary changes in the components of working capital and deferred rent.

        Cash used in investing activities was $63,271 in 2005 compared to $81,772 in 2004 and $27,421 in 2003. The investing activities for 2005 included approximately $8,900 to purchase games, approximately $30,700 for new store development and construction (primarily construction costs for the new stores, which opened in Omaha, Nebraska, Buffalo, New York and Kansas City, Kansas in July, October and November 2005, respectively) and normal capital expenditures at previously existing stores. The addition of three new complexes represents our largest new store construction efforts since 2001. We spent approximately $3,500 in capital expenditures during fiscal 2005 to convert five Jillian's stores to the "Dave & Buster's Grand Sports Café" brand. The majority of the re-branding expenditures were incurred in the fourth quarter of fiscal 2005.

        In October 2005, we acquired the general partner interest in a limited partnership, which owns a Jillian's complex in the Discover Mills Mall near Atlanta, Georgia. The cost of this interest, acquired pursuant to an auction held by the bankruptcy court was $1,169 The current agreement provides for payment of a preferred return to the limited partners and a management fee to us prior to distributions of other net operating income or losses.

        The investing activities for 2004 included the acquisition of the nine Jillian's locations, which required cash of $47,876 and $34,234 of other capital expenditures, the opening of our Arcadia, California store, installation of MICROS point-of-sale systems at all Dave & Buster's locations, completion of our Winner's Circle conversion projects and normal capital expenditures. The investing activities for 2003 included over $9,000 to purchase games, the $3,600 acquisition of the Toronto complex from a licensee and normal capital expenditures at previously existing stores.

        Cash used in financing activities was $5,957 in 2005 compared to cash provided of $37,160 in 2004 and a use of cash of $16,729 in 2003. The 2005 cash used in financing activities was used to reduce outstanding debt balances. The 2004 cash provided by financing activities was the result of increased debt used to fund the Jillian's acquisition, net of debt pay down during the first three quarters of 2004. Cash used in financing activities in fiscal 2003 was used to reduce outstanding debt balances and payment of debt fee costs.

Contractual obligations and commercial commitments

        The following tables set forth our contractual obligations and commercial commitments as of April 30, 2006 (excluding interest):

Payment due by period

	Total	1 year or less	2-3 years	4-5 years	After 5 years
	(In thousands)
Senior Credit Facility(1)(3)	$62,414	$500	$1,000	$1,000	$59,914
Senior notes	175,000	—	—	—	175,000
Operating leases under sale/leaseback transactions	54,459	3,171	6,468	6,639	38,181
Other operating leases(2)	501,872	36,930	73,931	73,902	317,109
Payable to dissenting shareholders(3)	51,733	51,733	—	—	—
Other	11	6	5

Total	$845,489	$92,340	$81,404	$81,541	$590,204

(1)
Our Senior Credit Facility includes a $60,000 revolving credit facility, with a $20,000 letter of credit sub-facility and a Canadian $5,000 revolving sub-facility. As of April 30, 2006, borrowings under the revolving credit facility were $12,414, we drew approximately $50,000 under the term loan facility and had $6,200 in letters of credit outstanding.

(2)
During the fourth quarter of 2005, our board of directors approved an operating lease agreement for a future site located near Minneapolis, Minnesota, which we anticipate opening in fiscal 2006. Future obligations related to this agreement are included in the table above. We have an operating lease agreement for a future site located near Tempe, Arizona. Our commitments under the Tempe, Arizona agreement are contingent upon, among other things, the landlord's delivery to us of access to the premises for construction. Further obligations related to this agreement are not included in the table above.

(3)
On July 10, 2006 the Company reached an agreement with all shareholders who had exercised their dissenter rights under the General Business Corporation Law of Missouri. The agreement provides for the permanent and irrevocable settlement of all claims between the parties. The settlement agreement requires the Company to pay approximately $51,733 to the shareholders on or before August 15, 2006. Payments of the settlements will be funded from borrowings under the Senior Credit Facility.

Accounting policies

        We believe that the following critical accounting policies, among others, represent our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        Purchase Accounting—We have accounted for the Merger in accordance with Statement of Financial Accounting Standards (SFAS) 141, "Business Combinations," whereby the purchase price paid is allocated to record the acquired assets and liabilities assumed at fair value on the closing date of the Merger. The Merger and the allocation of the purchase price have been recorded as of March 8, 2006. In connection with the preliminary purchase price allocation, we have made estimates of the fair values of our long-lived and intangible assets based upon assumptions that we believe are reasonable related to discount rates and asset lives utilizing currently available information, and in some cases, preliminary valuation results from independent valuation specialists. As of April 30, 2006, we have recorded preliminary purchase accounting adjustments to the carrying value of our property and equipment, to establish intangible assets for our tradenames and trademarks and to revalue our rent liability, among other matters. This allocation of the purchase price is preliminary and subject to finalization of independent analysis. The allocation of the purchase price is subject to change based on completion of such studies, resolution of matters related to dissenting shareholders and the resolution of certain personnel matters. The adjustments, if any, arising out of the finalization of the allocation of the purchase price will not impact our cash flows including cash interest and rent. However, such adjustments could result in material increases or decreases to net income and earnings before interest expense, income taxes, depreciation and amortization. Further revisions to the purchase price allocation will be made as additional information becomes available.

        Property and equipment—Expenditures that substantially increase the useful lives of the property and equipment are capitalized, whereas costs incurred to maintain the appearance and functionality of such assets are charged to repair and maintenance expense. Interest costs and rent (through October 30, 2005) incurred during construction are capitalized and depreciated based on the estimated useful life of the underlying asset. Interest costs capitalized during the construction of facilities in 2005, 2004 and 2003 were $295, $668, and $170, respectively. As disclosed under "Recent Accounting Pronouncements" below, beginning October 31, 2005, we no longer capitalize such rental costs. These costs are depreciated over various methods based on an estimate of the depreciable life, resulting in a charge to our operating results. Our actual results may differ from these estimates under different assumptions or conditions.

        Reviews are performed regularly to determine whether facts or circumstances exist that indicate the carrying values of our property and equipment are impaired. We assess the recoverability of our property and equipment by comparing the projected future undiscounted net cash flows associated with these assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the estimated fair market value of the assets. Changes in the estimated future cash flows could have a material impact on our assessment of impairment.

        Income taxes—We use the liability method for recording income taxes which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that are recognized in the financial statements and as measured by the provisions of enacted tax laws.

        The calculation of our tax liabilities involves significant judgment and evaluation of uncertainties in the interpretation of complex tax regulations. As a result, we have established reserves for taxes that may become payable in future years as a result of audits by tax authorities. Tax reserves are reviewed regularly pursuant to Statement of Financial Accounting Standard No. 5 "Accounting for Contingencies." Tax reserves are adjusted as events occur that affect our potential liability for additional taxes, such as the expiration of statutes of limitations, conclusion of tax audits, identification of additional exposure based on current calculations, identification of new issues, or the issuance of statutory or administrative guidance or rendering of a court decision affecting a particular issue. Accordingly, we may experience significant changes in our tax reserves in the future if, or when, such events occur.

        Accounting for amusements operations—Deposits on Power Cards used by guests to activate most of our midway games are generally recognized at the time of sale rather than when utilized, as the estimated amount of unused deposits which will be used for future game activations has historically not been material to our financial position or results of operations. Certain of our midway games allow guests to earn coupons which may be redeemed for prizes. The cost of these prizes is included in the cost of amusement products and is generally recorded when the coupons are redeemed, we have established a liability for the estimated amount of earned coupons which will be redeemed in future periods.

        Accounting for smallware supplies—Prior to the Merger, smallware supplies inventories, consisting of china, glassware and kitchen utensils were capitalized at the store opening date, or when the smallwares inventory is increased due to changes in our menu, and are reviewed periodically for valuation. Smallware replacements are expensed as incurred. Through the purchase price allocation, smallwares inventory was reclassified to property and equipment. In addition, we will record smallwares as fixed assets and amortize smallwares over an estimated useful life of 7 years.

Recent accounting pronouncements

        In October 2005, the Financial Accounting Standards Board ("FASB") issued a FASB Staff Position ("FSP"), FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The FSP addresses accounting for rental costs associated with building and ground operating leases that are incurred during a construction period. The Board concluded that such rental costs incurred during a construction period should be recognized as rental expense. The FSP requires a lessee to cease capitalizing rental costs as of the first reporting period beginning after December 15, 2005. Early adoption was permitted. Accordingly, effective October 31, 2005, we no longer capitalize rent incurred during the construction period. The impact of this new standard on our future financial statements will be dependent on the number of complexes opened each period and the terms of the related lease agreements.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payments," SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the fair value of those awards on the grant date. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005. We adopted SFAS No. 123R as of the beginning of our first quarter of 2006 using the modified prospective method, which required us to record stock compensation for all unvested and new awards as of the adoption date. Accordingly, we have not restated prior period amounts presented herein. We recorded non-cash charges for stock compensation of approximately $25 in the period from January 30, 2006 to March 7, 2006. The impact of SFAS 123R on our results of operations for the period after the Merger cannot be predicted at this time, because no additional options have been issued.

Quantitative and qualitative disclosures about market risk

        We have market risk associated with our foreign operations. We have market risk relating to changes in the general level of interest rates. Our earnings are affected by changes in interest rates due to the impact of those changes on our interest expense from variable rate debt. Effective June 30, 2006, we entered into two interest rate swap agreements that expire in 2011, to change a substantial portion of our variable rate debt to fixed rate debt. Pursuant to the swap agreements, the interest rate on notional amounts is fixed at 5.31%. Our agreements to fix a portion of our variable rate debt mitigate our interest rate risk.

        Our market risk associated with our foreign operations is considered by management to be immaterial due to the limited size of our investment in the Toronto operations compared to our total portfolio of operating restaurant/entertainment complexes. The result of an immediate 10 percent devaluation of the U.S. dollar in 2006 from January 29, 2006 levels relative to our foreign currency translation would result in a decrease in the U.S. dollar-equivalent of foreign currency denominated net income and would be insignificant.

BUSINESS

Overview

        We are North America's largest operator of large-format, high-volume restaurant/entertainment complexes. Our complexes combine high-quality casual dining with an extensive array of entertainment attractions. Our menu includes a wide variety of moderately-priced food and beverage offerings, and our highly-trained staff provide attentive and friendly service for our guests. Our complexes appeal to a diverse customer base by providing a distinctive entertainment and dining experience in a high-energy, casual setting. Founded in 1982 with a single location, we have since grown to become a leader in the restaurant /entertainment industry, operating 47 units across the United States and Canada.

        We currently serve approximately 19 million guests per year, comprised of an almost equal number of men and women. Our complexes cater primarily to adults aged 21 to 44 and operate seven days a week, typically from 11:30 a.m. to midnight on weekdays and 11:30 a.m. to 2:00 a.m. on weekends. Our average complex is 52,000 square feet in size, but the size of our complexes can range between 28,000 and 68,000 square feet, depending on the characteristics of the markets in which they are located. We carefully select the appropriate size and location of our new complexes after thoroughly analyzing a variety of economic, demographic and strategic considerations.

        The layout of each complex is designed to maximize guest crossover between its multiple entertainment and dining areas. Each location provides full, sit-down food service not only in the restaurant areas, but also in various locations within the complex. Our menu places special emphasis on quality meals, including gourmet pastas, steaks, sandwiches, salads and an outstanding selection of desserts. We update our menus on a regular basis to reflect current trends and guest favorites. Each of our locations offers full bar service throughout the complex, including over 35 different beers and a wide selection of wine, spirits and non-alcoholic beverages.

        Our amusement offerings include state-of-the-art simulators, high-tech video games, traditional pocket billiards and shuffleboard, as well as a variety of redemption games, which dispense coupons that can be redeemed for prizes in our Winner's Circle. Our redemption games include basic games of skill, such as skee-ball and basketball, and the prizes in our Winner's Circle range from small-ticket novelty items to high-end electronics, such as flatscreen televisions.

        In addition, each of our locations has multiple special event facilities that are used for hosting private parties, business functions and other corporate sponsored events. We believe our special event facilities provide a highly attractive alternative to traditional restaurants and hotels, which generally do not offer combined entertainment and dining.

        We believe that each location's combination of high-quality food and beverages, multiple entertainment attractions, superior service and commitment to casual fun for adults provides a unique dining and entertainment experience for our guests.

        For the thirteen weeks ended April 30, 2006 (Combined):

  •
  approximately 54.4% of total revenues was derived from food and beverage and 45.6% was derived from amusements; and

  •
  approximately 12.8% of total revenues was derived from special events.

        For the fiscal year ended January 29, 2006:

  •
  approximately 54.8% of total revenues was derived from food and beverage and 45.2% was derived from amusements; and

  •
  approximately 16.4% of total revenues was derived from special events.

Strengths

        Strong recurring cash flow.    We have a proven track record of generating strong, stable cash flow from our existing portfolio of complexes. We invest in each of our facilities on a systematic and regular basis, which allows us to avoid major periodic refurbishments and provides us with greater cash flow stability. We have generally used our internally generated cash flow after maintenance capital expenditures to fund our new store growth and to reduce our long-term debt.

        Substantial embedded benefit from recent initiatives.    We believe that we are well positioned to continue to benefit from a number of our recent initiatives designed to increase our sales and cash flow, maximize our capacity utilization and cross-sell our food and game offerings. During 2005 and the first quarter of fiscal 2006, we:

  •
  opened three new complexes during the second half of fiscal 2005 and added an additional complex in the first quarter of fiscal 2005, the full year benefit of which we will receive in fiscal year 2006 and beyond; and

  •
  developed a national-cable television advertising campaign that has been recently launched.

        Unique and competitively differentiated market position.    Our combination of high-quality casual dining and exciting entertainment attractions provides our guests with a unique experience. We provide the convenience and enjoyment of a one-stop dining and entertainment experience which provides an attractive alternative to traditional leisure activities, such as dinner and a movie. Furthermore, our distinct restaurant, bar and entertainment areas allow our guests the flexibility to enjoy any combination of our offerings. We believe the large scale and complexity of our operations, significant capital investments required to open new sites and our operational expertise provide us with a substantial competitive advantage.

        Proven twenty-three year operating history and management expertise.    Dave & Buster's is a time-tested concept that has been popular with our customers since 1982, the year we opened our first complex in Dallas, Texas. We have since added 46 complexes in the United States and Canada.

        Our management team has developed an expertise for operating large-format, high-volume restaurant/entertainment complexes. We believe that our management's extensive experience in the restaurant/entertainment industry provides them with strong insights into our loyal customer base and enables us to create a dynamic entertainment environment for our guests. We believe our strong track record of selecting and operating successful new locations demonstrates the continuing appeal of the Dave & Buster's brand.

        Growing special events business.    Our corporate and group special events business is an important and growing component of our revenue stream. Our special events business is important to us because it generates strong margins, can be scheduled during off-peak hours and introduces a significant number of our guests to the Dave & Buster's concept. Each of our complexes offers multiple venues for hosting these events, including private rooms with a full range of audio/visual equipment. We believe our special event facilities provide a highly attractive alternative to traditional restaurants and hotels, which generally do not offer combined entertainment and dining. We have grown our special events revenue from $42.0 million in fiscal year 2001 to $76.0 million in fiscal year 2005, representing a 12.6 percent compound annual growth rate.

        Loyal and local customer base.    Our strong operating history has been driven in large part by repeat business from our local customer base. Our typical guests tend to live within 15 miles of our complexes and spend approximately $24.00 per visit. Our average guest visits one of our locations two times a year and our most frequent guests visit our complexes multiple times per week. As a result, we believe our revenues are not highly dependent upon the tourist economy.

        Commitment to guest satisfaction.    We make a significant effort to consistently deliver a unique experience and maximize guest enjoyment in both our dining and entertainment offerings. We regularly update our menus based on popular trends and guest favorites. We attempt to differentiate ourselves by offering a wide variety of entertainment options and providing our guests with the opportunity to interact and enjoy friendly competition with friends, family members and co-workers.

Strategy

        Continue to enhance existing operations.    We believe the following strategies will drive same-store sales growth, increase traffic during off-peak times and enhance the value perception of our combined food, beverage and entertainment offerings among our guests.

  •
  Continue to drive customer value and generate off-peak business through promotions. We will continue to utilize innovative promotions to drive increased business at our existing locations. In 2005, we introduced our Power Combo promotion which combined our dining and entertainment offerings for the first time in our history. Power Combo provides our guests with the option to purchase a $10.00 Power Card combined with a select entree for a total price of $15.99 to $18.99. At the same time, we introduced our Super Charge promotion which enables our guests to increase the value of newly purchased or refilled Power Cards by twenty-five percent for a discounted amount. These promotions have been well received by our guests and, since their introduction, we have experienced eight consecutive months of positive comparable same-store sales growth.

  •
  Enhance profitability and generate future business through special events. We have a dedicated special events sales team that will continue to pursue profitable special events business with both new and existing clients. We will continue to explore methods of expanding this component of our business through menu enhancements and innovative sales techniques to drive improvements in same-store sales and increase our profitability.

  •
  Complete the revitalization of the Jillian's locations. We will continue revitalizing the former Jillian's locations converted to our new "Dave & Buster's Grand Sports Café" brand to improve their operating performance. We completed the re-branding of five Jillian's locations in late 2005 and converted one additional store in the first quarter of 2006. As part of this effort, we are refurbishing facilities, updating and enhancing our amusement and menu offerings, providing additional training to our employees and re-negotiating leases. In addition, we have replaced each former Jillian's store manager with an experienced Dave & Buster's-trained manager. We will continue to evaluate the performance of the converted stores in order to determine if conversion of the remaining units is appropriate.

        Maintain focus on disciplined growth.    We have implemented, and will continue to follow, a highly disciplined growth strategy. We conduct comprehensive evaluations of potential locations to select only those that we believe will generate attractive returns on investment. Prior to selecting a location, we thoroughly analyze demographic, economic, strategic and other factors. Our disciplined growth strategy has resulted in our new locations typically generating positive cash flow from their first day of operations. Consistent with our growth strategy, we opened three new complexes during 2005, one new complex in 2006 and expect to open one additional complex during 2006. We believe that our scalable new store model will continue to provide us with the flexibility to expand into a wide variety of both urban and suburban locations.

Offerings

        We offer a unique combination of high-quality casual dining with an extensive array of entertainment attractions, such as pocket billiards, video games, interactive simulators and traditional redemption-style games of skill.

Food and beverage

        Our menu places special emphasis on quality meals, including gourmet pastas, steaks, sandwiches, salads and an outstanding selection of desserts. We update our menus on a regular basis to reflect current trends and guest favorites. Each of our locations offers full bar service throughout the complex, including over 35 different beers and a wide selection of wine, spirits and non-alcoholic beverages. We believe that each location's combination of high-quality food and beverages and attentive and friendly service provides a unique dining experience for our guests.

Entertainment

        Our locations offer an extensive array of amusements and entertainment options including "Million Dollar Midway" games and "Traditional" games. Furthermore, our complexes are equipped with multiple televisions and high-quality audio systems offering our guests an attractive venue for watching live sports matches and other televised events.

        Million Dollar Midway games.    The largest area in each complex is the Million Dollar Midway, which is designed to provide high-energy entertainment through a broad selection of electronic, skill and sports-oriented games. The Million Dollar Midway includes both classic midway game entertainment and high-technology games.

  •
  Classic midway game entertainment includes sports-oriented games of skill, redemption-style games and Dave & Buster's Downs, which is one of several multiple player race games offered in each entertainment complex. At the Winner's Circle, players can redeem coupons won from selected games of skill for a wide variety of prizes, many of which display our Dave & Buster's logo. The prizes include electronic equipment, sports memorabilia, stuffed animals, clothing and small novelty items.

  •
  High-technology game attractions vary among the complexes and may include large screen interactive electronic games, such as the multiplayer Daytona USA racing simulator and Derby Owners Club.

        A Power Card activates most midway games and can be recharged for additional play. The Power Card enables guests to activate games more easily and encourages extended play of games. By replacing coin-activation, the Power Card eliminates the technical difficulties and maintenance issues associated with coin-activated equipment. Furthermore, the Power Card increases our flexibility to adjust the pricing and promotion of our games.

        Traditional games and entertainment.    In addition to the attractions in the Million Dollar Midway, each of our locations offers a number of traditional entertainment options. These traditional offerings include pocket billiards, shuffleboard tables, and also include special event rooms, which are designed for hosting private social parties, business gatherings and sponsored events.

Location and development

        We believe that the location of our complexes is critical to our long-term success. Significant time and resources are devoted to thoroughly analyze each prospective site. In general, we target high-profile sites within metropolitan areas. We seek areas with populations of between 500,000 and one million for our intermediate-size sites, and areas with populations over one million for our mega-size sites. During our diligence process, we carefully analyze a variety of economic and demographic information such as average income levels, consumer preferences and age distribution for each prospective site. In addition, we also consider other factors, including the following:

  •
  visibility;

  •
  parking and accessibility to regional highway systems;

  •
  zoning;

  •
  regulatory restrictions;

  •
  proximity to shopping areas, office complexes, tourist attractions, theaters and other high-traffic venues;

  •
  competition; and

  •
  regional economic outlook.

        We continually seek to identify and evaluate new locations for expansion. The exterior and interior layout of our complexes is flexible and can be readily adapted to different types of buildings. We open complexes in both new and existing structures, and in both urban and suburban areas. The typical cost of opening a mega-size Dave & Buster's has ranged from approximately $10.0 million to $12.0 million, excluding preopening expenses and developer allowances, depending upon the location and condition of the premises. For intermediate-size models, the typical cost has ranged from approximately $7.0 million to $9.0 million, excluding preopening expenses and developer allowances, depending upon the location and condition of the premises. Our typical complex currently ranges from $7.0 million to $12.0 million, excluding preopening expenses and developer allowances. We typically receive developer allowances that range from $1.4 million to $3.0 million resulting in a net cash cost of $5.9 million to $9.0 million, exclusive of preopening costs. We expect both mega-size and intermediate-size models to generate a similar return on investment and positive Store-level cash flow from the first day of operations.

        We base our decision of owning or leasing a site on the complex's projected economics and availability of the site for purchase. Opening a leased facility reduces our capital investment in a complex because we do not incur land and site improvement costs and may also receive a construction allowance from the landlord for improvements. We currently lease 43 of our 47 locations.

Marketing, advertising and promotion

        Our corporate marketing department manages our marketing, advertising and promotional programs with the assistance of an external advertising agency and a national public relations firm. In addition, our corporate marketing department is also responsible for controlling media and production costs. We anticipate spending approximately $19.0 million in our marketing efforts for fiscal year 2006 compared to approximately $16.0 million in fiscal 2005.

        In order to expand our guest base, we focus our marketing efforts in three key areas:

  •
  advertising and system-wide promotions;

  •
  field marketing and local promotions; and

  •
  special events for corporate and group guests.

        We regularly conduct market research to better understand our brand, our guests and to develop engaging messages and promotional programs. In addition, we develop marketing and media plans that are highly localized and designed to support individual market opportunities and local store marketing initiatives. We continue to utilize in-store promotions, emails and customer communications to increase visit frequency and average check size.

        Our corporate and group sales programs are managed by our sales department, which provides direction, training, and support to our special events managers and their teams within each complex. The primary focus for the special events sales teams is to identify and contact corporations, associations, organizations, and community groups within the team's marketplace for purposes of booking group events. The special events sales teams pursue corporate and social group bookings through a variety of sales initiatives including outside sales calls and cultivation of repeat business.

Seasonality

        The fourth quarter of our fiscal year achieves the highest revenue and profitability, primarily as a result of the significant special events business during the period. This special events business is impacted by the number of holiday parties held during this time of the year. The third quarter is normally the lowest producing quarter in terms of revenue and profitability with first and second quarter being somewhat similar in results.

Competition

        The restaurant industry is highly competitive, and competition among major companies that own or operate restaurant chains is especially intense. Restaurants compete on the basis of name recognition and advertising; the price, quality, variety, and perceived value of their food offerings; the quality of their customer service; and the convenience and attractiveness of their facilities. In addition, despite recent changes in economic conditions, competition for qualified restaurant-level personnel remains high.

        The out-of-home entertainment market is highly competitive. There are a large number of businesses that compete directly and indirectly with us. Although we believe most of our competition comes from localized single attraction facilities that offer a limited entertainment package, we may encounter increased competition in the future. In addition, we may also face increased competition from home-based forms of entertainment such as internet game play and home movie delivery.

Foreign operations

        In fiscal 2004, we acquired the operations of Funtime Hospitality Corp., our former Canadian licensee located in Toronto, for $4.1 million. This complex generated revenue of $9.1 million in fiscal 2005, representing approximately 2.0% of our consolidated revenue. As of April 30, 2006, we had less than 1.5% of our long-lived assets located outside the United States. Our foreign activities are subject to various risks of doing business in a foreign country, including currency fluctuations, changes in laws and regulations and economic and political stability. We do not believe there is any material risk associated with the Canadian operations or any dependence by our domestic business upon the Canadian operations.

Suppliers

        The principal goods used by us are games, prizes and food and beverage products, which are available from a number of suppliers. We have also expanded our contacts with amusement merchandise suppliers through our direct import program. Federal and state mandated increases in the minimum wage could have the repercussion of increasing our expenses, as our suppliers may be severely impacted by higher minimum wage standards.

Intellectual property

        We have registered the trademarks Dave & Buster's® and Power Card® with the United States Patent and Trademark Office and in various foreign countries. We have also registered and/or applied for certain additional trademarks with the United States Patent and Trademark Office and in various foreign countries. We consider our trade name and our signature "bulls-eye" logo to be important features of our goodwill and seek to actively monitor and protect our interest in this property in the various jurisdictions where we operate.

        In connection with our acquisition of nine Jillian's locations, we also acquired the Jillian's® tradename and certain other related marks.

Government regulation

        We are subject to various federal, state, and local laws affecting our business. Each complex is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, amusement, health and safety, and fire agencies in the state, county or municipality in which the complex is located. Each complex is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each complex, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license, or any other required permit or license, in a particular location, or to continue to qualify for, or renew our licenses, could have a material adverse effect on our operations and our ability to obtain such a license or permit in other locations. The failure to comply with other applicable federal, state or local laws, such as federal and state wage and hour laws, may also materially and adversely affect our business.

        We are also subject to "dram-shop" statutes in certain states in which our complexes are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, which we believe is consistent with coverage carried by other entities in our industry. Although we are covered by insurance, a judgment against us under a "dram-shop" statute in excess of our liability coverage could have a material adverse effect on our operations.

        As a result of operating certain entertainment games and attractions, including operations that offer redemption prizes, we are subject to amusement licensing and regulation by the states, counties and municipalities in which we have complexes. Certain entertainment attractions are heavily regulated and such regulations vary significantly between communities. From time to time, existing complexes may be required to modify certain games, alter the mix of games, or terminate the use of specific games as a result of the interpretation of regulations by state or local officials. We have, in the past, had to seek changes in state or local regulations to enable us to open a given location. To date, we have been successful in obtaining all such regulatory changes.

        We are subject to federal, state and local environmental laws, regulations and other requirements, but these have not had a material adverse effect on our operations. More stringent and varied requirements of local and state governmental bodies with respect to zoning, land use, and environmental factors could delay or prevent development of new complexes in particular locations. We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the Americans With Disabilities Act and various family-leave mandates. Although we expect increases in payroll expenses as a result of federal and state mandated increases in the minimum wage, such increases are not expected to be material. However, we are uncertain of the repercussion, if any, of increased minimum wages on our other expenses, as our suppliers may be more severely impacted by higher minimum wage standards.

Employees

        As of April 30, 2006, we employed approximately 8,300 persons, approximately 200 of whom served in administrative or executive capacities, approximately 600 of whom served as management personnel, and the remainder of whom were hourly personnel.

        None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage, strike, or labor dispute. We believe our working conditions and compensation packages are competitive with those offered by our competitors and consider relations with our employees to be good.

Legal proceedings

        On February 28, 2006, at a special meeting of our shareholders, holders of approximately 72% of our outstanding shares voted in favor of the adoption of the Merger Agreement. Holders of up to approximately 2.6 million shares notified us of their intent to exercise dissenters' rights and initiate proceedings under Section 351.455 of the General and Business Corporation Law of Missouri to demand fair value with respect to their shares. On July 10, 2006, the Company and all dissenting shareholders reached an agreement which provides, among other things, for the permanent and irrevocable settlement of all claims between the parties associated with the Merger or the dissenting action. The settlement agreement requires the Company to pay approximately $51.7 million to the shareholders on or before August 15, 2006. Payments of the settlement will be funded from borrowings under our senior secured credit facility.

        We are named as a defendant in routine litigation incidental to our business, including negligence claims for personal injury, consumer claims, claims under federal or state laws governing access to public accommodations and employment-related claims. We are not currently subject to any pending legal proceedings that depart from the normal kind of such actions. In our opinion, the amount of ultimate liability with respect to all actions will not materially affect our consolidated results of operations or financial condition.

Properties

        The following table sets forth the number of restaurant/entertainment complexes which we currently operate in each state/country. Unless otherwise indicated, each of the complexes listed below is leased.

State or country	Number of complexes
Arizona	1
California	6
Colorado	2
Florida(a)(b)	3
Georgia(c)	3
Hawaii	1
Illinois(a)	2
Kansas	1
Maryland	2
Michigan	1
Missouri	1
Nebraska	1
New York	6
North Carolina	1
Ohio(a)(b)	3
Pennsylvania	3
Rhode Island	1
Tennessee	1
Texas(a)	7
Toronto, Canada	1

TOTAL	47

(a)
One complex in the state is owned.

(b)
In each of Florida and Ohio, we own the building and improvements of one complex, and we lease the underlying land.

(c)
Includes one Jillian's complex that we operate under the terms of a limited partnership agreement.

        We also lease a 47,000 square foot office building and 30,000 square foot warehouse facility in Dallas, Texas, for use as our corporate headquarters and distribution center. This lease expires in October 2021, with options to renew until October 2041. We also lease a 22,900 square foot warehouse facility in Dallas, Texas, for use as additional warehouse space. This lease expires in January 2009.

MANAGEMENT

Directors and executive officers

        Each of our directors and officers holds office until a successor is elected or qualified or until his earlier death, resignation or removal. Pursuant to a shareholders agreement, Wellspring has the right to designate all but one of our directors, and HBK has the right to designate, at its option, one observer or one director, in each case reasonably acceptable to Wellspring, to observe or serve, as applicable, on our board of directors for so long as HBK owns 50% of the common stock of WS Midway Holdings, Inc. to which it initially subscribed. In addition, Wellspring and HBK have the right to remove any or all of the directors that they appointed. See "Certain relationships and transactions—Shareholders agreement."

        Set forth below is biographical information regarding our directors and executive officers:

        James W. Corley, 55, a co-founder of the Dave & Buster's concept in 1982, has served as our Chief Executive Officer since April 2003, as our Chief Operating Officer since June 1995 and as director since May 1995. He previously served as Co-Chief Executive Officer and as Co-Chairman of the Board from February 1996 to April 2003. Mr. Corley served as Executive Vice President and Chief Operating Officer of D&B Holding from 1989 through June 1995. From 1982 to 1989, Messrs. Corley and Corriveau operated our business.

        David O. Corriveau, 54, a co-founder of the Dave & Buster's concept in 1982, has served as our President since June 1995 and as a director since May 1995. He previously served as Co-Chief Executive Officer and as Co-Chairman of the Board from February 1996 to April 2003. Mr. Corriveau served as President and Chief Executive Officer of D&B Holding (a predecessor of ours) from 1989 through June 1995. From 1982 to 1989, Messrs. Corriveau and Corley operated our business. Mr. Corriveau is currently on a sabbatical from his full-time duties until March 2007.

        Stephen M. King, 48, has served as Senior Vice President and Chief Financial Officer since March 2006. From 1984 to 2006, he served in various capacities for Carlson Restaurants Worldwide, including Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer and most recently as President and Chief Operating Officer of International.

        Starlette Johnson, 43, has served as Senior Vice President and Chief Administrative Officer since June 2006. From 2004 to June 2006, she was an independent consultant to restaurant, retail and retail services companies. From 1995 to 2004, she served in various capacities (most recently as Executive Vice President and Chief Strategic Officer) of Brinker International, Inc.

        Maria M. Miller, 49, has served as Senior Vice President—Marketing since May 2003. From 2000 to 2003, she was principal and co-founder of a marketing consulting firm and engaged with an internet start-up company.

        J. Michael Plunkett, 55, has served as Senior Vice President—Food, Beverage and Purchasing/Operations Strategy since June 2003. Previously, he served as Senior Vice President of Operations for Jillian's from June 2004 to January 2006, as Vice President of Kitchen Operations from November 2000 to June 2003, as Vice President of Information Systems from November 1996 to November 2000, as Vice President, Director of Training from June 1995 until November 1996 and as Vice President and Director of Training of D&B Holding from November 1994 to June 1995. From 1982 to November 1994, he served in operating positions of increasing responsibilities for us and our predecessors.

        Sterling R. Smith, 53, has served as Senior Vice President—Operations since December 2002. Previously, he served as Vice President of Operations from June 1995 to December 2002 and as Vice President and Director of Operations of D&B Holding from November 1994 to June 1995. From 1983 to November 1994, Mr. Smith served in operating positions of increasing responsibility for us and our predecessors. Mr. Smith is currently on a sabbatical from his full-time duties until February 2007.

        Jay L. Tobin, 48, has served as Senior Vice President and General Counsel since May 2006. From 1988 to 2005, he served in various capacities (most recently as Senior Vice President and Deputy General Counsel) of Brinker International, Inc.

        Jeffrey C. Wood, 44, has served as Senior Vice President and Chief Development Officer since June 2006. Mr. Wood previously served as Vice President of Restaurant Leasing for Simon Property Group from April 2005 until June 2006 and in various capacities (including Vice President of Development and Emerging Concepts and Vice President of Real Estate and Property Development) with Brinker International from 1993 until November 2004.

        Michael J. Metzinger, 49, has served as Vice President—Accounting and Controller since January 2005. Prior to joining us, he served in various capacities (most recently as Executive Director—Financial Reporting) with Carlson Restaurants Worldwide, Inc.

        Greg S. Feldman, 49, became a Director upon consummation of the Merger in March 2006. Mr. Feldman is a Managing Partner of Wellspring, which he co-founded in January 1995.

        Jason B. Fortin, 35, became a Director upon consummation of the Merger. Mr. Fortin is a Partner at Wellspring, which he joined in 1995.

        Carl M. Stanton, 38, became a Director upon consummation of the Merger. Mr. Stanton is a Partner at Wellspring, which he joined in 1998.

Executive Compensation

        The following table sets forth information concerning all compensation paid or accrued by the Company during fiscal 2003, 2004 and 2005 to or for the Company's Chief Executive Officer and the four other highest compensated executive officers of the Company (collectively the "Named Executive Officers").

Long Term Compensation
Annual Compensation(1)
Securities Underlying Options/SARs (#)(3)
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($)(2)			All Other Compensation($)(4)
James W. Corley (CEO & COO)	2005 2004 2003	$ $ $	531,154 480,000 482,308	$ $ $	100,000 280,000 372,400	$ $	566,400 176,600 —	— 40,000 —		— — —
David O. Corriveau (President)	2005 2004 2003	$ $ $	531,154 480,000 482,308	$ $ $	50,000 280,000 372,400	$ $	566,400 176,600 —	— 40,000 —		— — —
William C. Hammett, Jr. (Senior Vice President and Chief Financial Officer)(5)	2005 2004 2003	$ $ $	283,269 260,962 247,663	$ $	— 115,000 114,000	$ $	283,200 132,450 —	— — —		— — —
Sterling R. Smith (Senior Vice President, Operations)	2005 2004 2003	$ $ $	230,115 224,089 216,945	$ $ $	30,000 88,000 79,000	$ $	141,600 132,450 —	— — —	$ $ $	7,931 7,748 7,471
J. Michael Plunkett (Senior Vice President Food, Beverage and Purchasing/Operations Strategy)	2005 2004 2003	$ $ $	219,716 194,615 173,700	$ $ $	27,500 85,000 68,000	$ $ $	188,800 132,450 —	— — —	$ $ $	8,988 6,042 2,006

(1)
The value of perquisites and other personal benefits is not reported as such amounts do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any of the Named Executive Officers.

(2)
Upon consummation of the Merger, all of the restricted stock that had been granted to employees was vested, all restrictions on those shares immediately lapsed, and the holders of those shares of previously restricted stock became entitled to receive the merger consideration of $18.05 less any applicable withholding taxes, for each share of previously restricted stock.

(3)
Upon consummation of the Merger, each outstanding option to purchase our common stock, whether or not vested, was cancelled in exchange for the right to receive, for each share subject to such option, a cash payment equal to the amount by which the $18.05 per share merger consideration exceeded the per share exercise price of the option, without interest, less any applicable withholding taxes.

(4)
Includes matching contributions to the Company's 401(k) and Select Executive Retirement Plan.

(5)
Mr. Hammett resigned as an officer of the Company in March 2006 following the consummation of the Merger and received the payment described below in "—Change-in-control agreements and employment contracts."

Compensation of directors

        The members of our board of directors are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.

Change-in-control agreements and employment contracts

        In 2000, we entered into executive retention agreements with each of Messrs. Corriveau and Corley. In 2001 and 2002, we entered into executive retention agreements with our remaining executive officers, including the named executive officers. Our executive officers hired subsequent to 2002 are not parties to executive retention agreements.

        The executive retention agreements provide that, for the two-year period following stockholder approval of the Merger (or one year in the case of Messrs. Corriveau and Corley), which we refer to as the "employment period," the executive officer will remain our employee. During the employment period, (i) the executive officer's position, authority, duties and responsibilities must be consistent in all material respects with the most significant of those held, exercised or assigned during the 90-day period before stockholder approval of the Merger; (ii) the executive officer must be employed at the location where the executive officer was employed immediately before stockholder approval of the Merger (or any other location that becomes our headquarters and that is not more than 25 miles distant from such prior location); (iii) the executive officer will receive an annual base salary at least equal to 12 times the highest monthly base salary paid or payable by us to the executive officer during the 12-month period immediately preceding the month in which stockholder approval of the Merger occurs; (iv) the executive officer will be awarded an annual bonus, for each fiscal year ending during the employment period, equal to the greater of (A) the maximum bonus that the executive officer could have received pursuant to the annual incentive plan in effect 90 days before stockholder approval of the Merger or (B) 60% of the executive officer's annual base salary (the greater amount being referred to below as the "annual bonus"); and (v) the executive officer will be entitled to additional compensation and benefits, including participation in incentive, savings, and retirement plans, health and other welfare benefits plans, and fringe benefits, on a basis that is no less favorable than that in effect during the 90-day period preceding stockholder approval of the Merger (or, if more favorable, then the basis on which such compensation and benefits is made available to other of our peer executives and to other peer executives of our affiliated companies after stockholder approval of the Merger).

        During the employment period, if the executive officer's employment is terminated by us without cause or by the executive officer for good reason (as such terms are defined in the executive retention agreements), the executive officer will be entitled to (i) a lump-sum cash payment in respect of a bonus, for the fiscal year in which employment is terminated, equal to the annual bonus, pro-rated for the portion of the fiscal year during which the executive officer was employed; (ii) a lump-sum cash severance payment equal to two times the sum of the executive officer's annual base salary and annual bonus; and (iii) continued savings and retirement plans, health and other welfare benefits plans, and fringe benefits for the remainder of the employment period plus two additional years. In addition, in recognition of the special value of their services during the period following the Merger, each of Messrs. Corriveau and Corley is entitled to a special payment equal to the sum of his respective annual base salary and annual bonus if he remains employed for the entirety of the one-year period beginning upon stockholder approval of the Merger.

        The executive retention agreements also provide that if any payments or benefits to be provided to an executive officer (whether pursuant to the executive retention agreement or otherwise) would subject the executive officer to an excise tax under Section 4999 of the Code (i.e., the "golden parachute" provisions), then the total amount of such payments and benefits will be reduced to the minimum extent necessary to cause the executive officer not to be subject to such excise tax, but only if the executive officer would retain more, on an after-tax basis, than if such a reduction were not effected and an excise tax had been paid.

        The following table sets forth the cash severance payments (i.e., the pro rata bonus and severance payments described above) which D&B owes to each named executive officer and all D&B executive officers as a group if, as of April 30, 2006, their employment was terminated by D&B without cause or by the executive officer with good reason:

Name
James W. Corley	$4,478,658
David O. Corriveau	4,443,090
William C. Hammett, Jr.(1)	1,383,260
Sterling R. Smith	983,561
J. Michael Plunkett	980,439
All executive officers as a group (11 persons)	$14,187,643

(1)
Mr. Hammett left the Company in March 2006 following the consummation of the Merger and received the cash severance payments to which he was entitled under the executive retention agreement.

        We also entered into separate employment agreements with each of Messrs. Corriveau and Corley effective as of April 3, 2000. During the 1-year employment period applicable to Messrs. Corriveau and Corley under their respective executive retention agreements, the operation of these employment agreements generally is suspended, and our rights and obligations and the rights and obligations of Messrs. Corriveau and Corley (including, without limitation, severance rights and obligations) are instead determined under their respective executive retention agreements. If Messrs. Corriveau and Corley remain employed after the expiration of the 1-year employment period applicable under their respective executive retention agreements, their respective employment agreements will continue in effect thereafter in accordance with their applicable terms.

        We created an executive retention agreement trust with Wachovia Bank, National Association, in December 2002. The executive retention agreement trust serves as a grantor trust, which is commonly referred to as a "rabbi trust," and is intended to help enable us to meet our obligations under the executive retention agreements with our executive officers and certain of our other employees. The executive retention agreement trust would have required us, upon stockholder approval of the Merger, to fund the executive retention agreement trust with an amount sufficient to pay each executive officer the benefits to which he or she would be entitled under his or her respective executive retention agreement, plus an expense reserve (to the extent not already contributed) that is equal to $75,000, or if greater, the estimated trustee and record-keeper expenses and fees for one year and legal fees. However, on December 7, 2005, the executive retention agreement trust was amended so that upon stockholder approval of the Merger, we were only required to fund the executive retention agreement trust with an amount equal to the applicable expense reserve and, when executive officers (or other employees) become entitled to cash severance payments under their respective executive retention agreements, to fund the executive retention agreement trust with the amount of the cash severance payments, unless we pay those cash severance amounts directly.

PRINCIPAL STOCKHOLDERS

        Our sole stockholder is WS Midway Holdings, Inc. Wellspring Capital Partners III, L.P., an affiliate of Wellspring, owns approximately 82% of the outstanding common stock of WS Midway Holdings, Inc., and HBK Main Street Investments L.P., an affiliate of HBK, owns approximately 18% of the outstanding common stock of WS Midway Holdings, Inc.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Shareholders agreement

        We are a direct, wholly-owned subsidiary of WS Midway Holdings, Inc. Affiliates of Wellspring and HBK control approximately 82% and 18%, respectively, of the outstanding capital stock of WS Midway Holdings, Inc. Wellspring and HBK have entered into a shareholders agreement with WS Midway Holdings, Inc. pursuant to which HBK will be entitled to designate at its option one observer or one director, in each case reasonably acceptable to Wellspring, to observe or serve, as applicable, on our board of directors for so long as HBK owns 50% of the common stock of WS Midway Holdings, Inc. to which it initially subscribed. In addition, HBK may not, without the prior written consent of Wellspring, transfer or pledge any of its shares of common stock other than to certain permitted transferees.

Registration rights agreement

        Wellspring and HBK have entered into a registration rights agreement with WS Midway Holdings, Inc. pursuant to which HBK will have customary tag-along and drag-along rights in connection with any transfers by Wellspring of any of its shares of our common stock. As part of the registration rights agreement, Wellspring receives customary demand registration rights. HBK is also entitled to customary piggyback registration rights in the event that WS Midway Holdings, Inc. registers its common stock with the SEC in connection with a public offering.

Expense reimbursement agreement

        We have entered into an expense reimbursement agreement with an affiliate of Wellspring, pursuant to which the Wellspring affiliate provides general advice to us in connection with our long-term strategic plans, financial management, strategic transactions and other business matters. The expense reimbursement agreement provides for an annual expense reimbursement of up to $750,000 to the Wellspring affiliate. The initial term of the expense reimbursement agreement will expire in March 2011, and after that date such agreement will renew automatically on a year-to-year basis unless one party gives at least 30 days' prior notice of its intention not to renew.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following is a summary of our material indebtedness, other than the Exchange Notes. We emphasize that this summary is not a complete description of all of the terms and conditions of such indebtedness, and it is qualified in its entirety by reference to the documents noted below and all other documents setting forth the terms and conditions of such indebtedness.

Our senior secured credit facility

General

        In connection with the Transactions, we entered into a senior secured credit agreement with a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the terms of our senior secured credit facility.

        Our senior secured credit facility provides for senior secured financing of up to $160.0 million consisting of:

  •
  a $100.0 million term loan facility with a maturity of seven years from March 8, 2006, the closing date of the Transactions (with up to $50.0 million of the term loan facility available on a delayed-draw basis for a period of six months); and

  •
  a $60.0 million revolving credit facility, including a $5.0 million revolving credit sub-facility to the Canadian subsidiary of Dave & Buster's (which may be borrowed in the Canadian dollar-equivalent of such amount), a letter of credit sub-facility of $20.0 million and a swingline sub-facility of $5.0 million, with a maturity of five years from March 8, 2006, the closing date of the Transactions.

        All borrowings under our senior secured credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest and fees

        The interest rates per annum applicable to loans, other than swingline loans, under our senior secured credit facility are, at our option, equal to either a base rate (or, in the case of the Canadian revolving credit facility, a Canadian prime rate) or a Eurodollar rate (or, in the case of the Canadian revolving credit facility, a Canadian cost of funds rate) for one-, two-, three or six-month (or, in the case of the Canadian revolving credit facility, 30, 60, 90 or 180-day) interest periods chosen by us, in each case, plus an applicable margin percentage. Swingline loans bear interest at the base rate plus the applicable margin.

        The base rate is the greatest of: (i) the JPMorgan Chase Bank, N.A. prime rate; (ii) the secondary market rate for three month certificates of deposit (adjusted for statutory reserve requirements) plus 100 basis points; and (iii) 50 basis points over the weighted average of rates on overnight federal funds as published by the Federal Reserve Bank of New York. The Eurodollar rate is determined by reference to settlement rates established for deposits in dollars in the London interbank market for a period equal to the interest period of the loan and the maximum reserve percentages established by the Board of Governors of the United States Federal Reserve to which our lenders are subject.

        The Canadian prime rate is the greater of: (i) the JPMorgan Chase Bank, N.A., Toronto Branch prime rate C$denominated commercial loans to borrowers in Canada and (ii) the sum of (A) the CDOR rate and (B) 1% per annum. The Canadian cost of funds is the fixed rate of interest determined by JPMorgan Chase Bank, N.A., Toronto Branch as being sufficient to compensate JPMorgan Chase Bank, N.A., Toronto Branch for its cost of funds for funding a Canadian cost of funds loan.

        The applicable margin with respect to loans under the revolving credit facility is a percentage per annum equal to (i) 1.75% for base rate loans and Canadian prime rate loans and (ii) 2.75% for Eurodollar loans and Canadian cost of funds loans. The applicable margin with respect to loans under the term loan facility is a percentage per annum equal to (i) 1.50% for base rate loans and (ii) 2.50% for Eurodollar loans and will be subject to adjustment based on performance goals.

        On the last day of each calendar quarter we are required to pay each lender a commitment fee in respect to any unused commitments under the revolving credit facilities or the term loan facility.

Prepayments

        Subject to exceptions, our senior secured credit facility requires mandatory prepayments of the term loan based on certain percentages of excess cash flows and net cash proceeds from asset sales and recovery events or the issuance of certain debt securities.

Amortization of principal

        Our senior secured credit facility requires scheduled quarterly payments of principal on the term loan at the end of each of our fiscal quarters beginning June 2006 in aggregate annual amounts equal to 1% of the original aggregate principal amount of the term loan with the balance payable ratably over the final four quarters.

Collateral and guarantors

        Indebtedness under our senior secured credit facility is guaranteed by WS Midway Holdings, Inc., by all of our current and future domestic subsidiaries (with certain agreed-upon exceptions), and by us with respect to the obligations of the Canadian subsidiary. Indebtedness under our senior secured credit facility is also secured by a first priority security interest in substantially all of our, WS Midway Holdings, Inc.'s and the guarantor subsidiaries' existing and future property and assets (subject to exceptions to be agreed upon), including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property and other personal property and a first priority pledge of our capital stock and the capital stock of the guarantor subsidiaries and of 66% of the voting capital stock of our first-tier foreign subsidiaries.

Restrictive covenants and other matters

        Our senior secured credit facility requires that we comply with the following financial covenants: a minimum fixed charge coverage ratio test and a maximum leverage ratio test. We are required to maintain a minimum fixed charge coverage ratio of 1.00:1.00 and a maximum leverage ratio of 4.75:1.00 as of the end of each fiscal quarter, which will become more restrictive over time (such ratios will be defined in our senior secured credit facility). In addition, our senior secured credit facility includes negative covenants restricting or limiting our, WS Midway Holdings, Inc.'s and our subsidiaries' ability to, among other things:

  •
  incur, assume or permit to exist additional indebtedness or guarantees;

  •
  incur liens and engage in sale-leaseback transactions;

  •
  make loans and investments;

  •
  make capital expenditures;

  •
  declare dividends, make payments on or redeem or repurchase capital stock;

  •
  engage in mergers, acquisitions and other business combinations;

  •
  prepay, redeem or purchase certain indebtedness;

  •
  amend or otherwise alter terms of our material indebtedness and other material agreements;

  •
  sell assets;

  •
  transact with affiliates; and

  •
  alter the business that we conduct.

Such negative covenants are subject to certain exceptions.

        Our senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guarantee or security document supporting our senior secured credit facility to be in full force and effect and a change of control. If an event of default occurs, the lenders under our senior secured credit facility would be entitled to take various actions, including acceleration of amounts due under our senior secured credit facility and all actions permitted to be taken by a secured creditor.

Interest swap agreements

        Effective June 30, 2006 we entered into two interest rate swap agreements that expire in 2011, to change a portion of our variable rate debt to fixed rate debt. Pursuant to the swap agreements, the interest rate on national amounts aggregating $47.4 million at June 30, 2006 is fixed at 5.31 percent. The agreements provide for an increase in the notional amounts to $94.6 million and retention of the 5.31 percent fixed rate at September 30, 2006. The agreements have not been designated as hedges and, accordingly, adjustments required to mark the instruments to their fair value will be recorded as interest expense.

THE EXCHANGE OFFER

Purpose of the exchange offer

        When we sold the Restricted Notes on March 8, 2006, we and our guarantors entered into a registration rights agreement with the initial purchaser of those Restricted Notes.

        Under the registration rights agreement, we and the guarantors agreed for the benefit of the holders of the Restricted Notes that we will use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for an issue of SEC-registered Exchange Notes with the terms identical to the Restricted Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

        Pursuant to the registration rights agreement, we and our guarantors agreed, for the benefit of the holders of the Restricted Notes, to:

  •
  use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for the Exchange Notes with the terms identical terms to the Restricted Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below);

  •
  use our reasonable best efforts to cause the exchange offer registration statement to be declared effective within 180 days of the closing of the offering of the Restricted Notes and to remain effective until the consummation of the exchange offer; and

  •
  use our reasonable best efforts to cause the exchange offer to be consummated within 210 days of the closing of the offering of the Restricted Notes.

        We also agreed to file a shelf registration statement under certain circumstances. If we fail to satisfy these obligations, we have agreed to pay additional interest to the holders of the Restricted Notes under certain circumstances. See "Description of the Exchange Notes—Registration rights."

        The exchange offer is not being made to holders of Restricted Notes in any jurisdiction in which the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the exchange offer

        Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange Restricted Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on                        , 2006. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $175,000,000 aggregate principal amount of Restricted Notes are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of Restricted Notes known to us.

        We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Notes, by giving oral or written notice of such extension to holders as described below. During any such extension, all Restricted Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

        Restricted Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the exchange offer." In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary to ensure that at least five business days remain in the exchange offer following notice of the material announcement. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for tendering Restricted Notes

        When a holder of Restricted Notes tenders, and we accept, Restricted Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions described in this prospectus and the letter of transmittal.

        Valid Tender.    Except as set forth below, a holder of Restricted Notes who wishes to tender notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth under the caption "—Exchange Agent;" or

  •
  if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth under the caption "—Exchange Agent."

        In addition, either:

  •
  the exchange agent must receive the certificates for the Restricted Notes and the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the exchange agent's account at DTC, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering holder that the tendering holder has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against that holder. In this prospectus, the term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Restricted Notes into the exchange agent's account at DTC. Restricted Notes may be tendered in whole or in part in integral multiples of $1,000 principal amount.

        If less than all of the Restricted Notes are tendered, a tendering holder should fill in the principal amount of Restricted Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Restricted Notes delivered to an exchange agent will be deemed to have been tendered unless otherwise indicated.

        If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing and must submit proper evidence satisfactory to us, in our reasonable judgment, of the person's authority to act.

        Any beneficial owner of Restricted Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact that entity promptly if the beneficial owner wishes to participate in the exchange offer.

        The method of delivery of Restricted Notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder, and delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent and should obtain proper insurance. No letter of transmittal or Restricted Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them. We will not accept any alternative conditional or contingent tenders. Each tendering holder, by execution of the letter of transmittal, waives any right to receive any notice of the acceptance of such tender.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where the Restricted Notes were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

        Book-Entry Transfer.    The exchange agent will make a request to establish an account at DTC with respect to Restricted Notes for purposes of the exchange offer within two business days after the date of this prospectus. Subject to the establishment of such accounts, any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program, referred to in this prospectus as "ATOP." Accordingly, holders of Restricted Notes may tender their Restricted Notes by book-entry transfer by crediting the Restricted Notes to the exchange agent's account at DTC in accordance with ATOP and by complying with applicable ATOP procedures with respect to the exchange offer. DTC participants that are accepting the exchange offer should transmit their acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent's account at DTC. DTC will then send an agent's message to the exchange agent for its acceptance in which the holder of the Restricted Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal. Delivery of the agent's message by DTC will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal by the participant identified in the agent's message.

        Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth under the caption "—Exchange Agent;" or

  •
  comply with the guaranteed delivery procedures described below.

        Delivery of documents to DTC does not constitute delivery to the exchange agent.

        Signature Guarantees.    Tendering holders do not need to endorse their certificates for Restricted Notes and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless:

  •
  a certificate for Restricted Notes is registered in a name other than that of the person surrendering the certificate, or

  •
  a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

        In either of these cases, the certificates for Restricted Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," referred to in this prospectus as an "eligible institution," including, as such terms are defined in that rule:

  •
  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or governmental securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association,

unless surrendered on behalf of such eligible institution. Please read carefully Instruction 1 in the letter of transmittal.

        Guaranteed Delivery.    If a holder desires to tender Restricted Notes in the exchange offer and the certificates for the Restricted Notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, the Restricted Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  •
  the tenders are made by or through an eligible institution;

  •
  before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, stating the name and address of the holder of Restricted Notes and the amount of Restricted Notes tendered, stating that the tender is being made by the notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Restricted Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

  •
  the certificates (or book-entry confirmation) representing all tendered Restricted Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

        Determination of Validity.    All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered Restricted Notes will be determined by us, in our reasonable judgment, and that determination will be final and binding on all parties. We reserve the right, in our reasonable judgment, to reject any and all tenders that we determine are not in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the caption "—Conditions to the Exchange Offer" or any defect or irregularity in any tender of Restricted Notes of any particular holder whether or not we waive similar defects or irregularities in the case of other holders.

        Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. No tender of Restricted Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither we, any of our affiliates or assigns, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Acceptance of Restricted Notes for exchange; delivery of the Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Restricted Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Restricted Notes. See "—Conditions to the exchange offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered Restricted Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each Restricted Note accepted for exchange will receive an Exchange Note in the amount equal to the surrendered Restricted Note. Holders of the Exchange Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Notes. Holders of the Exchange Notes will not receive any payment in respect of accrued interest on Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        If any tendered Restricted Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Restricted Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or [non exchanged] Restricted Notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Withdrawal rights

        Except as otherwise provided in this prospectus, tenders of Restricted Notes may be withdrawn at any time before the expiration date.

        For a withdrawal of a tender of Restricted Notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Notes in order that such bonds may be withdrawn. Properly withdrawn Restricted Notes may be re-tendered by following the procedures described under "—Procedures for tendering Restricted Notes" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        If certificates for Restricted Notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the Restricted Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of Restricted Notes tendered for the account of an eligible institution.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Neither we, any of our affiliates or assigns, the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification. Any Restricted Notes so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Notes will be issued unless the Restricted Notes so withdrawn are validly re-tendered.

Conditions to the exchange offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue the Exchange Notes in exchange for, any Restricted Notes and may terminate or amend the exchange offer, if prior to the expiration date, the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC.

        The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion, except that we will not waive the condition with respect to an individual holder unless we waive such condition with respect to all holders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer. The condition to the exchange offer must be satisfied or waived by us prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any Restricted Notes tendered, and no Exchange Notes will be issued in exchange for any such Restricted Notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indentures under the Trust Indenture Act.

Exchange agent

        We have appointed The Bank of New York Trust Company, N.A., as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

The Bank of New York Trust Company, N.A., Exchange Agent

The Bank of New York Trust Company, N.A.
101 Barclay Street, 7 East
New York, New York 10286
Attention: Corporate Trust Operations

For Facsimile Transmission:

212-298-1915

To Confirm by Telephone or
For Information Call:

212-815-3738

Fees and expenses

        The principal solicitation is being made by mail by The Bank of New York Trust Company, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting treatment

        We will record the Exchange Notes at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the Exchange Notes.

Transfer taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of Restricted Notes in the exchange offer unless you instruct us to register the Exchange Notes in the name of, or request that Restricted Notes not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of exchanging or failing to exchange Restricted Notes

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

        If you do not exchange your Restricted Notes for Exchange Notes in the exchange offer, your Restricted Notes will continue to be subject to the provisions of the indentures regarding transfer and exchange of the Restricted Notes and the restrictions on transfer of the Restricted Notes imposed by the Securities Act and state securities laws. These transfer restrictions are required because the Restricted Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Notes under the Securities Act.

        Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

  •
  you are acquiring the Exchange Notes in the ordinary course of your business;

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes; and

  •
  you are not an affiliate of ours.

        If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes:

  •
  you cannot rely on the applicable interpretations of the staff of the SEC;

  •
  you will not be entitled to participate in the exchange offer; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

        Each holder of Restricted Notes who wishes to exchange such Restricted Notes for the related Exchange Notes in the exchange offer represents that:

  •
  it is not our affiliate;

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the exchange offer;

  •
  it is acquiring the Exchange Notes in its ordinary course of business; and

  •
  if it is a broker-dealer, it will receive the Exchange Notes for its own account in exchange for Restricted Notes that were acquired by it as a result of its market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the Exchange Notes it receives. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption "Plan of distribution."

        As discussed above, in connection with resales of the Exchange Notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes, other than a resale of an unsold allotment from the original sale of the Restricted Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we have agreed, for a period of 120 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

        Dave & Buster's, Inc. (the "Company") will issue the Exchange Notes under an Indenture (the "Indenture") among itself, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"). This is the same indenture under which the Restricted Notes were issued. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $175,000,000. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

        The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading "—Certain definitions." Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. The definitions used in this "Description of the Exchange Notes" may differ from definitions used elsewhere in this prospectus. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. A copy of the Indenture is available upon request from the Company. For purposes of this "Description of the Exchange Notes," the terms the "Company," "we," "our" and "us" refer only to Dave & Buster's, Inc. and not to the Company's subsidiaries, and the term "Notes" includes the Restricted Notes and the Exchange Notes.

        As of the Issue Date, all of our domestic subsidiaries were "Restricted Subsidiaries." Under the circumstances described under the caption "—Certain covenants—Limitation on restricted payments" and the definition of "Unrestricted Subsidiary," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee these Notes.

Exchange Notes versus Restricted Notes

        The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

General

        The notes.    The Notes:

  •
  are general unsecured, unsubordinated obligations of the Company;

  •
  are limited to an aggregate principal amount of $175,000,000, subject to our ability to issue Additional Notes;

  •
  mature on March 15, 2014;

  •
  will be issued in denominations of $1,000 and integral multiples of $1,000;

  •
  will be represented by one or more Registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry, settlement and clearance";

  •
  rank equally in right of payment to any future unsubordinated Indebtedness of the Company;

  •
  are unconditionally guaranteed on an unsubordinated basis by each of the Company's current and future Restricted Subsidiaries, other than its Foreign Subsidiaries; and

  •
  are expected to be eligible for trading in the PORTAL market.

        Interest.    Interest on the Notes will compound semi-annually and:

  •
  accrue at the rate of 11.25% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on March 15 and September 15, commencing on September 15, 2006;

  •
  be payable to the holders of record on the March 1 and September 1 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30 day months.

        We also will pay additional interest to holders of the Notes if we fail to complete the exchange offer described in the Registration Rights Agreement within 210 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied. See "Exchange offer—Registration rights."

Payments on the notes; paying agent and registrar

        We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

        We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

Transfer and exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

Optional redemption

        Except as described below, the Notes are not redeemable until March 15, 2010. On and after March 15, 2010, the Company may redeem all or, from time to time, a part of the Notes (including any

Additional Notes, if any) upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2010	105.625%
2011	102.813%
2012 and thereafter	100.000%

        Prior to March 15, 2010, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes and Additional Notes, if any, with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

  (1)
  at least 65% of the original principal amount of the Notes and Additional Notes, if any, remains outstanding after each such redemption; and

  (2)
  the redemption occurs within 90 days after the closing of such Equity Offering.

        If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

        The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

        The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Ranking

        The Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future Indebtedness of the Company that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The Notes will be structurally subordinated to all existing and future liabilities (including trade payables) and preferred stock of each Subsidiary of the Company that is not a Guarantor. Since the Notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Guarantors or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Senior Secured Credit Agreement or other senior secured Indebtedness, the assets of the Company and the Guarantors that secure other senior secured Indebtedness will be available to pay obligations on the Notes and the

Guarantees only after all Indebtedness under such Senior Secured Credit Agreement and other senior secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Guarantees then outstanding.

        As of April 30, 2006:

  •
  outstanding Indebtedness of the Company and the Guarantors was $237.4 million, $62.4 million of which was secured; and

  •
  our non-guarantor Restricted Subsidiary had $1.4 million of indebtedness (excluding intercompany liabilities).

Note Guarantees

        The Guarantors will, jointly and severally, unconditionally guarantee on a senior unsecured basis the Company's obligations under the Notes and all obligations under the Indenture. Such Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees. The obligations of the Guarantors under the Note Guarantees will rank equally in right of payment with other Indebtedness of such Guarantors, except to the extent such other Indebtedness is expressly subordinated to the obligations arising under the Note Guarantees. Since the Note Guarantees are unsecured obligations of each Guarantor, in the event of a bankruptcy or insolvency, such Guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them, including the collateral securing the Guarantors' guarantees of Indebtedness under the Senior Secured Credit Agreement.

        Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        In the event a Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company, such Guarantor will be released from all its obligations under its Note Guarantee if:

  (1)
  the sale or other disposition is in compliance with the Indenture, including the covenants "—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on or before the date of such release in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and "—Merger and consolidation"; and

  (2)
  all the obligations of such Guarantor under all Credit Facilities and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

        In addition, a Guarantor will be released from its obligations under the Indenture, its Note Guarantee and the Registration Rights Agreement if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture. Finally, a Guarantor will be released from its obligations under the Indenture, its Note Guarantee and the Registration Rights Agreement in connection with any legal or covenant defeasance of the Notes in accordance with the terms of the Indenture or upon satisfaction and discharge of the Indenture.

Change of Control

        If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "—Optional redemption," each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under "—Optional redemption," the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

  (1)
  that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

  (2)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

  (3)
  the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        A Change of Control Offer may be made in advance of a Change of Control, conditioned upon consummation of the Change of Control, if a definitive agreement is in effect at the time of making such Change of Control offer that, when consummated in accordance with its terms, will result in a Change of Control, provided that such Change of Control Offer complies with all applicable securities laws or regulations.

        The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

        If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) notice of redemption has been given pursuant to the Indenture as described under the caption "—Optional redemption," unless and until there is a default of the applicable redemption price.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

        The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        Even if sufficient funds were otherwise available, the terms of the Senior Secured Credit Agreement will, and future Indebtedness may, prohibit the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Senior Secured Credit Agreement Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross default under the Senior Secured Credit Agreement.

        The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder or their Related Persons. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain covenants

Limitation on indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Guarantors may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof:

  (1)
  the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

  (2)
  no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

        The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

  (1)
  Indebtedness of the Company or any Guarantor Incurred pursuant to a Credit Facility in an aggregate amount up to $160.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of "—Limitations on sales of assets and subsidiary stock" that permanently reduce the commitments thereunder;

  (2)
  (x) Guarantees by the Company or Guarantors of Indebtedness Incurred by the Company or a Guarantor in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Subsidiary's Note Guarantee, as the case may be; and (y) Guarantees by Non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by Non-Guarantor Restricted Subsidiaries in accordance with the provisions of the Indenture;

  (3)
  Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

  (a)
  if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

  (b)
  if a Guarantor is the obligor on such Indebtedness and the Company or a Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantees of such Guarantor; and

  (c)
  (i)
  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

  (ii)
  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary not permitted by this clause (3), as the case may be;

  (4)
  Indebtedness represented by (a) the Notes issued on the Issue Date, the Note Guarantees of the Guarantors and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness (including Refinancing Indebtedness) described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

  (5)
  Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

  (6)
  Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with the Indenture; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodities;

  (7)
  the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount not to exceed the greater of (x) 3% of Consolidated Net Tangible Assets and (y) $10.0 million at any time outstanding, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (7);

  (8)
  Indebtedness Incurred in respect of workers' compensation claims, self insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

  (9)
  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (10)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

  (11)
  in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $25.0 million at any time outstanding, including all Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (11); provided that a Foreign Subsidiary that is not a Guarantor can Incur Indebtedness under this clause (11) of up to $5.0 million at any one time outstanding.

        The Company will not Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes, if any, to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor.

        For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

  (1)
  in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and, with the exception of clause (1) of the second paragraph, may later classify such item of Indebtedness in any manner that complies with this covenant and only be required to include the amount and type of such Indebtedness in one of such clauses;

  (2)
  all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

  (3)
  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (4)
  if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (5)
  the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

  (6)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

  (7)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

        Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of

Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments

        The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

  (a)
  dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company; and

  (b)
  dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis, taking into account the relative preferences, if any, of the various classes of Capital Stock in such Restricted Subsidiaries);

  (2)
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Equity Interests of the Company (other than Disqualified Stock));

  (3)
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any

    Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) Indebtedness of the Company owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under clause (3) of the second paragraph of the covenant "—Limitation on indebtedness" or (y) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

  (4)
  make any Restricted Investment in any Person;

  (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (a)
  a Default shall have occurred and be continuing (or would result therefrom); or

  (b)
  the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "—Limitation on indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

  (c)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding clauses (1), (2), (3), (4), (6), (7), (8), (9), (10) and (11)) would exceed the sum of:

  (i)
  50% of (i) Consolidated Net Income for the period (treated as one accounting period) from the beginning of the Company's last completed fiscal quarter preceding the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit) minus 100% of such deficit and (ii) any dividends received by the Company or a Wholly-Owned Subsidiary of the Company that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income for such periods or otherwise included in clause (v) below;

  (ii)
  100% of the aggregate Net Cash Proceeds and the fair market value of the assets (as determined conclusively by the Board of Directors of the Company) received by the Company from the issue or sale of its Equity Interests (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with the provisions set forth under the second paragraph of the caption "—Optional redemption," provided that this clause (ii) shall not apply to Net Cash Proceeds received in connection with the Transactions, as contemplated in this prospectus;

  (iii)
  the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any

        Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange);

      (iv)
      to the extent that any Unrestricted Subsidiary designated as such after the Issue Date (A) is redesignated as a Restricted Subsidiary, (B) is merged or consolidated into the Company or any of its Restricted Subsidiaries or (C) transfers all or substantially all of its assets to the Company or any of its Restricted Subsidiaries after the Issue Date, the fair market value (as determined conclusively by the Board of Directors of the Company) of (x) in the case of clause (A) or (B) above, the Company's Investment in such Subsidiary as of the date of such redesignation, merger or consolidation and (y) in the case of clause (C) above, such assets (other than to the extent the Investment in such Unrestricted Subsidiary was made pursuant to clause (12) of the next succeeding paragraph or pursuant to clause (11) of the definition of Permitted Investment); and

      (v)
      to the extent that any Restricted Investment that was made after the Issue Date of the Indenture is sold for cash or otherwise liquidated, repaid, repurchased or redeemed for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the initial amount of such Restricted Investment to the extent such amount was not already included in Consolidated Net Income.

        The provisions of the preceding paragraph will not prohibit:

  (1)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of (i) the substantially contemporaneous contribution of common equity capital to the Company or (ii) the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

  (3)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

  (4)
  so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of a Guarantor from Net Available Cash to the extent permitted under "—Limitation on sales of assets and subsidiary stock" below;

  (5)
  dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision and the consummation of any irrevocable redemption within 60 days after the giving of the redemption notice if at the date of such notice the redemption payment would have complied with this provision;

  (6)
  so long as no Default or Event of Default has occurred and is continuing, the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Company or any Restricted Subsidiary or any parent of the Company held by any existing or former employees or management or directors of the Company or Holdings or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with (x) the death or disability of such employee, manager or director or (y) the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees or directors; provided that in the case of clause (y) such redemptions or repurchases pursuant to such clause will not exceed $2.5 million in the aggregate during any twelve-month period plus the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance of such Capital Stock or equity appreciation rights to, or the exercise of options, warrants or other rights to purchase or acquire Capital Stock of the Company by, any current or former director, officer or employee of the Company or any Restricted Subsidiary; provided that the amount of such Net Cash Proceeds received by the Company and utilized pursuant to this clause (6) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (c)(ii) of the preceding paragraph) and provided, further, that unused amounts available pursuant to this clause (6) to be utilized for Restricted Payments during any twelve-month period may be carried forward and utilized in the next succeeding twelve-month period;

  (7)
  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or Preferred Stock of any Guarantor issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

  (8)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise, provided that the amount of such withholding taxes shall reduce the amount set forth in clause (6) above;

  (9)
  cash dividends or loans to Holdings ("Permitted Holdings Payments") in amounts equal to:

  (a)
  the amounts required for Holdings to pay any Federal, state or local income taxes to the extent that such income taxes are directly attributable to the income of Holdings, the Company and its Restricted Subsidiaries and, to the extent of amounts actually received from Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries;

  (b)
  the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence;

  (c)
  an amount not to exceed $1.0 million in any fiscal year to permit Holdings to pay its corporate overhead expenses Incurred in the ordinary course of business, and to pay salaries or other compensation of employees who perform services for both Holdings and the Company;

    (d)
    dividends or distributions to Holdings to permit Holdings to satisfy its payment obligations, if any under the Expense Reimbursement Agreement as in effect on the Issue Date, or as later amended, provided that any such amendment is not more disadvantageous to the Company in any material respect that the Expense Reimbursement Agreement as in effect on the Issue Date; and

    (e)
    any fees and expenses related to any equity offering or other financing of any direct or indirect parent of the Company to the extent the proceeds of such offering or financing are contributed to the Company;

  (10)
  any payments made in connection with the Transactions pursuant to the Merger Agreement and any other agreements or documents related to the Transactions and set forth on a schedule to the Indenture in effect on the closing date of the Transactions (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) or as otherwise described in this prospectus;

  (11)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "—Change of control" covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "—Limitation on sales of assets and subsidiary stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and

  (12)
  Restricted Payments in an amount not to exceed $5.0 million.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and the fair market value of any non cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $15.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to Subordinated Obligations or

Guarantor Subordinated Obligations) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Limitation on sale/leaseback transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

  (1)
  the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;

  (2)
  the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on indebtedness;"

  (3)
  the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under "—Limitation on liens"; and

  (4)
  the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "—Limitation on sales of assets and subsidiary stock" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

Limitation on restrictions on distributions from restricted subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (2)
  make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

  (3)
  transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

        The preceding provisions will not prohibit:

  (i)
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the Notes, the Exchange Notes, the Note Guarantees, and the Senior Secured Credit Agreement (and related documentation) in effect on such date;

  (ii)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness Incurred by a Restricted Subsidiary

    on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Equity Interests or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date, provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired, and, that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

  (iii)
  any encumbrance or restriction (A) with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or (B) contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing are no less favorable in any material respect, taken as a whole, in the good faith determination of the Company, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

  (iv)
  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

  (A)
  that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other similar contract;

  (B)
  contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

  (C)
  pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

  (v)
  (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

  (vi)
  any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Equity Interests or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

  (viii)
  any customary provisions in joint venture agreements relating to joint ventures that are not Restricted Subsidiaries and other similar agreements entered into in the ordinary course of business;

  (ix)
  restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

  (x)
  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

  (xi)
  encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Guarantors in accordance with "—Limitation on indebtedness" that are not more restrictive, taken as a whole, than those applicable to the Company in either the Indenture or the Senior Secured Credit Agreement on the Issue Date (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level); and

  (xii)
  encumbrances or restrictions contained in indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued subsequent to the Issue Date by Restricted Subsidiaries that are not Guarantors pursuant to clause (5) of the second paragraph of the covenant "—Limitation on indebtedness" by Restricted Subsidiaries.

Limitation on sales of assets and subsidiary stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non cash consideration), of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that for the purposes of this covenant, the following will be deemed to be cash:

  (a)
  the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness); and

  (b)
  securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

  (a)
  to repay Indebtedness of the Company (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligations of a Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

    (b)
    to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (or enter into a definitive agreement with respect thereto that is consummated within 545 days after the days after the receipt of any such Net Available Cash), provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

        Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 366th day after an Asset Disposition (or such later date as permitted in 3(b) of the immediately preceding paragraph), if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in the case of the Notes in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding anything to the contrary in the foregoing, the Company may commence an Asset Disposition Offer prior to the expiration of 365 days after the occurrence of an Asset Disposition (or such later date after giving effect to the proviso in 3(b) of the immediately preceding paragraph, provided that such Asset Disposition Offer complies with all applicable securities laws and regulations).

        The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

        If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

        On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in the case of the Notes in integral multiples of $1,000. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

  (1)
  at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (2)
  the Board of Directors has determined that the aggregate fair market value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets being received by the Company or such Restricted Subsidiary and has approved the terms of such Asset Swap.

        The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

Limitation on affiliate transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1)
  the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate;

  (2)
  in the event such Affiliate Transaction involves an aggregate consideration in excess of $5.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and either (x) a further resolution by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); or (y) the Company shall have received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate; and

  (3)
  in the event such Affiliate Transaction involves an aggregate consideration in excess of $15.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate.

        The preceding paragraph will not apply to:

  (1)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on restricted payments" or any Permitted Investment (other than Permitted Investments set forth under clauses (1)(b), (2), (11), (13) and (14) of the definition of Permitted Investments);

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees approved by the Board of Directors of the Company;

  (3)
  to the extent permitted by applicable law, loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries but in any event not to exceed $2.5 million in the aggregate outstanding at any one time (without giving effect to the forgiveness of any such loan) with respect to all loans or advances made since the Issue Date;

  (4)
  any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Certain covenants—Limitations on indebtedness";

  (5)
  the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

  (6)
  the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

  (7)
  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

  (8)
  any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

  (9)
  Permitted Holdings Payments; and

  (10)
  any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction.

SEC reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information (as well as the details regarding the conference call described below) to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. Unless the Company is subject to the reporting requirements of the Exchange Act, the Company will also hold a quarterly conference call for the holders of the Notes to discuss such financial information. The conference call will not be later than three business days from the time that the Company distributes the financial information as set forth above. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and the Consolidated EBITDA of the Unrestricted Subsidiaries taken together exceeds 10% of the Consolidated EBITDA of the Company, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

        In addition, the Company and the Guarantors have agreed that they will make available to the holders and to securities analysts, prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

        The filing requirements set forth above for the applicable period may be satisfied by the Company prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay the Company's reporting obligations set forth in the first three paragraphs of this covenant, provided, further, that at such time the Company is not required to pay any additional interest pursuant to the Registration Rights Agreement.

        In the event that (1) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity's level on a consolidated basis and (2) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of the Company, the information and reports required by the covenant may be those of such parent company on a consolidated basis.

Merger and consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation or a limited liability company, provided that in the case of a merger with a limited liability company there shall be a corporate co issuer, in each case organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "—Limitation on indebtedness" covenant;

  (4)
  each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

  (5)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

        In addition, the Company will not permit any Guarantor to consolidate with, merge with or into any Person (other than another Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Guarantor to any person (other than to another Guarantor) unless:

  (1)
  (a) if such entity remains a Guarantor, the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

  (2)
  the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of the Indenture needs to be applied in accordance therewith at such time) and this "—Merger and consolidation" covenant.

Future guarantors

        After the Issue Date, the Company will cause each Restricted Subsidiary, other than a Foreign Subsidiary, created or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a Note Guarantee within 10 Business Days of the date on which it was acquired or created pursuant to which such Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior basis.

        The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

        Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under "—Note Guarantees."

Limitation on lines of business

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business, except to such extent as would not be material to the Company as a whole.

Payments for consent

        Neither the Company nor any of the Company's Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of default

        Each of the following is an Event of Default:

  (1)
  default in any payment of interest or additional interest (as required by the Registration Rights Agreement) on any Note when due, that continues for 30 days;

  (2)
  default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (3)
  failure by the Company or any Guarantor to comply with its obligations under "—Certain covenants—Merger and consolidation";

  (4)
  failure by the Company to comply for 30 days after notice as provided below with any of its obligations under the covenants described under "—Change of control" above or under the covenants described under "—Certain covenants—Limitation on sales of assets and subsidiary stock" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above);

  (5)
  failure by the Company or any Restricted Subsidiary to comply for 60 days after notice as provided below with its other agreements contained in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its maturity (the "cross-acceleration provision");

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

  (8)
  failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

  (9)
  any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee.

        However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

        If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60 day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default or Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things (with respect to any Notes held by a non-consenting holder)

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any Note;

  (4)
  reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under "—Optional redemption," or "—Certain covenants—Limitation on sales of assets and subsidiary stock," whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  (8)
  modify the Note Guarantees in any manner adverse to the holders of the Notes.

        Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture and the Notes to:

  (1)
  cure any ambiguity, omission, defect, mistake or inconsistency;

  (2)
  provide for the assumption by a successor entity of the obligations of the Company or any Guarantor under the Indenture;

  (3)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  add Guarantees with respect to the Notes or release a Guarantor upon its designation as an Unrestricted Subsidiary; provided, however, that the designation is in accord with the applicable provisions of the Indenture;

  (5)
  secure the Notes;

  (6)
  add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

  (7)
  provide additional rights or benefits of the Holders of the Notes or make any change that does not adversely affect the rights of any holder;

  (8)
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

  (9)
  release a Guarantor from its obligations under its Note Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

  (10)
  provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture;

  (11)
  provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities; or

  (12)
  to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this Description of notes to the extent that such provision in this Description of notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment or supplement under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment or supplement. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Note Guarantees in effect at such time will terminate.

        The Company at any time may terminate its obligations described under "—Change of control" and under the covenants described under "—Certain covenants" (other than "—Merger and consolidation"), the operation of the cross default upon a payment default, cross-acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "Events of default" above and the limitations contained in clause (3) under "—Certain covenants—Merger and consolidation" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Events of default" above or because of the failure of the Company to comply with clause (3) and clause (4) under "—Certain covenants—Merger and consolidation" above.

        In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law. Further, no Default or Event of Default must have occurred or be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds applied to such deposit).

No personal liability of directors, officers, employees and stockholders

        No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, or the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

        The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

        "Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets; provided, however, that Indebtedness of such acquired Person or assumed in connection with such acquisition of assets that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into or becomes a Restricted Subsidiary of such Person or such assets are acquired shall not be Acquired Indebtedness.

        "Additional Assets" means:

  (1)
  any assets (other than assets that are qualified as current assets under GAAP), property, plant or equipment (excluding working capital for the avoidance of doubt) to be used by the Company or a Restricted Subsidiary in a Related Business;

  (2)
  assets (other than assets that are qualified as current assets under GAAP), property and/or the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary;

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

  (4)
  capital expenditures used or useful in a Related Business,

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

  (1)
  a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

  (2)
  the sale or other disposition of cash or Cash Equivalents in the ordinary course of business;

  (3)
  the sale, lease, discount of products, services or accounts receivable in the ordinary course of business, including a disposition of inventory in the ordinary course of business;

  (4)
  a disposition of damaged, obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

  (5)
  transactions permitted under "—Certain covenants—Merger and consolidation" or any disposition that constitutes a Change of Control;

  (6)
  an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

  (7)
  for purposes of "—Certain covenants—Limitation on sales of assets and subsidiary stock" only, (a) the making of a Permitted Investment (provided that any cash or Cash Equivalents received in such Asset Disposition shall be treated as Net Available Cash) or (b) a disposition subject to "—Certain covenants—Limitation on restricted payments";

  (8)
  an Asset Swap effected in compliance with "—Certain covenants—Limitation on sales of assets and subsidiary stock";

  (9)
  dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value of less than $1.0 million;

  (10)
  the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

  (11)
  dispositions of Investments or receivables, in each case in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

  (12)
  the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption "—Certain covenants—Limitation on indebtedness";

  (13)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

  (14)
  the unwinding of any Hedging Obligations;

  (15)
  the sale of Permitted Investments (other than sales of Equity Interests of any of the Company's Restricted Subsidiaries) made by the Company or any Restricted Subsidiary after the Issue Date, if such Permitted Investments were (a) received in exchange for, or purchased out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to the Company; provided that any such proceeds or contributions in clauses (a) and (b) will be excluded from clause (c)(ii) of the first paragraph under "—Limitation on restricted payments";

  (16)
  foreclosure on assets; and

  (17)
  the sale or other Investment of Equity Interests of, or any Investment in, any Unrestricted Subsidiary.

        "Asset Swap" means concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with "—Limitation on Sales of Assets and Subsidiary Stock."

        "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligations."

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Board of Directors" means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner or such Person) or any duly authorized committee thereof.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Stock" of any Person means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible or exchangeable into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock, including, in each case, Preferred Stock.

        "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Cash Equivalents" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

  (3)
  certificates of deposit, time deposits, Eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $500 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at the time of acquisition thereof at least "A 2" or the equivalent thereof by Standard & Poor's Ratings Services or "P 2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

  (6)
  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the Company becomes aware that any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders has become the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company or Holdings held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

  (2)
  the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors; or

  (3)
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings' or the Company's and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

  (4)
  the adoption by the stockholders of the Company or Holdings of a plan or proposal for the liquidation or dissolution of the Company or Holdings.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary designed to protect the Company or any Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Restricted Subsidiaries.

        "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary:

  (a)
  has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

  (b)
  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such repayment, repurchase, defeasance or other discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

  (2)
  if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

  (a)
  the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

    (b)
    Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged (including, but not limited to, through the assumption of such Indebtedness by another Person if the Company and its Restricted Subsidiaries are no longer liable for such Indebtedness after the assumption thereof) with respect to the Company and its continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA (plus adjustments which will only include annualized cost savings achievable within 180 days and which shall be itemized in an Officer's Certificate delivered to the Trustee by the chief financial officer of the Company) and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (4)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company or any Restricted Subsidiary, the interest rate shall be calculated by applying such optional rate chosen by the Company or such Restricted Subsidiary.

        "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  Consolidated Interest Expense; plus

  (2)
  Consolidated Income Taxes; plus

  (3)
  consolidated depreciation expense; plus

  (4)
  consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles" and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets;" plus

  (5)
  other non cash charges reducing Consolidated Net Income (excluding any such non cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

  (6)
  fees, expenses and charges resulting from the Transactions described in this prospectus; plus

  (7)
  the aggregate amount of cash Preopening Costs incurred during such period in an aggregate amount not to exceed $3.0 million in any period; plus

  (8)
  payments made pursuant to the Expense Reimbursement Agreement as in effect on the Issue Date; less

  (9)
  noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).

        Notwithstanding the preceding sentence, clauses (2) through (5), (7) and (9) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5), (7) and (9) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

  (1)
  interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

  (2)
  amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

  (3)
  non cash interest expense;

  (4)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (5)
  the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

  (6)
  costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

  (7)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

  (8)
  the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Guarantors payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

  (9)
  Receivables Fees; and

  (10)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

        For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of "Indebtedness," the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of "Indebtedness."

        For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  (1)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

  (a)
  subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

    (b)
    the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

  (2)
  any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (a)
  subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

  (b)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (3)
  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (4)
  any extraordinary gain or loss; and

  (5)
  the cumulative effect of a change in accounting principles.

        Corporate overhead expenses payable by Holdings described in clause (9) of the second paragraph of the covenant described under "—Limitation on restricted payments," the funds for which are provided by the Company and/or its Restricted Subsidiaries, shall be deducted in calculating the Consolidated Net Income of the Company and its Restricted Subsidiaries.

        "Consolidated Net Tangible Assets" means Consolidated Total Assets after deducting:

  (1)
  all current liabilities;

  (2)
  any item representing investments in Unrestricted Subsidiaries; and

  (3)
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles.

        "Consolidated Total Assets" as of any date of determination, means the total amount of assets which would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

        "Credit Facility" means, with respect to the Company or any Guarantor, one or more debt facilities (including, without limitation, the Senior Secured Credit Agreement or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether or not contemporaneously) or refinanced (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "—Limitation on indebtedness" covenant above) (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

  (3)
  is redeemable at the option of the holder of the Capital Stock in whole or in part; in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "—Change of control" and "—Limitation on sales of assets and subsidiary stock" and such repurchase or redemption complies with "—Certain covenants—Limitation on restricted payments."

        "Equity Interests" means Capital Stock and all warrants, options, profits, interests, equity appreciation rights or other rights to acquire or purchase Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means (i) an offering for cash by the Company or Holdings, as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, or (ii) a cash capital contribution to the Company or any of its Restricted Subsidiaries, in each case other than (x) public offerings with respect to the Company's or Holdings', as the case may be, Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Expense Reimbursement Agreement" means the Expense Reimbursement Agreement between the Company, Wellspring Capital Management LLC and HBK Investments L.P. (and their permitted successors and assigns thereunder) as in effect on the Issue Date.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means each Restricted Subsidiary (other than Foreign Subsidiaries) in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

        "Guarantor Pari Passu Indebtedness" means Indebtedness of a Guarantor that ranks equally in right of payment to its Note Guarantee.

        "Guarantor Subordinated Obligation" means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "holder" means a Person in whose name a Note is registered on the Registrar's books.

        "Holdings" means WS Midway Holdings, Inc., a Delaware corporation.

        "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

  (4)
  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

  (5)
  Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

  (6)
  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock;

  (7)
  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

  (8)
  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

  (9)
  to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be "Indebtedness" provided that such money is held to secure the payment of such interest.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)
  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

  (b)
  if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

  (1)
  Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

  (2)
  endorsements of negotiable instruments and documents in the ordinary course of business; and

  (3)
  an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

        For purposes of "—Certain covenants—Limitation on restricted payments,"

  (1)
  "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

  (2)
  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company; and

  (3)
  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

        "Issue Date" means March 8, 2006.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Merger Agreement" means the Agreement and Plan of Merger by and among Dave & Buster's, Inc., WS Midway Acquisition Sub, Inc. and Holdings, dated as of December 8, 2005.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non cash form) therefrom, in each case net of:

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law is required be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements); provided that the cash proceeds of an Equity Offering by Holdings shall not be deemed Net Cash Proceeds, except to the extent such cash proceeds are contributed to the Company.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary that is not a Guarantor.

        "Non Recourse Debt" means Indebtedness of a Person:

  (1)
  as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3)
  the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

        "Note Guarantee" means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Guarantee will be in the form prescribed by the Indenture.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Guarantor has a correlative meaning.

        "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

        "Permitted Holders" means Wellspring Capital Management LLC ("Wellspring"), investment funds managed by Wellspring, partners of Wellspring and any Affiliates or Related Persons thereof.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  (a) a Restricted Subsidiary that is a Guarantor or (b) a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is a Guarantor; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary that is a Guarantor; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Cash Equivalents;

  (4)
  receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  to the extent permitted by applicable law, loans or advances to employees (other than executive officers) of the Company and its Restricted Subsidiaries made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount at any one time outstanding not to exceed $2.5 million (loans or advances that are forgiven shall continue to be deemed outstanding);

  (7)
  Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  (8)
  Investments made as a result of the receipt of non cash consideration from an Asset Disposition that was made pursuant to and in compliance with "—Certain covenants—Limitation on sales of assets and subsidiary stock";

  (9)
  Investments in existence on the Issue Date;

  (10)
  Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "—Certain covenants—Limitation on indebtedness";

  (11)
  Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $15.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

  (12)
  Guarantees issued in accordance with "—Certain covenants—Limitation on indebtedness";

  (13)
  any Asset Swap made in accordance with "—Certain covenants—Limitation on sales of assets and subsidiary stock";

  (14)
  any acquisition of assets or Equity Interests solely in exchange for, or out of the Net Cash Proceeds received from, the substantially contemporaneous issuance of Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such Net Cash Proceeds that are utilized for any such Investment pursuant to this clause (14) will be excluded from clause (c)(ii) of the first paragraph of the covenant described above under the caption "—Limitation on restricted payments";

  (15)
  endorsements of negotiable instruments and documents in the ordinary course of business; and

  (16)
  pledges or deposits permitted under clause (2) of the definition of Permitted Liens.

        "Permitted Liens" means, with respect to any Person:

  (1)
  Liens securing Indebtedness and other obligations under the Senior Secured Credit Agreement and related Hedging Obligations and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Senior Secured Credit Agreement permitted to be Incurred under the Indenture in an aggregate principal amount at any one time outstanding not to exceed $160.0 million;

  (2)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (3)
  Liens imposed by law, including carriers', warehousemen's, mechanics', materialmen's and repairmen's Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

  (4)
  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (5)
  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (6)
  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (7)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

  (8)
  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (9)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (10)
  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business, provided that:

  (a)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

  (b)
  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (11)
  Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

  (a)
  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

  (b)
  such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

  (12)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

  (13)
  Liens existing on the Issue Date, other than Liens Incurred pursuant to clause (1) of this definition;

  (14)
  Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (15)
  Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (16)
  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

  (17)
  Liens securing the Notes and Note Guarantees;

  (18)
  Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (13), (14), (15), (17) and (20), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

  (19)
  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

  (20)
  Liens under industrial revenue, municipal or similar bonds;

  (21)
  Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $5.0 million; and

  (22)
  Liens securing Indebtedness and other obligations of Foreign Subsidiaries that are incurred in accordance with "—Certain covenants—Limitation on indebtedness" in an aggregate principal amount outstanding at any one time not to exceed $5.0 million.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Preopening Costs" means "start up costs" (such term used herein as defined in SOP 98 5 published by the American Institute of Certified Public Accountants) related to the acquisition, opening and organizing of new restaurants, including, without limitation, the cost of feasibility studies, staff training and recruiting and travel costs for employees engaged in such start up activities.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" as so defined.

        "Receivables Fees" means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off- balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary or the Company) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

  (1)
  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

  (4)
  if the Indebtedness being refinanced is subordinated in right of payment to the Notes or a Subsidiary's Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or a Subsidiary's Note Guarantee on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Registration Rights Agreement" means that certain registration rights agreement dated as of the date of the Indenture by and among the Company, the Guarantors and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

        "Related Business" means (x) any business which is the same as or related, ancillary or complementary to, or a reasonable extension or expansion of, any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture and (y) any unrelated business to the extent it is not material to the Company.

        "Related Business Assets" means assets used or useful in a Related Business.

        "Related Person" with respect to any Permitted Holder means:

  (1)
  any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual's estate, executor, administrator, committee or beneficiaries; or

  ii.
  any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause (i).

        "Restricted Investment" means any Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" with respect to any Person means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Secured Credit Agreement" means the Credit Agreement to be entered into among Holdings, the Company, as Borrower, 6131646 Canada Inc., as Canadian Borrower, a documentation agent, a syndication agent, JPMorgan Chase Bank N.A., as Administrative Agent, and the lenders parties thereto from time to time, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is Incurred in accordance with the covenant described under "—Limitation on indebtedness"); provided that a Senior Secured Credit Agreement shall not (x) include Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulation S) pursuant to an exemption from the registration requirements of the Securities Act or (y) relate to Indebtedness that does not consist exclusively of Pari Passu Indebtedness or Guarantor Pari Passu Indebtedness.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

        "Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

        "Transactions" means the transactions contemplated by the Merger Agreement, the initial borrowings under the Senior Secured Credit Agreement, the issuance of the Notes, the application of the proceeds therefrom and the payment of related fees and expenses.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly-formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

  (1)
  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

  (2)
  all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non Recourse Debt;

  (3)
  such designation and the Investment of the Company in such Subsidiary complies with "—Certain covenants—Limitation on restricted payments";

  (4)
  such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

  (5)
  such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

  (a)
  to subscribe for additional Capital Stock of such Person; or

    (b)
    to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6)
  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "—Limitation on indebtedness" covenant on a pro forma basis taking into account such designation.

        "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

        "Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-Entry Delivery and Form

        Except as described below, the Exchange Notes will be initially represented by one or more global bonds ("Global Bonds") in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Notes for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of Exchange Notes may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

        Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Bonds for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Exchange Notes under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of Exchange Notes or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of Exchange Notes is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

        DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of Exchange Notes as to which such participant or participants has or have been given such direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Exchange Notes will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if (i) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Bonds and we thereupon fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) we, at our option, notify the Trustee in writing that we elect to cause the issuance of Exchange Notes in certificated form or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Exchange Notes. Upon any such exchange, certificated Exchange Notes shall be registered in the names of the beneficial owners of the Global Bonds, which names shall be provided by DTC's relevant participants (as identified by DTC) to the Trustee.

Registration Rights

        We and our guarantors entered into a registration rights agreement with the initial purchaser on March 8, 2006. In that agreement, we and the guarantors agree for the benefit of the holders of the Restricted Notes that we will use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Notes for an issue of SEC-registered Exchange Notes with terms identical to the Restricted Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

        Upon the effectiveness of the registration statement of which this prospectus forms a part, we will offer the Exchange Notes in return for the Restricted Notes. The exchange offer will remain open for at least 20 business days after the date we mail notice of the exchange offer to holders of the Restricted Notes. For each Restricted Note surrendered to us under the exchange offer, the holder will receive an Exchange Note of equal principal amount. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Restricted Notes or, if no interest has been paid on the Restricted Notes, from the closing date of this exchange offering. We and the guarantors will use our reasonable best efforts to complete the exchange offer not later than 30 days after the exchange offer registration statement becomes effective. Under current SEC interpretations, the Exchange Notes will generally be freely transferable after the exchange offer, except that any broker dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the Exchange Notes.

        If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all Restricted Notes validly surrendered in accordance with the terms of the exchange offer. Restricted Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of the prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

        This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Shelf Registration

        In the event that we determine that a registered exchange offer is not available under applicable law or if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or, if for any reason, we and the guarantors do not consummate the exchange offer by 210 days after March 8, 2006, or upon receipt of a written request from the initial purchaser representing that it holds Restricted Notes that are ineligible to be exchanged in the exchange offer of the Exchange Notes, we will use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the Restricted Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Restricted Notes covered by the shelf registration statement have been sold. We and the guarantors will, in the event of such a shelf registration, provide to each holder of the Restricted Notes copies of a prospectus, notify each holder when the shelf registration statement has become effective and take certain other actions to permit resales of the Restricted Notes. A holder that sells Restricted Notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations). Holders of Restricted Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Restricted Notes for Exchange Notes in the exchange offer.

Additional Interest

        If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 210 days after March 8, 2006, the closing date, interest on the Restricted Notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) until the exchange offer is completed, the shelf registration statement is declared effective or such Exchange Notes become freely tradable under the Securities Act. If a shelf registration statement is required to be filed due to an unsold allotment of Restricted Notes held by an initial purchaser, the Restricted Notes held by the initial purchaser will accrue additional interest if the shelf registration is not declared effective on the later of (i) 180 days after the closing date of this offering and (ii) 90 days after such initial purchaser informs us of such unsold allotment.

Governing Law

        The registration rights agreement is governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the United States federal income tax consequences of the exchange offer to a holder of Restricted Notes. This discussion is based upon current United States federal income tax law, which is subject to change, possibly with retroactive effect. This discussion does not address any state, local or foreign tax laws. Holders of Restricted Notes are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax consequences of the exchange offer.

        The exchange of Restricted Notes for Exchange Notes pursuant to the exchange offer will not constitute a "significant modification" of the Restricted Notes for United States federal income tax purposes and, accordingly, the Exchange Notes received will be treated as a continuation of the Restricted Notes in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges Restricted Notes for Exchange Notes pursuant to the exchange offer, and any such holder will not recognize gain or loss and will have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Restricted Notes immediately before the exchange. A holder that does not exchange its Restricted Notes for Exchange Notes pursuant to the exchange offer will not recognize any gain or loss for United States federal income tax purposes upon consummation of the exchange offer.

        To ensure compliance with Treasury Department Circular 230, holders of the Restricted Notes are hereby notified that (A) any discussion of U.S. Federal tax issues in this prospectus is not intended or written to be used, and cannot be used, by holders of the Restricted Notes for the purpose of avoiding penalties that may be imposed on such holders under the Internal Revenue Code, (B) any discussion of U.S. Federal tax issues in this prospectus is written to support the promotion or marketing of the transactions or matters addressed herein, and (C) holders of the Restricted Notes should seek advice based on their particular circumstances from an independent tax advisor.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives the Exchange Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of the Exchange Notes received in exchange for Restricted Notes that had been acquired as a result of market-making or other trading activities. We have agreed that, for a period of 120 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        Notwithstanding the foregoing, we are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances.

        If we suspend the use of this prospectus, the 120-day period referred to above will be extended by a number of days equal to the period of the suspension.

        We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on those bonds or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the Exchange Notes. Any broker-dealer that resells the Exchange Notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of the Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to be admitting that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the Exchange Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

        Certain legal matters in connection with the offering of the Exchange Notes, including the validity of the Exchange Notes, will be passed upon for us by Hallett & Perrin, Dallas, Texas.

EXPERTS

        The consolidated financial statements of Dave & Buster's, Inc. and its subsidiaries at January 29, 2006 and January 30, 2005 and for each of the three years in the period ended January 29, 2006, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offer, we have filed a Registration Statement on Form S-4 with the SEC. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. You may read and copy the registration statement, related exhibits and other information we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at http://www.sec.gov or at our company's website at http://www.daveandbusters.com.

        You may request copies of our SEC filings and forms of documents pertaining to the exchange offer referred to in this prospectus without charge, by written or telephonic request directed to us at Dave & Buster's, Inc., 2481 Mañana Drive, Dallas, Texas 75220, Attention: Investor Relations, Telephone: (214) 357-9588.

        In order to obtain timely delivery of such materials, you must request documents from us no later than [            ], 2006, which is five business days before the expiration date of this exchange offer.

Index to financial statements

Page
Audited consolidated financial statements for the years ended January 29, 2006, January 30, 2005, and February 1, 2004 (Predecessor)
Report of Ernst & Young LLP, independent registered public accounting firm	F-2
Consolidated balance sheets as of January 29, 2006 and January 30, 2005 (Predecessor)	F-3
Consolidated statements of operations for each of the three years in the period ended January 29, 2006 (Predecessor)	F-4
Consolidated statements of changes in stockholders' equity for each of the three years ended January 29, 2006 (Predecessor)	F-5
Consolidated statements of cash flows for each of the three years in the period ended January 29, 2006 (Predecessor)	F 6
Notes to audited consolidated financial statements (Predecessor)	F-7

Unaudited consolidated financial statements for the 54 day period from March 8, 2006 to April 30, 2006 (Successor), 37 day period from January 30, 2006 to March 7, 2006 (Predecessor), and the thirteen-week period ended May 1, 2005 (Predecessor)
Unaudited consolidated balance sheets as of April 30, 2006 (Successor) and January 29, 2006 (Predecessor)	F-24
Unaudited consolidated statements of operations for the 54 day period from March 8, 2006 to April 30, 2006 (Successor), 37 day period from January 30, 2006 to March 7, 2006 (Predecessor), and thirteen-week period ended May 1, 2005 (Predecessor)	F-25
Unaudited consolidated statements of changes in stockholders' equity for the 54 day period from March 8, 2006 to April 30, 2006 (Successor), and the 37 day period from January 30, 2006 to March 7, 2006 (Predecessor)	F-26
Unaudited consolidated statements of changes in cash flows for the 54 day period from March 8, 2006 to April 30, 2006 (Successor), 37 day period from January 30, 2006 to March 7, 2006 (Predecessor), and the thirteen week period ended May 1, 2005 (Predecessor)	F-27
Notes to unaudited consolidated financial statements	F-28

REPORT OF INDEPENDENT AUDITORS

The Board of Directors of Dave & Buster's, Inc.

        We have audited the accompanying consolidated balance sheets of Dave & Buster's, Inc. as of January 29, 2006 and January 30, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 29, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dave & Buster's, Inc. at January 29, 2006 and January 30, 2005, and the consolidated results of its operations and its cash flows for the three years in the period ended January 29, 2006, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the consolidated financial statements, effective October 31, 2005, the Company adopted FASB Staff Position 13-1, Accounting for Rental Costs Incurred During a Construction Period.

Dallas, Texas
May 11, 2006

DAVE & BUSTER'S, INC.

CONSOLIDATED BALANCE SHEETS

(Predecessor)

	January 29, 2006	January 30, 2005
	(In thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$7,582	$11,387
Inventories	30,953	28,935
Prepaid expenses	2,985	3,034
Other current assets	4,194	2,612

Total current assets	45,714	45,968
Property and equipment, net (Note 4)	356,132	331,478
Other assets and deferred charges	21,216	23,725

Total assets	$423,062	$401,171

Liabilities and stockholders' equity
Current liabilities:
Current installments of long-term debt (Note 6)	$9,625	$7,792
Accounts payable	26,393	15,909
Accrued liabilities (Note 5)	19,970	18,119
Income taxes payable (Note 7)	2,669	5,802
Deferred income taxes (Note 7)	5,779	6,002

Total current liabilities	64,436	53,624
Deferred income taxes (Note 7)	5,401	4,959
Deferred rent liability	74,583	63,113
Other liabilities	2,872	2,179
Long-term debt, less current installments (Note 6)	70,550	80,351
Commitments and contingencies (Notes 6, 8 and 12)
Stockholders' equity (Notes 2 and 9):
Preferred stock, 10,000,000 authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 13,722,750 and 13,452,267 shares issued and outstanding as of January 29, 2006 and January 30, 2005, respectively	137	135
Paid-in capital	125,312	122,173
Restricted stock awards	2,180	1,454
Accumulated comprehensive income	345	225
Retained earnings	79,092	74,804

	207,066	198,791
Less treasury stock, at cost (175,000 shares)	1,846	1,846

Total stockholders' equity	205,220	196,945

Total liabilities and stockholders' equity	$423,062	$401,171

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Predecessor)

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
	(In thousands)
Food and beverage revenues	$253,996	$209,689	$191,881
Amusement and other revenues	209,456	180,578	170,941

Total revenues	463,452	390,267	362,822
Cost of food and beverage	61,818	51,367	46,354
Cost of amusement and other	25,475	21,704	21,788

Total cost of products	87,293	73,071	68,142
Operating payroll and benefits	132,384	110,542	105,027
Other store operating expenses	151,677	119,509	108,413
General and administrative expenses	31,158	26,221	25,033
Depreciation and amortization expense	42,616	34,238	32,741
Startup costs	5,325	1,295	—

Total operating costs	450,453	364,876	339,356

Operating income	12,999	25,391	23,466
Interest expense, net	6,695	5,586	6,926

Income before provision for income taxes	6,304	19,805	16,540
Provision for income taxes (Note 7)	2,016	6,925	5,619

Net income	$4,288	$12,880	$10,921

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(Predecessor)

	Common Stock					Accumulated Other Comprehensive Income
			Paid-in Capital	Retained Earnings	Restricted Stock		Treasury Stock
	Shares	Amount						Total
	(In thousands)
Balance, February 2, 2003	13,080	$132	$116,678	$50,993	$608	$—	$(1,846)	$166,565
Net earnings	—	—	—	10,921	—	—	—	10,921
Stock option exercises	101	—	704	—	—	—	—	704
Tax benefit related to stock option exercises	—	—	137	—	—	—	—	137
Amortization of restricted stock awards	—	—	—	—	297	—	—	297
Fair value of warrants issued in connection with convertible subordinated notes	—	—	1,150	—	—	—	—	1,150
Other	—	—	—	10	—	—	—	10

Balance, February 1, 2004	13,181	132	118,669	61,924	905	—	(1,846)	179,784
Net earnings	—	—	—	12,880	—	—	—	12,880
Unrealized foreign currency translation gain (net of tax)	—	—	—	—	—	225	—	225

Comprehensive income	—	—	—	—	—	—	—	13,105
Stock option exercises	271	3	2,799	—	—	—	—	2,802
Tax benefit related to stock option exercises	—	—	705	—	—	—	—	705
Amortization of restricted stock awards	—	—	—	—	549	—	—	549

Balance, January 30, 2005	13,452	135	122,173	74,804	1,454	225	(1,846)	196,945
Net earnings	—	—	—	4,288	—	—	—	4,288
Unrealized foreign currency translation gain (net of tax)	—	—	—	—	—	120	—	120

Comprehensive income	—	—	—	—	—	—	—	4,408
Stock option exercises	271	2	2,268	—	—	—	—	2,270
Tax benefit related to stock option exercises	—	—	871	—	—	—	—	871
Amortization of restricted stock awards	—	—	—	—	726	—	—	726

Balance, January 29, 2006	13,723	$137	$125,312	$79,092	$2,180	$345	$(1,846)	$205,220

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Predecessor)

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
	(In thousands)
Cash flows from operating activities:
Net income	$4,288	$12,880	$10,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	42,616	34,238	32,741
Deferred income tax expense (benefit)	220	(3,820)	822
Tax benefit related to stock options	871	705	137
Restricted stock awards	726	549	297
Warrants related to convertible debt	257	254	107
Other, net	30	314	(256)
Changes in operating assets and liabilities, net of effect of business acquisitions
Inventories	(2,018)	(2,069)	401
Prepaid expenses	49	(325)	(660)
Other current assets	(1,582)	(94)	(382)
Other assets and deferred charges	3,666	(1,884)	(502)
Accounts payable	5,419	(475)	(3,453)
Accrued liabilities	1,851	3,535	697
Income taxes payable	(3,133)	2,914	2,564
Deferred rent liability	11,470	2,154	(115)
Other liabilities	693	188	351

Net cash provided by operating activities	65,423	49,064	43,670
Cash flows from investing activities:
Capital expenditures	(62,066)	(34,234)	(24,292)
Business acquisitions, net of cash acquired	(1,511)	(47,876)	(3,600)
Proceeds from sales of property and equipment	306	338	471

Net cash used in investing activities	(63,271)	(81,772)	(27,421)
Cash flows from financing activities:
Borrowings under long-term debt	33,500	78,446	44,825
Repayments of long-term debt	(41,725)	(43,250)	(57,789)
Debt costs	—	(841)	(4,469)
Proceeds from exercises of stock options	2,268	2,805	704

Net cash provided by (used in) financing activities	(5,957)	37,160	(16,729)

Increase (decrease) in cash and cash equivalents	(3,805)	4,452	(480)
Beginning cash and cash equivalents	11,387	6,935	7,415

Ending cash and cash equivalents	$7,582	$11,387	$6,935

Supplemental disclosures of cash flow information:
Cash paid for income taxes—net of refunds	$4,082	$7,146	$1,798
Cash paid for interest, net of amounts capitalized	$4,183	$2,504	$5,428

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Predecessor)

(dollars in thousands, except per share amounts)

Note 1: Summary of significant accounting policies

        Basis of presentation—Dave & Buster's, Inc. ("Dave & Buster's" or the "Company"), a Missouri corporation, is an operator of large format, high-volume regional entertainment complexes. The Company's one industry segment is the ownership and operation of 46 restaurant/entertainment complexes (a "Complex" or "Store") under the names "Dave & Buster's," "Dave & Buster's Grand Sports Café" and "Jillian's," which are principally located in the United States and Canada. The consolidated financial statements include the accounts of Dave & Buster's and all wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. See Note 2.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Fiscal year—Our fiscal year ends on the Sunday after the Saturday closest to January 31. References to Fiscal 2005, 2004, and 2003 are to the 52 weeks ended January 29, 2006, January 30, 2005 and February 1, 2004 respectively.

        Cash and cash equivalents—We consider amounts receivable from credit card companies and all highly liquid temporary investments with original maturities of three months or less to be cash equivalents.

        Inventories—Food and beverage and amusements inventories are reported at the lower of cost or market determined on a first-in, first-out method. Amusements inventory includes electronic equipment, stuffed animals and small novelty items used as redemption prizes for certain midway games, as well, as supplies needed for midway operations. Smallware supplies inventories, consisting of china, glassware and kitchen utensils, are capitalized at the store opening date, or when the smallware inventory is increased due to changes in our menu, and are reviewed periodically for valuation. Smallware replacements are expensed as incurred. Inventories consist of the following:

	January 29, 2006	January 30, 2005
Food and beverage	$2,460	$2,249
Amusements	5,668	5,054
Smallware supplies	18,532	17,535
Other	4,293	4,097

	$30,953	$28,935

        Property and equipment—Property and equipment are recorded at cost. Expenditures that substantially increase the useful lives of the property and equipment are capitalized, whereas costs incurred to maintain the appearance and functionality of such assets are charged to repair and maintenance expense. Interest costs and rent (through October 30, 2005) incurred during construction are capitalized and depreciated based on the estimated useful life of the underlying asset. Interest costs capitalized during the construction of facilities in 2005, 2004 and 2003 were $295, $668, and $170, respectively. As disclosed under "Recent Accounting Pronouncements" below, beginning October 31, 2005, we no longer capitalize such rental costs. Rent costs capitalized during the construction period of facilities opened in fiscal 2005, 2004 and 2003 were $469, $187 and $0, respectively.

        Property and equipment, excluding most games, are depreciated using the straight-line method over the estimated useful life of the assets. Games are generally depreciated on the 150 percent declining-balance method over the estimated useful life of the assets. Reviews are performed regularly to determine whether facts or circumstances exist that indicate the carrying values of our property and equipment are impaired. We assess the recoverability of our property and equipment by comparing the projected future undiscounted net cash flows associated with these assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the estimated fair market value of the assets.

        Goodwill and other intangible assets—In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," goodwill is no longer amortized, but instead is reviewed for impairment at least annually. We have no recorded amounts of goodwill. Intangible assets consist of the value assigned to the trademark and trade name in the acquisition of certain assets of Jillian's Entertainment Holdings, Inc. in November 2004. See Note 4. These assets have indefinite lives and, therefore, are not amortized, but are tested for impairment at least annually. The carrying value of these intangible assets was $7,482 as of January 29, 2006 and January 30, 2005, and is included in other assets and deferred charges.

        Income taxes—We use the liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that are recognized in the financial statements and as measured by the provisions of enacted tax laws.

        The calculation of our tax liabilities involves significant judgment and evaluation of uncertainties in the interpretation of complex tax regulations. As a result, we have established reserves for taxes that may become payable in future years as a result of audits by tax authorities. Tax reserves are reviewed regularly pursuant to Statement of Financial Accounting Standard No. 5 "Accounting for Contingencies." Tax reserves are adjusted as events occur that affect our potential liability for additional taxes, such as the expiration of statutes of limitations, conclusion of tax audits, identification of additional exposure based on current calculations, identification of new issues, or the issuance of statutory or administrative guidance or rendering of a court decision affecting a particular issue.

        Stock-based compensation—In June 2005, our stockholders approved the adoption of the Dave & Buster's 2005 Long-Term Incentive Plan ("2005 Incentive Plan"). The 2005 Incentive Plan is similar in purpose to, and replaced, our previously adopted Dave & Buster's 1995 Stock Incentive Plan and Dave & Buster's 1996 Stock Option Plan for Outside Directors. These plans are described more fully in Note 10. Through January 29, 2006, we have elected to follow recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), in accounting for stock-based awards to our employees and directors. Under APB No. 25, if the exercise price of an employee's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized. In connection with the merger discussed in Note 2, all restricted stock was converted into the right to receive $18.05 per share and all outstanding options to acquire our common stock was converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05.

        Although SFAS No. 123, "Accounting for Stock-Based Compensation," allows us to continue to follow APB No. 25 guidelines, we are required to disclose pro forma net income (loss) and net income (loss) per share as if we had adopted the fair based method prescribed by SFAS No. 123. The pro forma impact of applying SFAS No. 123 in fiscal 2005, 2004 and 2003 is not necessarily representative of the pro forma impact in future years. Our pro forma information is as follows:

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Net income, as reported	$4,288	$12,880	$10,921
Stock compensation expenses recorded under the intrinsic method, net of income taxes	564	357	196
Pro forma stock compensation expense recorded under the fair value method, net of income taxes	(820)	(1,180)	(801)

Pro forma net income	$4,032	$12,057	$10,316

        Inputs used for the fair value method for our employee stock options are as follows:

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Volatility	0.55	0.56	0.59
Weighted-average expected lives	4.05	5.00	4.40
Weighted-average risk-free interest rates	3.98%	3.58%	2.82%
Weighted-average fair value of options granted	$14.10	$9.41	$5.05

        Foreign currency translation—The financial statements related to our operations of our Toronto complex are prepared in Canadian dollars. Income statement amounts are translated at average exchange rates for each period, while the assets and liabilities are translated at year-end exchange rates. Translation adjustments are included in stockholders' equity as a component of comprehensive income.

        Revenue recognition—Food and beverage revenues are recorded at point of service. Amusement revenues consist primarily of deposits on power cards used by customers to activate most of our midway games. These deposits are generally recognized at the time of sale rather than when utilized, as the estimated amount of unused deposits which will be used for future game activations has historically not been material to our financial position or results of operations.

        Foreign license revenues are deferred until the Company fulfills its obligations under license agreements. The license agreements provide for continuing royalty fees based on a percentage of gross revenues, which are recognized when realization is assured. Revenue from international licensees for 2005, 2004 and 2003 was $604, $627 and $331, respectively.

        Amusements costs of products—Certain of our midway games allow customers to earn coupons which may be redeemed for prizes, including electronic equipment, sports memorabilia, stuffed animals, clothing and small novelty items. The cost of these prizes is included in the cost of amusement products and is generally recorded when the coupons are redeemed, rather than as the coupons are earned, as the estimated amount of earned coupons which will be redeemed in future periods has historically not been material to our financial position or results of operations.

        Advertising costs—Advertising costs are recorded as expense in the period in which the costs are incurred or the first time the advertising takes place. Advertising expenses were $15,089, $12,256 and $8,023 for 2005, 2004 and 2003, respectively.

        Startup costs—Startup costs include costs associated with the opening and organizing of new complexes or conversion of existing complexes, including the cost of feasibility studies, staff-training and recruiting and travel costs for employees engaged in such startup activities. All startup are expensed as incurred. Through October 30, 2005, rent incurred between the time construction is substantially completed and the time the complex opens was included in startup costs. Beginning October 31,2005, all rent incurred during the construction period is expensed and classified as a component of startup costs.

        Lease accounting—Rent is computed on a straight line basis over the lease term. The lease term commences on the date when the Company takes possession and has the right to control the use of the leased premises. The lease term includes the initial non-cancelable lease term plus any periods covered by renewal options that the Company considers reasonably assured of exercising. Construction allowances received from the lessor to reimburse the Company for the cost of leasehold improvements are recorded as deferred lease liabilities and amortized as a reduction rent of over the term of the lease.

        Comprehensive income—Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. In addition to net income, unrealized foreign currency translation gain is included in comprehensive income. Unrealized translation gains for 2005 and 2004 was $120 and $225, respectively. Unrealized translation gains or losses in prior years were not material.

        Recent accounting pronouncements—In October 2005, the Financial Accounting Standards Board (FASB) issued a FASB Staff Position (FSP), FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The FSP addresses accounting for rental costs associated with building and ground operating leases that are incurred during a construction period. The Board concluded that such costs incurred during a construction period should be recognized as rental expense. The provisions of this FSP must be applied to the first reporting period beginning after December 15, 2005. Early adoption was permitted. Accordingly, effective October 31, 2005, we no longer capitalize rent incurred during the construction period. The impact of this new standard on our future financial statements will be dependent on the number of complexes opened each period and the terms of the related lease agreements. Rent capitalized during the construction period of facilities opened in fiscal 2005, 2004, and 2003 were $469, $187 and $0, respectively.

        In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payments," SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the fair value of those awards on the grant date. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005. In connection with the merger discussed in Note 2, all outstanding options or warrants to acquire our common stock were converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05, without interest, less any applicable withholding taxes. Although the adoption of SFAS 123R may have a significant effect on our results of operations for the period January 29, 2006 to the date of the merger, it will not have an impact on our consolidated financial position. The impact of SFAS 123R on our results of operations for periods after the merger cannot be predicted at this time, because no additional options have been issued or are currently planned to be issued.

Note 2: Merger with WS Midway Acquisition Sub, Inc.

        On December 8, 2005, Dave & Buster's entered into an Agreement and Plan of Merger, pursuant to which WS Midway Holdings, Inc., a newly-formed Delaware corporation, would acquire Dave & Buster's through the merger (the "Merger") of WS Midway Acquisition Sub, Inc., a newly-formed Missouri corporation and a direct, wholly-owned subsidiary of WS Midway Holdings, Inc., with and into Dave & Buster's. Affiliates of Wellspring Capital Management LLC ("Wellspring") and HBK Investments L.P. ("HBK") control approximately 82% and 18%, respectively, of the outstanding capital stock of WS Midway Holdings, Inc. The merger was completed on March 8, 2006, with Dave & Buster's as the surviving corporation.

        At the effective time of the Merger, the following events occurred:

          All outstanding shares of Dave & Buster's common stock (including those issued upon the conversion of our convertible subordinated notes), other than shares held by WS Midway Holdings, Inc. or held by stockholders, if any, who perfect their appraisal rights under Missouri law, were converted into the right to receive $18.05 per share without interest, less any applicable withholding taxes;

          All outstanding options or warrants to acquire our common stock were converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05, without interest, less any applicable withholding taxes; and

          To the extent not converted into shares of our common stock, we redeemed for cash our convertible subordinated notes due 2008 and the indenture governing the convertible notes ceased to have any effect.

        The total cash requirements of the Merger of $336,100, including repayment of our existing debt and transaction costs, was funded through $108,100 of equity investments by affiliates of Wellspring and HBK in our common stock, the net proceeds from the private placement of $175,000 aggregate principal amount of 11.25% senior notes (Note 6) and borrowings under our new senior secured credit facility (Note 6). The Merger will be accounted for as a purchase in conformity with SFAS 141, "Business Combinations." Accordingly, the assets and liabilities will be recorded at their fair value. As of the date of the financial statements, the valuation studies necessary to determine the fair value of the assets acquired and liabilities assumed had not been completed.

        Holders of up to 2.6 million shares have notified us that they intend to exercise dissenter rights and initiate proceedings under Section 351.455 of the General and Business Corporation Law of Missouri to demand fair value with respect to their shares. The portion of the merger consideration otherwise payable in respect of the dissenting shares is expected to be borrowed under the new term loan facility pursuant to a delayed drawdown.

        Payments, if any, in respect of the dissenting shares in excess of the merger consideration of $18.05 per share will be funded from cash flow from operations, borrowings under the new senior secured credit facility and /or proceeds of equity contributions. We do not believe that the payments, if any, we may make in respect of the dissenting shares in excess of the merger consideration of $18.05 per share would be material to our consolidated financial condition, results of operations or liquidity. However, no assurance can be given that the dissenting shareholders will not be successful in obtaining an amount per share that exceeds the merger consideration of $18.05.

Note 3: Acquisitions and disposals

        On October 6, 2003, we completed the purchase of the Dave & Buster's complex in Toronto, Canada from a third party that operated the facility under a license agreement with us. The purchase price was $4,122, including $3,600 in cash plus the forgiveness of $522 in certain receivables due from the licensee. The purchase gave us the opportunity to expand our North American operations. The aggregate cost of the acquisition of $4,122 was allocated to the assets acquired and the liabilities assumed based on their estimated fair value. As a result, $4,750 was allocated to property and equipment, including leasehold improvements and $(628) to working capital items.

        On November 1, 2004, we completed the acquisition of nine Jillian's entertainment complexes located in major metropolitan areas in the states of Arizona, Maryland, Minnesota, North Carolina, New York, Pennsylvania, Tennessee, and Texas. The acquisition was completed pursuant to an asset purchase agreement for $45,747 in cash. In addition, we incurred $2,369 in costs related to the transaction. The cash requirements of the acquisition were funded from borrowings under our amended senior bank credit facility. See Note 7.

        The aggregate cost of the acquisition of $48,116 was allocated to the net assets acquired based on their estimated fair values as determined by an independent appraisal. As a result, $31,103 was allocated to leasehold improvements, $9,343 to other property and equipment, $7,482 to the trade name and related trademarks, and $188 to working capital items. The results of the operations of the acquired complexes have been included in our consolidated results beginning on the date of acquisition.

The historical results of operations of the acquired complexes were not significant compared to our historical consolidated results of operations.

        On August 28, 2005, a subsidiary of ours closed the acquired Jillian's complex located at the Mall of America in Bloomington, Minnesota due to continuing operating losses attributable to this complex and our unsuccessful efforts to renegotiate the terms of the related leases. As a result of the closing, we recorded total pre-tax charges of approximately $3,000 in the initial thirty-nine weeks of fiscal 2005. The charges included $2,500 of second quarter expenses of additional depreciation, amortization and impairment of the assets that were abandoned and whose carrying value was not recoverable as of July 31, 2005. This portion of the charge is included in depreciation and amortization expense in the accompanying consolidated statements of operations. Additionally, $500 of the charges was recorded during the third quarter and related to severance and other costs required to complete the closure of the complex (approximately $400 in operating payroll and benefits and approximately $100 in other store operating expenses). All of these costs were paid in the third quarter of 2005.

        In order to address lower than anticipated levels of post-acquisition revenues and operating results from our acquired Jillian's stores, we are converting several of our Jillian's locations to our new "Dave & Buster's Grand Sports Café" brand. We believe this conversion will enhance and accelerate our efforts to improve the results of operations of these stores from those achieved since completion of the Jillian's acquisition. We began converting the stores in September 2005, and converted five of the stores in fiscal 2005. We converted one additional store in the first quarter of 2006. We will continue to evaluate the performance of the converted stores in order to determine if conversion of the remaining units is appropriate.

        In October 2005, we acquired the general partner interest in a limited partnership which owns a Jillian's complex in the Discover Mills Mall near Atlanta, Georgia for a total cost of approximately $1,169. The limited partners currently earn a preferred return on their remaining invested capital. We currently have a 50.1 percent interest in the income or losses of the partnership. After deducting the preferred return to the limited partner, our interest in the income or losses of the partnership is not expected to be significant to our results of operations until the limited partners receive a full return of their invested capital and preferred return. We also manage the complex under a management agreement for which we receive a fee of 4.0 percent of operating revenues annually. We account for our general partner interest using the equity method due to the substantive participative rights of the limited partners in the operations of the partnership. Our equity interest in the results of the partnership through January 29, 2006 was not material to our consolidated results of operations.

Note 4: Property and equipment

        Property and equipment consist of the following (in thousands):

	Estimated Depreciable Lives (In Years)	January 29, 2006	January 30, 2005
Land	—	$6,706	$6,706
Buildings	40	45,418	44,194
Leasehold and building improvements	Shorter of 20 or lease term	264,912	242,099
Furniture, fixtures and equipment	5-10	147,994	123,680
Games	5	106,307	98,886
Construction in progress		10,705	4,504

Total cost		582,042	520,069
Less accumulated depreciation		225,910	188,591

Property and equipment, net		$356,132	$331,478

Note 5: Accrued liabilities

        Accrued liabilities consist of the following (in thousands):

	January 29, 2006	January 30, 2005
Compensation and benefits	$5,708	$6,084
Sales and use taxes	2,462	2,471
Real estate taxes	1,796	1,921
Other	10,004	7,643

Total accrued liabilities	$19,970	$18,119

Note 6: Long-term debt

        Long-term debt consisted of the following (in thousands):

	January 29, 2006	January 30, 2005
Revolving credit facility	$5,439	$5,871
Term debt facility	45,375	53,167
Convertible subordinated notes, net of discount	29,361	29,105

	80,175	88,143
Less current installments	9,625	7,792

Long-term debt, less current installments	$70,550	$80,351

        On November 1, 2004, we closed on the second amendment to our restated senior bank credit facility. The amended facility includes a $60,000 revolving credit facility and a $55,000 term debt facility. The revolving credit facility is secured by all assets of the Company and may be used for borrowings or letters of credit. At January 29, 2006, we had $6,212 letters of credit outstanding, leaving approximately $48,349 available for additional borrowings or letters of credit. Borrowings under the credit facility were utilized to fund the cash requirements of Jillian's transaction (Note 4), and the costs related to the amended facility. The interest rate on the credit facility at January 29, 2006 was 6.8 percent. All borrowings under the senior bank credit facility were repaid in connection with the Merger.

        On August 7, 2003, we closed a $30,000 private placement of 5.0 percent convertible subordinated notes due 2008 and warrants to purchase 574,691 shares of our common stock at $13.46 per share. The investors may convert the notes into our common stock at any time prior to the scheduled maturity date of August 7, 2008. The fair value of the warrants of $1,276 was recorded as a discount on the notes and is being amortized over the term of the notes. As a result, the effective annual interest rate on the notes was 7.5 percent. In connection with the Merger, all convertible subordinated notes were converted into the right to receive $18.05 in cash, and all warrants were converted into the right to receive an amount in cash equal to the difference between $13.46 and $18.05. We used the net proceeds of the offering to reduce the outstanding balances of our term and revolving loans under our senior bank credit facility and to fund the purchase of the Dave & Buster's complex in Toronto. See Note 4.

        The fair value of our convertible subordinated notes, based on its conversion value, was approximately $41,587 at January 29, 2006. The fair value of the borrowings under the senior bank credit facility approximates their carrying value.

        In 2001, we entered into an interest rate swap agreement that expires in 2007, to change a portion of our variable rate debt to fixed-rate debt. Pursuant to the swap agreement, the interest rate on notional amounts aggregating $18,400 at January 29, 2006 is fixed at 5.44 percent. The agreement has not been designated as a hedge and adjustments are recorded to mark the instrument to its fair market value as interest expense. As a result of the swap agreement, we recorded additional interest expense of $532, $1,577 and $1,863 in 2005, 2004 and 2003, respectively.

        In connection with the Merger, we terminated our existing credit facility and entered into a new senior secured credit facility that will (a) provide a $100,000 term loan facility (with up to $50,000 of the term loan facility available on a delayed-draw basis for a period of six months) with a maturity of seven years from the closing date of the Merger and (b) provide a $60,000 revolving credit facility with a maturity of five years from the closing date of the Merger. The $60,000 revolving credit facility will include (i) a $20,000 letter of credit sub-facility, (ii) a $5,000 swingline sub-facility and (iii) a $5,000 (in US Dollar equivalent) sub facility available in Canadian dollars to the Canadian subsidiary. The revolving credit facility will be used to provide financing for working capital and general corporate purposes. Upon consummation of the Merger, we drew approximately $50,000 under the term loan facility, $3,000 under the new revolving credit facility and had $6,200 in letters of credit outstanding.

        The interest rates per annum applicable to loans, other than swingline loans, under our new senior secured credit facility are, at our option, equal to either a base rate (or, in the case of the Canadian revolving credit facility, a Canadian prime rate) or a Eurodollar rate (or, in the case of the Canadian revolving credit facility, a Canadian cost of funds rate) for one-, two-, three- or six-month (or, in the case of the Canadian revolving credit facility, 30, 60, 90 or 180-day) interest periods chosen by us, in each case, plus an applicable margin percentage. Swingline loans bear interest at the base rate plus the applicable margin.

        Our new senior secured credit facility requires that we comply with the following financial covenants: a minimum fixed charge coverage ratio test and a maximum leverage ratio test. We will initially be required to maintain a minimum fixed charge coverage ratio of 1.00:1.00 and a maximum leverage ratio of 4.75:1.00 as of the end of each fiscal quarter, which will become more restrictive over time. In addition, our new senior secured credit facility includes negative covenants restricting or limiting our, WS Midway Holdings, Inc.'s and our subsidiaries' ability to, among other things incur additional indebtedness, make capital expenditures and sell or acquire assets.

        Our new senior secured credit facility also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guarantee or security document supporting our new senior secured credit facility to be in full force and effect and a change of control. If an event of default occurs, the lenders under our new senior secured credit facility would be entitled to take various actions, including acceleration of amounts due under our new senior secured credit facility and all actions permitted to be taken by a secured creditor.

        In connection with the Merger on March 8, 2006, we closed a proposed private placement of $175,000 aggregate principal amount of senior notes. The notes are general unsecured, unsubordinated obligations of the Company and mature on March 15, 2014. Interest on the notes compounds semi-annually and accrues at the rate of 11.25% per annum. On or after March 15, 2010, we may redeem all or, from time to time, a part of the senior notes upon not less than 30 nor more than 60 days notice, at redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the senior notes. Prior to March 15, 2010, we may on any one or more occasions redeem up to 35% of the original principal amount of the notes using the proceeds of certain equity offerings completed before March 15, 2010.

        Our new senior notes restrict our ability to incur indebtedness, outside of our new senior credit facility, unless our consolidated coverage ratio exceeds 2.00:1.00 or other financial and operational requirements are met. Additionally, the terms of the notes restrict our ability to make certain payments to affiliated entities.

        The following table sets forth the Company's future debt payment obligations as January 29, 2006 and following the Merger:

Fiscal Year	Debt Outstanding at January 29, 2006	Following the Merger
2006	$9,625	$375
2007	11,458	500
2008	43,292	500
Thereafter	16,439	226,625

Total future payments	80,814	228,000
Less: Unamortized discount on convertible debt	(639)	—
Current installments of long-term debt	(9,625)	(375)

Total long-term debt	$70,550	$227,625

Note 7: Income taxes

        The provision for income taxes is as follows:

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Current expense (benefit)
Federal	$1,211	$9,813	$4,353
State and local	585	932	444
Deferred expense (benefit)	220	(3,820)	822

Total provision for income taxes	$2,016	$6,925	$5,619

        Significant components of the deferred tax liabilities and assets in the consolidated balance sheets are as follows:

	January 29, 2006	January 30, 2005
Deferred tax liabilities:
Property and equipment	$11,501	$9,941
Prepaid expenses	496	478
Smallware supplies	5,967	5,332
Other	152	864

Total deferred tax liabilities	18,116	16,615
Deferred tax assets:
Leasing transactions	6,051	4,934
Deferred gain	54	54
Worker's compensation	831	666
Other	187	—

Total deferred tax assets	7,123	5,654

Valuation allowance for deferred tax assets	(187)	—

Total deferred tax assets net of valuation allowance	6,936	5,654

Net deferred tax liability	$11,180	$10,961

        During 2005, we established a valuation allowance against our net Canadian deferred tax assets. The existence of sustained losses prevents us from concluding that it is more likely than not that the Canadian deferred tax assets will be realized. In general, we anticipate reversing the valuation allowance associated with deferred tax assets of our Canadian subsidiary when the underlying deferred tax assets are realized or at the time the actual results have demonstrated a sustained profitability and the projected results support our ability to realize the deferred tax assets currently being reserved.

        The reconciliation of the federal statutory rate to our effective income tax rate follows:

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Federal corporate statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	7.8%	2.7%	2.2%
Foreign taxes	3.2%	(2.1)%	—
Nondeductible expenses	0.8%	2.0%	2.8%
Tax credits	(17.9)%	(4.2)%	(6.6)%
Other	3.1%	1.6%	0.6%

Effective tax rate	32.0%	35.0%	34.0%

        Our effective tax rate differs from the statutory rate primarily due to the deduction for FICA tip credits and state income taxes.

Note 8: Leases

        We lease certain property and equipment under operating leases. Some of the leases include options for renewal or extension on various terms. Most of our leases require the Company to pay property taxes, insurance and maintenance of the leased assets. Certain leases also have provisions for additional percentage rentals based on revenues. For 2005, 2004 and 2003, rent expense for operating leases was $34,104, $24,290 and $21,540, respectively, including contingent rentals of $969, $890 and $683, respectively. At January 29, 2006, future minimum lease payments, including any periods covered by renewal options the Company is reasonably assured of exercising, (including the sale/leaseback transactions described below) are:

2006	2007	2008	2009	2010	Thereafter	Total
$40,054	$39,062	$38,632	$38,906	$38,821	$346,485	$541,960

        During 2000 and 2001, we completed the sale/leaseback of three complexes and our corporate headquarters. Cash proceeds of $24,774 were received along with twenty-year notes aggregating $6,750. The notes bear interest of 7 percent to 7.5 percent.

        Future aggregating lease obligations under the sale/leaseback agreements, which are classified as operating leases, are as follows:

2006	2007	2008	2009	2010	Thereafter	Total
$3,083	$3,125	$3,167	$3,211	$3,254	$38,202	$54,042

        At January 29, 2006 and January 30, 2005, the aggregate balance of the notes receivable due from the lessors under the sale/leaseback agreements was $4,618 and $6,222, respectively. Future minimum principal and interest payments due to us under these notes are as follows:

2006	2007	2008	2009	2010	Thereafter	Total
$489	$489	$489	$489	$489	$5,335	$7,780

Note 9: Common stock

        Stock-based compensation—In June 2005, our stockholders approved the adoption of the Dave & Buster's 2005 Long-Term Incentive Plan. The 2005 Incentive Plan is similar in purpose to, and replaced, our previously adopted Dave & Buster's 1995 Stock Incentive Plan and Dave & Buster's 1996 Stock Option Plan for Outside Directors. There will be no further awards or grants under those previously adopted plans, although outstanding awards and grants under those plans will remain in effect pursuant to their terms. The 2005 Incentive Plan is a stock-based long-term incentive plan, which provides for the granting of incentive stock options, non-qualified stock options, restricted stock awards, and stock appreciation rights to officers, non-employee directors and employees of the Company. A maximum of

600,000 shares of our common stock are reserved for issuance under the 2005 Incentive Plan. Lapsed, forfeited or canceled options, stock appreciation rights, or restricted stock awards do not count against these limits and can be regranted.

        In 2005 and 2004, we issued 215,250 and 115,000 shares of restricted stock with market values of $17.57-$18.88 and $17.66-$18.90, respectively. The restricted shares vest over a period from date of grant through the end of fiscal year 2007 subject to the achievement of specified performance criteria and change of control events established by the Compensation Committee of the Board of Directors as described in the 2005 Incentive Plan. The total market value of the restricted shares, as determined at the date of issuance, is treated as unearned compensation and is charged to expense over the vesting period. The charge to expense for the restricted stock compensation was $726, $549 and $297 in 2005, 2004 and 2003, respectively.

        A summary of the Company's stock option activity and related information is as follows (in thousands, except per share data):

	Fiscal Year Ended
	January 29, 2006		January 30, 2005		February 1, 2004
	Options	Exercise Price*	Options	Exercise Price*	Options	Exercise Price*
Outstanding—beginning of year	2,325	$12.29	2,417	$11.55	2,498	$11.79
Granted	255	18.77	277	17.30	256	9.96
Exercised	(270)	8.44	(271)	10.34	(101)	6.95
Forfeited	(76)	15.09	(98)	13.41	(236)	14.30

Outstanding—end of year	2,234	13.40	2,325	12.29	2,417	11.55

Exercisable—end of year	1,461	$14.55	1,680	$12.86	1,592	$13.13

*
Weighted average exercise price

        As of January 29, 2006, 1,917,666 options have exercise prices that range from $6.10 to $24.75, 211,250 options have exercise prices of $18.88 and 105,000 options have exercised prices that range from $7.25 to $23.75.

        In connection with the Merger, which meets the change of control events described above, all restricted stock was converted into the right to receive $18.05 per share and all outstanding options to acquire our common stock vested and were converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05

Note 10: Earnings per share

        The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Fiscal Year Ended
	January 29, 2006	January 30, 2005	February 1, 2004
Numerator for basic earnings per common share—net income	$4,288	$12,880	$10,921
Impact of convertible debt interest and fees	1,401	1,479	662

Income applicable to common shareholders	$5,689	$14,359	$11,583

Denominator for basic earnings per common share—weighted average shares	13,598	13,331	13,128
Dilutive securities:
Employee stock options and warrants	646	887	357
Convertible debt	2,322	2,322	1,161

Denominator for diluted earnings per common share—adjusted weighted average shares	16,566	16,540	14,646

Basic earnings per common share	$0.32	$0.97	$0.83
Diluted earnings per common share	$0.34	$0.87	$0.79

        In 2005, 2004 and 2003, options to purchase 906,000, 713,000 and 870,000 shares of common stock, respectively, were not included in the computation of diluted net income per share because the exercise price was greater than the market price and the effect would have been antidilutive.

Note 11: Employee benefit plan

        The Company sponsors a plan to provide retirement benefits under the provision of Section 401(k) of the Internal Revenue Code (the "401(k) Plan") for all employees who have completed a specified term of service. Company contributions may range from 0 percent to 100 percent of employee contributions, up to a maximum of 6 percent of eligible employee compensation, as defined. Employees may elect to contribute up to 50 percent of their eligible compensation on a pretax basis. Benefits under the 401(k) Plan are limited to the assets of the 401(k) Plan. The Company's contributions to the 401(k) plan were $218, $209 and $204 for 2005, 2004 and 2003, respectively.

Note 12: Contingencies

        The Company is subject to certain legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to all actions will not materially affect the consolidated results of operations or financial condition of the Company.

Note 13: Quarterly financial information (unaudited)

	Fiscal Year Ended January 29, 2006
	First	Second	Third	Fourth
	(in thousands, except per share amounts)
Total revenues	$115,735	$110,829	$105,645	$131,243
Income (loss) before provision for income taxes	7,183	(1,977)	(5,039)	6,137
Net income (loss)	4,561	(1,256)	(3,200)	4,183
	Fiscal Year Ended January 30, 2005
	First	Second	Third	Fourth
Total revenues	$94,966	$89,844	$84,043	$121,414
Income (loss) before provision for income taxes	5,452	3,402	(139)	11,089
Net income (loss)	3,600	2,202	(88)	7,166

        As discussed in Note 3, in the fourth quarter of fiscal 2004, we completed the acquisition of nine Jillian's locations.

        As discussed in Note 3, in the third quarter of fiscal 2005, a subsidiary of ours closed the acquired Jillian's complex located at the Mall of America in Bloomington, Minnesota due to continuing operating losses attributable to this complex and our unsuccessful efforts to renegotiate the terms of the related leases. As a result of the closing, we recorded total pre-tax charges of approximately $3,000 in the initial thirty-nine weeks of fiscal 2005. The charges included $2,500 of second quarter expenses of additional depreciation, amortization and impairment of the assets that were abandoned and whose carrying value was not recoverable as of July 31, 2005. Additionally, $500 of the charges was recorded during the third quarter of 2005 and related to severance and other costs required to complete the closure of the complex.

        Startup costs impact our trends in our quarterly results of operations. During 2005, we opened the Omaha, Buffalo, and Kansas City locations in the second, third, and fourth quarters, respectively. We opened our Santa Anita location in the third quarter of 2004. Startup costs were also impacted in fiscal 2005 due to the conversion of five of our Jillian's locations to our new "Dave & Buster's Grand Sports Café" brand. Startup costs incurred were $78, $804, $1,495 and $2,948 in the first, second, third and fourth quarters of 2005, respectively, compared to $0, $136, $876 and $283 in the first, second, third and fourth quarters of 2004, respectively.

        As discussed in Note 1, effective October 31, 2005, we no longer capitalize rent incurred during the construction period.

        Unaudited consolidated financial statements for the 54 day period from March 8, 2006 to April 30, 2006 (Successor), 37 day period from January 30, 2006 to March 7, 2006 (Predecessor), and the thirteen-week period ended May 1, 2005 (Predecessor)

DAVE & BUSTER'S, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	April 30, 2006 (Successor)	January 29, 2006 (Predecessor)
	(In thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$15,323	$7,582
Inventories	13,738	12,469
Prepaid expenses	3,307	2,985
Deferred income taxes	3,894	—
Other current assets	4,656	4,194

Total current assets	40,918	27,230
Property and equipment, net	345,185	374,616
Tradename	63,000	—
Goodwill	67,557	—
Other assets and deferred charges	26,234	21,216

Total assets	$542,894	$423,062

Liabilities and stockholders' equity
Current liabilities:
Current installments of long-term debt (Note 4)	$500	$9,625
Accounts payable	19,190	25,069
Accrued liabilities	33,963	21,294
Income taxes payable	1,242	2,669
Deferred income taxes	—	5,779

Total current liabilities	54,895	64,436
Deferred income taxes	38,187	5,401
Deferred rent liability	49,292	74,583
Other liabilities	5,652	2,872
Payable to dissenting shareholders	51,733	—
Long-term debt, less current installments (Note 4)	236,914	70,550
Commitments and contingencies (Note 5)
Stockholders' equity (Note 1):
Predecessor:
Common stock, $0.01 par value, 50,000,000 authorized; 13,722,750 issued and outstanding as of January 29, 2006	—	137
Less treasury stock, at cost (175,000 shares)	—	(1,846)
Successor:
Common stock, $0.01 par value, 1,000 authorized; 100 issued and outstanding as of April 30, 2006	—	—
Preferred stock, 10,000,000 authorized; none issued	—	—
Restricted stock awards	—	2,180
Paid-in capital	108,100	125,312
Accumulated comprehensive income	149	345
Retained earnings (deficit)	(2,028)	79,092

Total stockholders' equity	106,221	205,220

Total liabilities and stockholders' equity	$542,894	$423,062

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the 54 Day Period from March 8, 2006 to April 30, 2006 (Successor)	For the 37 Day Period from January 30, 2006 to March 7, 2006 (Predecessor)	Thirteen weeks ended May 1, 2005 (Predecessor)
	(In thousands)
Food and beverage revenues	$41,502	$27,562	$61,392
Amusement and other revenues	34,932	22,847	54,343

Total revenues	76,434	50,409	115,735
Cost of food and beverage	10,755	7,111	16,028
Cost of amusement and other	4,659	3,183	6,477

Total cost of products	15,414	10,294	22,505
Operating payroll and benefits	22,028	14,293	32,775
Other store operating expenses	23,573	15,577	33,988
General and administrative expenses	5,272	3,480	7,692
Depreciation and amortization expense	6,741	4,328	9,741
Startup costs	1,406	880	78

Total operating costs	74,434	48,852	106,779

Operating income	2,000	1,557	8,956
Interest expense, net	5,244	649	1,773

Income (loss) before provision for income taxes	(3,244)	908	7,183
Provision (benefit) for income taxes	(1,216)	422	2,622

Net income (loss)	$(2,028)	$486	$4,561

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(unaudited)

	Common Stock					Accumulated Other Comprehensive Income
			Paid-in Capital	Treasury Stock	Restricted Stock		Retained Earnings (Deficit)
	Shares	Amount						Total
	(In thousands)
Balance, January 29, 2006 (Predecessor)	13,723	$137	$125,312	$(1,846)	$2,180	$345	$79,092	$205,220
Net earnings	—	—	—	—	—	—	486	486
Unrealized foreign currency translation loss (net of tax)	—	—	—	—	—	(3)	—	(3)

Comprehensive income								483
Stock option exercises	5	—	528	—	—	—	—	528
Tax benefit related to stock option exercises	—	—	10	—	—	—	—	10
Stock-based compensation	—	—	25	—	—	—	—	25
Amortization of restricted stock awards	—	—	—	—	61	—	—	61
Merger transaction	(13,728)	(137)	(125,875)	1,846	(2,241)	(342)	(79,578)	(206,327)

Balance, March 8, 2006 (Successor)	—	—	—	—	—	—	—	—
Initial investment by WS Midway Acquisition Sub, Inc. and affiliates	100	—	108,100	—	—	—	—	$108,100
Net loss	—	—	—	—	—	—	(2,028)	(2,028)
Unrealized foreign currency translation gain (net of tax)	—	—	—	—	—	149	—	149

Comprehensive loss								(1,879)

Balance April 30, 2006 (Successor)	100	—	$108,100	—	—	$149	$(2,028)	$106,221

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the 54 Day Period from March 8, 2006 to April 30, 2006	For the 37 Day Period from January 30, 2006 to March 7, 2006	Thirteen weeks ended May 1, 2005
	Successor	Predecessor
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(2,028)	$486	$4,561
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	6,741	4,328	9,741
Deferred income tax expense (benefit)	—	(1,088)	(166)
Tax benefit related to stock options	—	10	165
Restricted stock awards	—	61	178
Stock-based compensation charges	—	25	—
Warrants related to convertible debt	—	21	63
Other, net	175	7	(36)
Changes in operating assets and liabilities, net of effect of business acquisitions
Inventories	(1,197)	(72)	280
Prepaid expenses	(153)	(169)	(891)
Other current assets	(461)	(1)	(1,934)
Other assets and deferred charges	1,386	(66)	1,150
Accounts payable	1,840	(3,916)	(385)
Accrued liabilities	1,801	6,918	825
Income taxes payable	(2,931)	1,504	(2,967)
Deferred rent liability	67	2,502	1,064
Other liabilities	(51)	191	1,721

Net cash provided by operating activities	5,189	10,741	13,369
Cash flows from investing activities:
Capital expenditures	(5,955)	(10,600)	(10,866)
Purchase of Predecessor common stock	(274,711)	—	—
Proceeds from sales of property and equipment	77	—	17

Net cash used in investing activities	(280,589)	(10,600)	(10,849)
Cash flows from financing activities:
Borrowings under revolving credit facility	12,414	6,000	—
Repayments of long-term debt	(51,137)	(6,439)	(5,352)
Borrowings under senior secured credit facility	50,000	—	—
Borrowings under senior notes	175,000	—	—
Initial investment by WS Midway Acquisition Sub, Inc. and affiliates	108,100	—	—
Debt issuance costs	(11,466)	—	—
Proceeds from exercises of stock options	—	528	385

Net cash provided by (used in) financing activities	282,911	89	(4,967)

Increase (decrease) in cash and cash equivalents	7,511	230	(2,447)
Beginning cash and cash equivalents	7,812	7,582	7,624

Ending cash and cash equivalents	$15,323	$7,812	$5,177

Supplemental disclosures of cash flow information:
Cash paid for income taxes—net of refunds	$1,596	$—	$5,655
Cash paid for interest, net of amounts capitalized	$1,209	$878	$1,232

See accompanying notes to consolidated financial statements.

DAVE & BUSTER'S, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Note 1: Merger with WS Midway Acquisition Sub, Inc.

        Dave & Buster's, Inc. ("Dave & Buster's" or the "Company"), a Missouri corporation, was acquired on March 8, 2006, by WS Midway Holdings, Inc., a newly-formed Delaware corporation, acquired Dave & Buster's through the merger (the "Merger") of WS Midway Acquisition Sub, Inc., a newly-formed Missouri corporation and a direct, wholly-owned subsidiary of WS Midway Holdings, Inc., with and into Dave & Buster's with Dave & Buster's as the surviving corporation. Affiliates of Wellspring Capital Management LLC ("Wellspring") and HBK Investments L.P. ("HBK") control approximately 82% and 18%, respectively, of the outstanding capital stock of WS Midway Holdings, Inc. Although we continue as the same legal entity after the Merger, the accompanying condensed consolidated statements of operations, stockholders equity and cash flows present our results of operations and cash flows for the periods preceding the Merger ("Predecessor") and the period succeeding the Merger ("Successor"), respectively.

        At the effective time of the Merger, the following events occurred:

  •
  All outstanding shares of Dave & Buster's common stock (including those issued upon the conversion of our convertible subordinated notes), other than shares held by WS Midway Holdings, Inc., were converted into the right to receive $18.05 per share without interest, less any applicable withholding taxes;

  •
  All outstanding options or warrants to acquire our common stock were converted into the right to receive an amount in cash equal to the difference between the per share exercise price and $18.05, without interest, less any applicable withholding taxes; and

  •
  To the extent not converted into shares of our common stock, we redeemed for cash our convertible subordinated notes due 2008 and the indenture governing the convertible notes ceased to have any effect.

        The Merger transactions resulted in a change in ownership of 100 percent of the Company's outstanding common stock and is being accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations,". The purchase price paid in the Merger has been "pushed down" to the Company's financial statements and is allocated to record the acquired assets and liabilities assumed based on their fair value. The Merger and the allocation of the purchase price have been recorded as of March 8, 2006 based on preliminary valuation studies. The allocation of the purchase price is subject to change based on completion of such studies, resolution of matters related to dissenting shareholders referred to below and the resolution of certain personnel matters. The adjustments, if any, arising out of the finalization of the allocation of the purchase price will not impact our cash flows including cash interest and rent. However, such adjustments could result in material increases or decreases to net income and earnings before interest expense, income taxes, depreciation and amortization. Further revisions to the purchase price allocation will be made as additional information becomes available. The purchase price was approximately $389,412 of which approximately $337,679 has been paid as of July 24, 2006. The sources and uses of funds in connection with the Merger are summarized below:

Sources
Revolving credit facility	$4,376
Senior secured credit facility	50,000
Senior notes	175,000
Other liabilities—dissenting shareholders	51,733
Equity contribution	108,100
Cash on hand	203

Total sources	$389,412

Uses
Consideration paid to stockholders	$213,102
Consideration paid to convertible note and warrant holders	44,390
Consideration paid to option holders	9,279
Consideration payable to dissenting shareholders	51,733
Payment of existing debt	51,137
Transaction costs	19,771

Total uses	$389,412

        Holders of up to approximately 2.6 million shares notified us of their intent to exercise dissenter rights and initiate proceedings under Section 351.455 of the General and Business Corporation Law of Missouri to demand fair value with respect to their shares. On July 10, 2006, the Company and all dissenting shareholders reached an agreement which provides, among other things, for the permanent and irrevocable settlement of all claims between the parties associated with the Merger or the dissenting action. The settlement agreement requires the Company to pay approximately $51,733 to the shareholders on or before August 15, 2006.

        Payments of the settlement will be funded from borrowings under the Senior Credit Facility. Accordingly, we have recorded a long term liability of $51,733 related to our obligation under the settlement agreement.

        In connection with the preliminary purchase price allocation, our estimates of the fair values of assets acquired and liabilities assumed are based primarily on preliminary valuation results from independent valuation specialists. As of April 30, 2006, we have recorded preliminary purchase accounting adjustments to increase the carrying value of our property and equipment, to establish intangible assets for our tradenames and trademarks and to revalue our deferred rent liability, among other things. This allocation of the purchase price is preliminary and subject to finalization of the independent valuation and our analysis of the fair value of other assets and liabilities as of the date of the Merger. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of our assets and liabilities and may also result in adjustments to depreciation and amortization expense, rent expense, other operating costs, and the provision for income taxes. The adjustments, if any, arising out of the finalization of the purchase allocation will not impact our cash flows including cash interest and rent. However, such adjustments could result in material increases or decreases to operating income and net income. Further revisions to the purchase price allocation will be made as additional information becomes available.

        The purchase price was determined and has been preliminarily allocated as follows:

Purchase consideration	$337,679
Accrued liability for dissenting shareholder rights	51,733

Total consideration	389,412

Allocation of purchase price:
Working capital deficit	(20,599)
Property and equipment	344,701
Indefinite lived intangibles	130,557
Definite lived intangibles	8,000
Other long term assets	19,868
Rent liability	(49,225)
Deferred income taxes	(38,187)
Other long term liabilities	(5,703)

$389,412

        In connection with the Merger, the Successor incurred approximately $1,500 in Merger related costs, primarily a bridge funding fee, that is recorded in the statement of operations for the 54 day period from March 8, 2006 to April 30, 2006 as interest expense.

        Indefinite lived intangibles include our tradenames in the amount of $63,000 and goodwill in the amount of $67,557 and are not subject to amortization, but instead are reviewed for impairment at least annually.

        Definite lived intangible assets, primarily including certain trademarks, are amortized in a straight line basis over their expected useful lives of five years as follows:

March 8, 2006 to February 4, 2007	$1,446
2007	1,600
2008	1,600
2009	1,600
2010	1,600
2011	154

Note 2: Summary of significant accounting policies

        Basis of presentation—Dave & Buster's is a operator of large format, high-volume regional entertainment complexes. The Company's one industry segment is the ownership and operation of 47 restaurant/entertainment complexes (a "Complex" or "Store") under the names "Dave & Buster's," "Dave & Buster's Grand Sports Café" and "Jillian's," which are principally located in the United States and Canada. The consolidated financial statements include the accounts of Dave & Buster's and all wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. See Note 1.

        Our fiscal year ends on the Sunday after the Saturday closest to January 31. All references to the first quarter of 2006 relate to the combined 54 day period ended April 30, 2006 of the Successor and the 37 day period ended March 7, 2006 of the Predecessor. All references to the first quarter of 2005 relate to the thirteen week period ended May 1, 2005. All references to 2006 relate to the combined 53 week period ended February 4, 2007 and all references to 2005 relate to the 52 weeks ended January 29, 2006.

        Our quarterly financial data should be read in conjunction with our consolidated financial statements for the year ended January 29, 2006. The results of operations for the periods ended March 7, 2006 and April 30, 2006, are not necessarily indicative of the results that may be achieved for the entire 53 week fiscal year, which ends on February 4, 2007.

        Use of estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        Cash and cash equivalents—We consider amounts receivable from credit card companies and all highly liquid temporary investments with original maturities of three months or less to be cash equivalents.

        Inventories—Food and beverage and amusements inventories are reported at the lower of cost or market determined on a first-in, first-out method. Amusements inventory includes electronic equipment, stuffed animals and small novelty items used as redemption prizes for certain midway games, as well, as supplies needed for midway operations. Prior to the Merger, smallware supplies inventories, consisting of china, glassware and kitchen utensils, were capitalized at the store opening date, or when the smallware inventory increased due to changes in our menu, and were reviewed periodically for valuation. Smallware replacements are expensed as incurred. The Successor will record smallwares as fixed assets and amortize smallwares over an estimated useful life of 7 years. Accordingly, smallwares inventory was reclassified to property and equipment for the fiscal year ended January 29, 2006 for consistency in presentation. Inventories consist of the following:

	April 30, 2006 Successor	January 29, 2006 Predecessor
Food and beverage	$2,601	$2,460
Amusements	5,670	5,668
Other	5,467	4,341

	$13,738	$12,469

        Property and equipment—Property and equipment are recorded at cost. Expenditures that substantially increase the useful lives of the property and equipment are capitalized, whereas costs incurred to maintain the appearance and functionality of such assets are charged to repair and maintenance expense. Interest costs and rent (through October 30, 2005) incurred during construction are capitalized and depreciated based on the estimated useful life of the underlying asset. Interest costs capitalized during the construction of facilities for the thirteen weeks ended April 30, 2006 and May 1, 2005 were $109 and $15, respectively. As disclosed under "Recent Accounting Pronouncements" below, beginning October 31, 2005, we no longer capitalize such rental costs. Rent costs capitalized during the construction period of facilities in the first quarter of 2005 were $45.

        Property and equipment, excluding most games, are depreciated using the straight-line method over the estimated useful life of the assets. Games are generally depreciated on the 150 percent declining-balance method over the estimated useful life of the assets. Reviews are performed regularly to determine whether facts or circumstances exist that indicate the carrying values of our property and equipment are impaired. We assess the recoverability of our property and equipment by comparing the projected future undiscounted net cash flows associated with these assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the estimated fair market value of the assets.

Accrued liabilities

        Accrued liabilities consist of the following:

	April 30, 2006 Successor	January 29, 2006 Predecessor
Compensation and benefits	$7,851	$5,708
Redemption liability	4,639	624
Sales and use taxes	2,423	2,462
Real estate taxes	2,318	1,796
Transaction costs	3,853	—
Interest	3,689	1,324
Other	9,190	9,380

Total accrued liabilities	$33,963	$21,294

        Income taxes—We use the liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that are recognized in the financial statements and as measured by the provisions of enacted tax laws.

        Stock-based compensation—In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payments," SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the fair value of those awards on the grant date. The effective date of SFAS 123R is the first reporting period beginning after June 15, 2005. We adopted SFAS No. 123R as of the beginning of our first quarter of 2006 using the modified prospective method, which required us to record stock compensation for all unvested and new awards as of the adoption date. Accordingly, we have not restated prior period amounts presented herein. We recorded non-cash charges for stock compensation of approximately $25 in the period from January 30, 2006 to March 7, 2006. The impact of SFAS 123R on our results of operations for the period after the Merger cannot be predicted at this time, because no additional options have been issued or are currently planned to be issued.

        SFAS 123, as amended by SFAS 148, "Accounting for Stock-Based Compensation—Transaction and Disclosure—an Amendment of FASB Statement 123" changed the method for recognition of the cost of stock option and award plans. Adoption of the cost recognition requirements under SFAS 123 was optional; however, the following supplemental information is provided (in thousands):

Thirteen weeks ended May 1, 2005 Predecessor
Net income, as reported	$4,561
Stock compensation expenses recorded under the intrinsic method, net of income taxes	113
Pro forma stock compensation expense recorded under the fair value method, net of income taxes	(153)

Pro forma net income	$4,521

        Foreign currency translation—The financial statements related to our operations of our Toronto complex are prepared in Canadian dollars. Income statement amounts are translated at average exchange rates for each period, while the assets and liabilities are translated at year-end exchange rates. Translation adjustments are included in stockholders' equity as a component of comprehensive income.

        Revenue recognition—Food and beverage revenues are recorded at point of service. Amusement revenues consist primarily of deposits on power cards used by customers to activate most of our midway games. These deposits are generally recognized at the time of sale rather than when utilized, as the estimated amount of unused deposits which will be used for future game activations has historically not been material to our financial position or results of operations.

        Foreign license revenues are deferred until the Company fulfills its obligations under license agreements. The license agreements provide for continuing royalty fees based on a percentage of gross revenues, which are recognized when realization is assured. Revenue from international licensees for the first quarter of 2006 and 2005 were $77 and $252, respectively.

        Amusements costs of products—Certain of our midway games allow customers to earn coupons which may be redeemed for prizes, including electronic equipment, sports memorabilia, stuffed animals, clothing and small novelty items. The cost of these prizes is included in the cost of amusement products.

        Startup costs—Startup costs include costs associated with the opening and organizing of new complexes or conversion of existing complexes, including the cost of feasibility studies, staff-training and recruiting and travel costs for employees engaged in such startup activities. All startup costs are expensed as incurred.

        Lease accounting—Rent is computed on a straight line basis over the lease term. The lease term for newly constructed locations commences on the date when the Company takes possession and has the right to control the use of the leased premises. The lease term includes the initial non-cancelable lease term plus any periods covered by renewal options that the Company considers reasonably assured of exercising. Our lease obligations were adjusted to their estimated fair values (Note 1).

        Comprehensive income—Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. In addition to net income (loss), unrealized foreign currency translation gain (loss) is included in comprehensive income. Unrealized translation gains for the thirteen week periods ended April 30, 2006 and May 1, 2005 were $146 and $30, respectively.

        Recent accounting pronouncements—In October 2005, the Financial Accounting Standards Board (FASB) issued a FASB Staff Position (FSP), FAS 13-1, "Accounting for Rental Costs Incurred during a Construction Period." The FSP addresses accounting for rental costs associated with building and ground operating leases that are incurred during a construction period. The Board concluded that such costs incurred during a construction period should be recognized as rental expense. The provisions of this FSP must be applied to the first reporting period beginning after December 15, 2005. Early adoption was permitted. Accordingly, effective October 31, 2005, we no longer capitalize rent incurred during the construction period. The impact of this new standard on our future financial statements will be dependent on the number of complexes opened each period and the terms of the related lease agreements.

Note 3: Long-term debt

        Long-term debt consisted of the following (in thousands):

	April 30, 2006 Successor	January 29, 2006 Predecessor
Senior Credit Facility—revolving	$12,414	$5,439
Senior Credit Facility—term	50,000	—
Senior notes	175,000	—
Term debt facility	—	45,375
Convertible subordinated notes, net of discount	—	29,361

	237,414	80,175
Less current installments	500	9,625

Long-term debt, less current installments	$236,914	$70,550

        In connection with the Merger, we terminated our existing credit facility and entered into a new senior secured credit facility that (a) provides a $100,000 term loan facility (with up to $50,000 of the term loan facility available on a delayed-draw basis for a period of six months) with a maturity of seven years from the closing date of the Merger and (b) provides a $60,000 revolving credit facility with a maturity of five years from the closing date of the Merger. The $60,000 revolving credit facility will include (i) a $20,000 letter of credit sub-facility, (ii) a $5,000 swingline sub-facility and (iii) a $5,000 (in US Dollar equivalent) sub facility available in Canadian dollars to the Canadian subsidiary. The revolving credit facility will be used to provide financing for working capital and general corporate purposes. As of April 30, 2006, borrowings under the revolving credit facility were $12,414, we drew approximately $50,000 under the term loan facility and had $6,200 in letters of credit outstanding.

        The interest rates per annum applicable to loans, other than swingline loans, under our new senior secured credit facility are, at our option, equal to either a base rate (or, in the case of the Canadian revolving credit facility, a Canadian prime rate) or a Eurodollar rate (or, in the case of the Canadian revolving credit facility, a Canadian cost of funds rate) for one-, two-, three- or six-month (or, in the case of the Canadian revolving credit facility, 30, 60, 90 or 180-day) interest periods chosen by us, in each case, plus an applicable margin percentage. Swingline loans bear interest at the base rate plus the applicable margin. The weighted average rate of interest on our senior credit facility was 7.3% at April 30, 2006.

        Effective June 30, 2006, we entered into two interest rate swap agreements that expire in 2011, to change a portion of our variable rate debt to fixed rate debt. Pursuant to the swap agreements, the interest rate on notional amounts aggregating $47,000 at June 30, 2006 is fixed at 5.31 percent. The agreements provide for an increase in the notional amounts to $94,600 and retention of the 5.31 percent fixed rate at September 30, 2006. The notional amounts decline ratably over the term of the agreements. The agreements have not been designated as hedges and, accordingly, future adjustments required to mark the instruments to their fair value will be recorded as interest expense.

        Our new senior secured credit facility requires that we comply with the following financial covenants: a minimum fixed charge coverage ratio test and a maximum leverage ratio test. We will initially be required to maintain a minimum fixed charge coverage ratio of 1.00:1.00 and a maximum leverage ratio of 4.75:1.00 as of April 30, 2006. The financial covenants will become more restrictive over time. The required minimum fixed charge coverage ratio increases annually to a required ratio of 1.20:1.00 in the fourth quarter of fiscal year 2009 and thereafter. The maximum leverage ratio decreases annually to a required ratio of 3.50:1.00 in the fourth quarter of fiscal year 2010 and thereafter. In addition, our new senior secured credit facility includes negative covenants restricting or limiting our, WS Midway Holdings, Inc.'s and our subsidiaries' ability to, among other things incur additional indebtedness, make capital expenditures and sell or acquire assets.

        Our new senior secured credit facility also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failures of any guarantee or security document supporting our new senior secured credit facility to be in full force and effect and a change of control. If an event of default occurs, the lenders under our new senior secured credit facility would be entitled to take various actions, including acceleration of amounts due under our new senior secured credit facility and all actions permitted to be taken by a secured creditor.

        In connection with the Merger on March 8, 2006, we closed a placement of $175,000 aggregate principal amount of senior notes. The notes are general unsecured, unsubordinated obligations of the Company and mature on March 15, 2014. Interest on the notes compounds semi-annually and accrues at the rate of 11.25% per annum. On our after March 15, 2010, we may redeem all or, from time to time, a part of the senior notes upon not less than 30 nor more than 60 days notice, at redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the senior notes. Prior to March 15, 2010, we may on any one or more occasions redeem up to 35% of the original principal amount of the notes using the proceeds of certain equity offerings completed before March 15, 2010.

        Our new senior notes restrict our ability to incur indebtedness, outside of our new senior credit facility, unless our consolidated coverage ratio exceeds 2.00:1.00 or other financial and operational requirements are met. Additionally, the terms of the notes restrict our ability to make certain payments to affiliated entities.

        The following table sets forth the Company's future debt payment obligations as of April 30, 2006:

Debt outstanding at April 30, 2006
1 year or less	$500
2 years	500
3 years	500
4 years	500
5 years	500
Thereafter	234,914

Total future payments	237,414

        We recorded interest expense of $5,893 and $1,537 in the first quarter of 2006 and 2005, respectively. Interest costs capitalized during the construction of facilities for the first quarter of 2006 and 2005 were $109 and $15.

Note 4: Commitments and Contingencies

        The Company is subject to certain legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to all actions will not materially affect the consolidated results of operations or financial condition of the Company.

        The following table sets forth our operating lease commitments as of April 30, 2006:

	1 Year or less	2 Years	3 Years	4 Years	5 Years	Thereafter	Total
Operating leases	$40,101	$40,331	$40,068	$40,411	$40,130	$355,290	$556,331

Note 5: Income Taxes

        Significant components of the deferred tax assets and liabilities in the consolidated balance sheets are as follows:

	April 30, 2006 Successor	January 29, 2006 Predecessor
Deferred tax liabilities:
Trademark/Tradename	$(24,387)	$—
Fixed asset basis differences	(13,302)	(17,468)
Other, net	(498)	(648)

Deferred tax liability	(38,187)	(18,116)
Deferred tax assets:
Leasing transactions	$—	$6,051
Worker's compensation	1,305	831
Amusement redemption liability	1,525	—
Other	1,064	54

Deferred tax asset	3,894	6,936

Net deferred tax liability	$(34,293)	$(11,180)

        The Company recognized an income tax benefit of approximately $1,200 for the period from March 8, 2006 through April 30, 2006.

Note 6: Condensed Consolidating Financial Information

        In connection with the Merger, we closed the placement of $175,000 aggregate principle amount senior notes as described in Note 3. The notes are guaranteed on a senior basis by all of our domestic subsidiaries. The subsidiary guarantees of the notes are full and unconditional and joint and several. Each of the subsidiary guarantors are 100 percent owned by Dave and Buster's.

        The accompanying condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America.

April 30, 2006 (Successor):

	Issuer and Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Dave & Buster's, Inc.
	(In thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$13,976	$1,347	$—	$15,323
Inventories	13,496	242	—	13,738
Prepaid expenses	3,286	21	—	3,307
Deferred income taxes	3,894	—	—	3,894
Other current assets	7,929	4	(3,277)	4,656

Total current assets	42,581	1,614	(3,277)	40,918
Property and equipment, net	338,814	6,371	—	345,185
Tradename	63,000	—	—	63,000
Goodwill	67,557	—	—	67,557
Investment in Sub	2,497	—	(2,497)	—
Other assets and deferred charges	26,131	103	—	26,234

Total assets	$540,580	$8,088	$(5,774)	$542,894

Liabilities and stockholders' equity
Current liabilities:
Current installments of long-term debt (Note 4)	$500	$—	$—	$500
Accounts payable	18,688	3,779	(3,277)	19,190
Accrued liabilities	33,574	389	—	33,963
Income taxes payable	1,241	1	—	1,242
Deferred income taxes	—	—	—	—

Total current liabilities	54,003	4,169	(3,277)	54,895
Deferred income taxes	38,187	—	—	38,187
Deferred rent liability	49,284	8	—	49,292
Other liabilities	5,652	—	—	5,652
Payable to dissenting shareholders	51,733	—	—	51,733
Long-term debt, less current installments (Note 4)	235,500	1,414	—	236,914
Commitments and contingencies (Note 5)
Stockholders' equity (Note 1):
Common stock, $0.01 par value, 1,000 authorized; 100 issued and outstanding as of April 30, 2006	—	—	—	—
Preferred stock, 10,000,000 authorized; none issued	—	—	—	—
Restricted stock awards	—	—	—	—
Paid-in capital	108,100	2,465	(2,465)	108,100
Accumulated comprehensive income	149	—	—	149
Retained earnings (deficit)	(2,028)	32	(32)	(2,028)

Total stockholders' equity	106,221	2,497	(2,497)	106,221

Total liabilities and stockholders' equity	$540,580	$8,088	$(5,774)	$542,894

54 Day Period from March 8, 2006 to April 30, 2006 (Successor):

	Issuer and Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Dave & Buster's Inc.
	(In thousands)
Food and beverage revenues	$40,702	$800	$—	$41,502
Amusement and other revenues	34,108	824	—	34,932

Total revenues	74,810	1,624	—	76,434
Cost of food and beverage	10,486	269	—	10,755
Cost of amusement and other	4,525	134	—	4,659

Total cost of products	15,011	403	—	15,414
Operating payroll and benefits	21,571	457	—	22,028
Other store operating expenses	23,010	563	—	23,573
General and administrative expenses	5,272	—	—	5,272
Depreciation and amortization expense	6,609	132	—	6,741
Startup costs	1,406	—	—	1,406

Total operating costs	72,879	1,555	—	74,434

Operating income	1,931	69	—	2,000
Interest expense, net	5,231	13	—	5,244

Income (loss) before provision for income taxes	(3,300)	56	—	(3,244)
Provision (benefit) for income taxes	(1,240)	24	—	(1,216)

Net income (loss)	$(2,060)	$32	$—	$(2,028)

37 Day Period from January 30, 2006 to March 7, 2006 (Predecessor):

	Issuer and Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Dave & Buster's Inc.
	(In thousands)
Food and beverage revenues	$27,106	$456	$—	$27,562
Amusement and other revenues	22,427	420	—	22,847

Total revenues	49,533	876	—	50,409
Cost of food and beverage	6,958	153	—	7,111
Cost of amusement and other	3,105	78	—	3,183

Total cost of products	10,063	231	—	10,294
Operating payroll and benefits	14,044	249	—	14,293
Other store operating expenses	15,273	304	—	15,577
General and administrative expenses	3,480	—	—	3,480
Depreciation and amortization expense	4,268	60	—	4,328
Startup costs	880	—	—	880

Total operating costs	48,008	844	—	48,852

Operating income	1,525	32	—	1,557
Interest expense, net	644	5	—	649

Income (loss) before provision for income taxes	881	27	—	908
Provision (benefit) for income taxes	418	4	—	422

Net income (loss)	$463	$23	$—	$486

Thirteen week period ended May 1, 2005 (Predecessor):

	Issuer and Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Dave & Buster's Inc.
	(In thousands)
Food and beverage revenues	$60,253	$1,139	$—	$61,392
Amusement and other revenues	53,212	1,131	—	54,343

Total revenues	113,465	2,270	—	115,735
Cost of food and beverage	15,656	372	—	16,028
Cost of amusement and other	6,340	137	—	6,477

Total cost of products	21,996	509	—	22,505
Operating payroll and benefits	32,074	701	—	32,775
Other store operating expenses	33,302	686	—	33,988
General and administrative expenses	7,692	—	—	7,692
Depreciation and amortization expense	9,602	139	—	9,741
Startup costs	78	—	—	78

Total operating costs	104,744	2,035	—	106,779

Operating income	8,721	235	—	8,956
Interest expense, net	1,726	47	—	1,773

Income (loss) before provision for income taxes	6,995	188	—	7,183
Provision (benefit) for income taxes	2,551	71	—	2,622

Net income (loss)	$4,444	$117	$—	$4,561

54 Day Period from March 8, 2006 to April 30, 2006 (Successor):

	Issuer and Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Dave & Buster's Inc.
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(2,060)	$32	$—	$(2,028)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	6,609	132	—	6,741
Deferred income tax expense (benefit)
Tax benefit related to stock options	—	—	—	—
Restricted stock awards	—	—	—	—
Stock-based compensation charges	—	—	—	—
Warrants related to convertible debt	—	—	—	—
Other, net	60	115	—	175
Changes in operating assets and liabilities, net of effect of business acquisitions
Inventories	(1,185)	(12)	—	(1,197)
Prepaid expenses	(185)	32	—	(153)
Other current assets	(485)	24	—	(461)
Other assets and deferred charges	1,387	(1)	—	1,386
Accounts payable	1,757	83	—	1,840
Accrued liabilities	1,567	234	—	1,801
Income taxes payable	(2,960)	29	—	(2,931)
Deferred rent liability	59	8	—	67
Other liabilities	(51)	—	—	(51)

Net cash provided by operating activities	4,513	676	—	5,189
Cash flows from investing activities:
Capital expenditures	(5,741)	(214)	—	(5,955)
Merger with WS Midway Acquisition Sub, Inc.	(274,711)	—	—	(274,711)
Proceeds from sales of property and equipment	77	—	—	77

Net cash used in investing activities	(280,375)	(214)	—	(280,589)
Cash flows from financing activities:
Borrowings under revolving credit facility	11,000	1,414	—	12,414
Repayments of long-term debt	(49,723)	(1,414)	—	(51,137)
Borrowings under senior secured credit facility	50,000	—	—	50,000
Borrowings under senior notes	175,000	—	—	175,000
Initial investment by WS Midway Acquisition Sub, Inc. and affiliates	108,100	—	—	108,100
Debt issuance costs	(11,466)	—	—	(11,466)
Proceeds from exercises of stock options	—	—	—	—

Net cash provided by (used in) financing activities	282,911	—	—	282,911
Increase (decrease) in cash and cash equivalents	7,049	462	—	7,511
Beginning cash and cash equivalents	6,927	885	—	7,812

Ending cash and cash equivalents	$13,976	$1,347	$—	$15,323

37 Day Period from January 30, 2006 to March 7, 2006 (Predecessor):

	Issuer and Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Dave & Buster's Inc.
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$463	$23	$—	$486
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	4,268	60	—	4,328
Deferred income tax expense (benefit)	(1,088)	—	—	(1,088)
Tax benefit related to stock options	10	—	—	10
Restricted stock awards	61	—	—	61
Stock-based compensation charges	25	—	—	25
Warrants related to convertible debt	21	—	—	21
Other, net	(1)	8	—	7
Changes in operating assets and liabilities, net of effect of business acquisitions
Inventories	(70)	(2)	—	(72)
Prepaid expenses	(239)	70	—	(169)
Other current assets	(63)	62	—	(1)
Other assets and deferred charges	(66)	—	—	(66)
Accounts payable	(3,883)	(33)	—	(3,916)
Accrued liabilities	6,926	(8)	—	6,918
Income taxes payable	1,500	4	—	1,504
Deferred rent liability	2,496	6	—	2,502
Other liabilities	191	—	—	191

Net cash provided by operating activities	10,551	190	—	10,741
Cash flows from investing activities:
Capital expenditures	(10,577)	(23)	—	(10,600)
Merger with WS Midway Acquisition Sub, Inc.	—	—	—	—
Proceeds from sales of property and equipment	—	—	—	—

Net cash used in investing activities	(10,577)	(23)	—	(10,600)
Cash flows from financing activities:
Borrowings under revolving credit facility	6,000	—	—	6,000
Repayments of long-term debt	(6,439)	—	—	(6,439)
Borrowings under senior secured credit facility	—	—	—	—
Borrowings under senior notes	—	—	—	—
Initial investment by WS Midway Acquisition Sub, Inc. and affiliates	—	—	—	—
Debt issuance costs	—	—	—	—
Proceeds from exercises of stock options	528	—	—	528

Net cash provided by (used in) financing activities	89	—	—	89

Increase (decrease) in cash and cash equivalents	63	167	—	230
Beginning cash and cash equivalents	6,864	718	—	7,582

Ending cash and cash equivalents	$6,927	$885	$—	$7,812

Offer to Exchange

$175,000,000 Aggregate Principal Amount of
11 1/4% Senior Notes due 2014
that have been registered under
the Securities Act of 1933
for Outstanding 11 1/4% Senior Notes due 2014

DAVE & BUSTER'S, INC.

PROSPECTUS

Dated August 7, 2006

PART II:

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Generally, under Missouri law, a corporation may indemnify a director or officer against expenses (including attorneys' fees), judgments, fines and settlement payments actually and reasonably incurred in connection with an action, suit or proceeding (other than by or in the right of the corporation) to which he is made a party by virtue of his service to the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. With respect to an action or suit by or in the right of a corporation, the corporation may generally indemnify a director or officer against expenses and settlement payments actually and reasonably incurred if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted, unless a court otherwise determines it proper, to the extent such person is found liable for negligence or misconduct. Missouri law further states that a corporation shall indemnify a director or officer against expenses actually and reasonably incurred in any of the above actions, suits, or proceedings to the extent such person is successful on the merits or otherwise in defense of the same.

        Missouri law generally grants a corporation the power to adopt broad indemnification provisions with respect to its directors and officers, but it places certain restrictions on a corporation's ability to indemnify its officers and directors against conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have involved willful misconduct.

        Article Seven of the registrant's Articles of Incorporation eliminates, to the fullest extent permissible under the corporation laws of the State of Missouri, the liability of directors of the registrant and the stockholders for monetary damages for breach of fiduciary duty as a director. Such provisions further provide that indemnification of directors and officers shall be provided to the fullest extent permitted under Missouri law.

        An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 21. Exhibits and Financial Statement Schedules

(a)
Exhibits.

        The following is a complete list of Exhibits filed as part of the Registration Statement:

Exhibit Number	Description
2.1	Plan of Merger
*3.1	Amended and Restated Certificate of Incorporation of Dave & Buster's, Inc.
3.2	Amended and Restated By-Laws of Dave & Buster's, Inc.
4.1	Indenture dated as of March 8, 2006 among Dave & Buster's, Inc., the Guarantors as defined therein and The Bank of New York Trust Company, N.A., as Trustee.
4.2	Registration Rights Agreement dated as of March 8, 2006 among Dave & Buster's, Inc. the guarantors listed in Schedule I thereto and Initial Purchaser named therein.
4.3	Form of 11 1/4% Senior Notes due 2014, (included in Exhibit 4.1).

4.4	Purchase Agreement dated as of March 3, 2006, among WS Midway Acquisition Sub, Inc. and the Initial Purchaser named therein.
5.1	Opinion of Hallett & Perrin
10.1
Credit Agreement dated as of March 8, 2006, by and among WS Midway Holdings, Inc., Dave & Buster's, Inc., as Borrower, 6131646 CANADA INC., as Canadian Borrower, the Several Lenders from Time to Time Parties Thereto, WELLS FARGO BANK, N.A. and CIT ENDING SERVICES CORPORATION, as Co-Documentation Agents, BANK OF AMERICA, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
10.2	Form of Employment and Executive Retention Agreements for Messrs. Corriveau and Corley, dated April 3, 2000.
10.3	Form of Executive Retention Agreement for executive officers other than Messrs. Corriveau and Corley
10.4
Asset Purchase Agreement, dated September 24, 2004, by and among Tango Acquisition, Inc, Dave & Buster's Inc., JBC Acquisition Corporation, Gemini Investors III, L.P. Jillian's Entertainment Holdings, Inc. and various subsidiaries of Jillian's Entertainment Holdings, Inc.
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Dave & Buster's, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Hallett & Perrin (included as part of Exhibit 5.1).
24.1	Power of attorney of Dave & Buster's, Inc. (included in signature pages hereto).
25.1	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A. to act as Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3	Form of Notice of Guaranteed Delivery.
99.4	Form of Letter to Clients.

*
Filed herewith. All other exhibits are previously filed.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 3rd day of August, 2006.

DAVE & BUSTER'S, INC.
By:	/s/ JAMES W. CORLEY
Name:	James W. Corley
Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES W. CORLEY* James W. Corley	Chief Executive Officer (Principal Executive Officer) and Director	August 3, 2006
/s/ DAVID O. CORRIVEAU* David O. Corriveau	President and Director	August 3, 2006
/s/ STEPHEN M. KING* Stephen M. King	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2006
/s/ MICHAEL J. METZINGER* Michael J. Metzinger	Vice President—Accounting and Controller (Principal Accounting Officer)	August 3, 2006
/s/ GREG S. FELDMAN* Greg S. Feldman	Director	August 3, 2006
/s/ JASON B. FORTIN* Jason B. Fortin	Director	August 3, 2006
/s/ CARL M. STANTON* Carl M. Stanton	Director	August 3, 2006
*By	/s/ JAY L. TOBIN Jay L. Tobin Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 3rd day of August, 2006.

D&B Realty Holding, Inc.
DANB Texas, Inc.
Dave & Buster's I, L.P.
Dave & Buster's Management Corporation, Inc.
Dave & Buster's of Georgia, Inc.
Dave & Buster's of Illinois, Inc.
Dave & Buster's of Kansas, Inc.
Dave & Buster's of Maryland, Inc.
Dave & Buster's of Nebraska, Inc.
Dave & Buster's of New York, Inc.
Dave & Buster's of Pennsylvania, Inc.
Dave & Buster's of Pittsburgh, Inc.
Tango Acquisition, Inc.
Tango License Corporation
Tango of Arizona, Inc.
Tango of Farmingdale, Inc.
Tango of Franklin, Inc.
Tango of Houston, Inc.
Tango of Minnesota, Inc.
Tango of North Carolina, Inc.
Tango of Sugarloaf, Inc.
Tango of Tennessee, Inc.
Tango of Westbury, Inc.
By:	/s/ DAVID O. CORRIVEAU
Name:	David O. Corriveau
Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES W. CORLEY* James W. Corley	Director	August 3, 2006
/s/ DAVID O. CORRIVEAU* David O. Corriveau	President (Principal Executive Officer) and Director	August 3, 2006

/s/ STEPHEN M. KING* Stephen M. King	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2006
*By	/s/ JAY L. TOBIN Jay L. Tobin Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 3rd day of August, 2006.

D&B Leasing, Inc. Dave & Buster's of Colorado, Inc. Dave & Buster's of Florida, Inc. Dave & Buster's of Hawaii, Inc.
By:	/s/ DAVID O. CORRIVEAU
Name:	David O. Corriveau
Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID O. CORRIVEAU* David O. Corriveau	President (Principal Executive Officer) and Director	August 3, 2006
/s/ STEPHEN M. KING* Stephen M. King	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2006
*By	/s/ JAY L. TOBIN Jay L. Tobin Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 3rd day of August, 2006.

Dave & Buster's of California, Inc.
By:	/s/ DAVID O. CORRIVEAU
Name:	David O. Corriveau
Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID O. CORRIVEAU* David O. Corriveau	President (Principal Executive Officer) and Director	August 3, 2006
/s/ STEPHEN M. KING* Stephen M. King	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2006
/s/ JAMES W. CORLEY* James W. Corley	Director	August 3, 2006
Darin Bybee	Director	August 3, 2006
*By	/s/ JAY L. TOBIN Jay L. Tobin Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 3rd day of August, 2006.

Tango of Arundel, Inc.
By:	/s/ DAVID O. CORRIVEAU
Name:	David O. Corriveau
Title:	President

        Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID O. CORRIVEAU* David O. Corriveau	President (Principal Executive Officer) and Director	August 3, 2006
/s/ JAY L. TOBIN* Jay L. Tobin	Vice President and Treasurer (Principal Financial and Accounting Officer)	August 3, 2006
/s/ JAMES W. CORLEY* James W. Corley	Director	August 3, 2006
*By	/s/ JAY L. TOBIN Jay L. Tobin Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Plan of Merger
*3.1	Amended and Restated Certificate of Incorporation of Dave & Buster's, Inc.
3.2	Amended and Restated By-Laws of Dave & Buster's, Inc.
4.1	Indenture dated as of March 8, 2006 among Dave & Buster's, Inc., the Guarantors as defined therein and The Bank of New York Trust Company, N.A., as Trustee.
4.2	Registration Rights Agreement dated as of March 8, 2006 among Dave & Buster's, Inc. the guarantors listed in Schedule I thereto and Initial Purchaser named therein.
4.3	Form of 11 1/4% Senior Notes due 2014, (included in Exhibit 4.1).
4.4	Purchase Agreement dated as of March 3, 2006, among WS Midway Acquisition Sub, Inc. and the Initial Purchaser named therein.
5.1	Opinion of Hallett & Perrin
10.1
Credit Agreement dated as of March 8, 2006, by and among WS Midway Holdings, Inc., Dave & Buster's, Inc., as Borrower, 6131646 CANADA INC., as Canadian Borrower, the Several Lenders from Time to Time Parties Thereto, WELLS FARGO BANK, N.A. and CIT LENDING SERVICES CORPORATION, as Co-Documentation Agents, BANK OF AMERICA, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
10.2	Form of Employment and Executive Retention Agreements for Messrs. Corriveau and Corley, dated April 3, 2000.
10.3	Form of Executive Retention Agreement for executive officers other than Messrs. Corriveau and Corley
10.4
Asset Purchase Agreement, dated September 24, 2004, by and among Tango Acquisition, Inc, Dave & Buster's Inc., JBC Acquisition Corporation, Gemini Investors III, L.P. Jillian's Entertainment Holdings, Inc. and various subsidiaries of Jillian's Entertainment Holdings, Inc.
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Dave & Buster's, Inc.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Hallett & Perrin (included as part of Exhibit 5.1).
24.1	Power of attorney of Dave & Buster's, Inc. (included in signature pages hereto).
25.1	Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A. to act as Trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.3	Form of Notice of Guaranteed Delivery.
99.4	Form of Letter to Clients.

*
Filed herewith. All other exhibits previously filed.